As filed with the Securities and Exchange Commission on June 10, 1997.
                                                     Registration No. 333-24907


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        GRANITE BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                              4833                       13-3458782
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification Number)

                          767 Third Avenue, 34th Floor
                            New York, New York 10017
                                 (212) 826-2530
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 W. DON CORNWELL
                             Chief Executive Officer
                        GRANITE BROADCASTING CORPORATION
                          767 Third Avenue, 34th Floor
                            New York, New York 10017
                                 (212) 826-2530
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                             ----------------------
                                   Copies to:
                           Russell W. Parks, Jr., P.C.
                             William A. Bianco, Esq.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1333 New Hampshire Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20036
                             ----------------------
 Approximate date of commencement of proposed sale of securities to the public:
   As soon as practicable after this Registration Statement becomes effective.
                             ----------------------

      If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                             ----------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                    SUBJECT TO COMPLETION DATED JUNE 10, 1997


                                Offer to Exchange
                                all outstanding/
                 12 3/4% Cumulative Exchangeable Preferred Stock
           ($153,241,000 aggregate liquidation preference outstanding)
                                       for
                 12 3/4% Cumulative Exchangeable Preferred Stock
           which has been registered under the Securities Act of 1933 of

                              Granite Broadcasting
                                   Corporation

                           ---------------------------

                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 p.m., NEW YORK CITY TIME,
                       ON         , 1997, unless extended

     Granite Broadcasting Corporation, a Delaware corporation ("Granite" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 liquidation preference of its 12 3/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "New Preferred Stock"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for each $1,000 liquidation preference of its outstanding 12 3/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Old Preferred Stock"), of the Company of which $153,241,000 aggregate liquidation preference is outstanding. The New Preferred Stock and the Old Preferred Stock are together referred to herein as the "Preferred Stock."

     Granite will accept for exchange any and all shares of Old Preferred Stock that are validly tendered on or prior to 5:00 p.m. New York City time, on the
date the Exchange Offer expires, which will be       , 1997, unless the Exchange
Offer is extended (the "Expiration Date"). The exchange of shares of Old Preferred Stock for shares of New Preferred Stock will be made (i) with respect to all shares of Old Preferred Stock validly tendered and not withdrawn on or
prior to 5:00 p.m. New York City time, on           (the "Early Exchange Date"),
within two business days following the Early Exchange Date, and (ii) with respect to all shares of Old Preferred Stock validly tendered and not withdrawn after the Early Exchange Date and on or prior to the Expiration Date, within two business days following the Expiration Date. Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company. See "The Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

     For a discussion of certain risks associated with an investment in the New Preferred Stock, see "Risk Factors," beginning on page 15 of this Prospectus.

                                                        (Continued on next page)

                           ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is      , 1997

     The shares of New Preferred Stock will be obligations of the Company governed by the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Preferred Stock (the "Certificate of Designations"). The form and terms of the shares of New Preferred Stock are identical in all material respects to the form and terms of the shares of Old Preferred Stock except (i) that the shares of New Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Preferred Stock under a registration rights agreement (the "Registration Rights Agreement") between the Company and Goldman, Sachs & Co., BT Securities Corporation, Lazard Freres & Co. LLC, and Solomon Brothers, Inc., the initial purchasers of the shares of Old Preferred Stock (the "Initial Purchasers") and (iii) for certain contingent interest rate provisions. See "The Exchange Offer."

     Dividends on the New Preferred Stock will accumulate from April 1, 1997, the most recent dividend payment date on the Old Preferred Stock, and will be payable semi-annually commencing October 1, 1997, at a rate per annum of 12 3/4% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to April 1, 2002, either in cash or by the issuance of additional shares of New Preferred Stock (and, at the Company's option, payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. The liquidation preference of the New Preferred Stock will be $1,000 per share. Holders of shares of Old Preferred Stock whose shares of Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any dividend payment in respect of Old Preferred Stock accrued from April 1, 1997 to the date of the issuance of the New Preferred Stock. Dividends on the New Preferred Stock are payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997, accruing from April 1, 1997.

     The New Preferred Stock will be redeemable at the Company's option, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to April 1, 2000, the Company may, as its option, redeem up to an aggregate of 35% of the shares of New Preferred Stock with the net proceeds from one or more Major Asset Dispositions (as defined herein) or sales of Capital Stock (as defined herein) at the redemption price set forth herein plus, without duplication, accumulated and unpaid dividends to the redemption date; provided that after any such redemption there is at least $75 million aggregate liquidation preference of Preferred Stock outstanding. The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on April 1, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. Subject to certain conditions, upon the occurrence of a Change of Control (as defined herein), the Company will offer to purchase all of the then outstanding shares of New Preferred Stock at a price equal to 101% of the liquidation preference thereof plus, without duplication, accumulated and unpaid dividends to the date of purchase.

     The New Preferred Stock will rank pari passu with the Company's outstanding Convertible Preferred Stock (as defined herein) with respect to dividend rights and rights on liquidation of the Company. As of March 31, 1997, there was outstanding the Debt (as defined herein) referred to below ranking senior to the New Preferred Stock and $45.5 million in liquidation preference of the Convertible Preferred Stock ranking pari passu with the New Preferred Stock.


     Subject to certain conditions, the New Preferred Stock is exchangeable, in whole or in part, at the option of the Company, on any dividend payment date, for the Company's 12 3/4% Exchange Debentures due 2009 (including any such securities paid in lieu of cash interest, as described herein, the "Exchange Debentures"); provided that immediately after giving effect to any partial exchange, there shall be outstanding shares of Preferred Stock with an aggregate liquidation preference of not less than $75 million and not less than $75 million in aggregate principal amount of Exchange Debentures. Interest on the Exchange Debentures will be payable at a rate of 12 3/4% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in arrears on each April 1 and October 1, commencing on the first such date after the exchange of the Preferred Stock for Exchange Debentures. Interest payments may be paid, at the option of the Company, on any interest payment date on or prior to April 1, 2002, either in cash or by the issuance of additional Exchange Debentures having a principal amount equal to the amount of such interest payment. The Exchange Debentures mature on April 1, 2009 and are redeemable, at the option of the Company, in whole or in part, on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to April 1, 2000, the Company may, at its option, redeem up to an aggregate of 35% of the aggregate principal amount of Exchange Debentures (whether issued in exchange for Preferred Stock or in lieu of cash interest payments) with the net proceeds from one or more Major Asset Dispositions or sales of Capital Stock at the redemption price set forth herein plus accrued and unpaid interest to the redemption date; provided that after any such redemption the aggregate principal amount of the Exchange Debentures then outstanding is at least $75 million. Subject to certain conditions, upon the occurrence of a Change of Control, the Company will offer to purchase all of the then outstanding Exchange Debentures at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.

     The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined herein) of the Company and will rank pari passu with the Company's outstanding 12.75% Debentures, 10 3/8% Notes and 9 3/8% Notes (each as defined herein) (collectively, the "Existing Notes") and will rank pari passu with or senior to all future Debt of the Company that expressly provides that it ranks pari passu with or junior to the Exchange Debentures as the case may be. As of March 31, 1997, there was $64.0 million of Senior Debt of the Company outstanding and $309.7 million of Debt ranking pari passu with the Exchange Debentures.


     Shares of Old Preferred Stock initially sold to qualified institutional buyers were initially represented by a global certificate in fully registered form, without coupons, deposited with a custodian for the Depository Trust Company (the "Depository") and registered in the name of the Depository or a nominee of the Depository. Beneficial interests in the global certificate representing the Old Preferred Stock were shown on, and transfers thereof were effected only through, records maintained by the Depository and its participants. Except as described herein, shares of New Preferred Stock exchanged for shares of Old Preferred Stock represented by the global certificate will be represented by one or more global certificates of New Preferred Stock in fully registered form, without coupons, registered in the name of the nominee of the Depository. New Preferred Stock in global form will trade in the Depository's Same-Day Funds Settlement System, and secondary market trading activity in such New Preferred Stock will therefore settle in immediately available funds. See "Description of Exchange Debentures -- Form Denomination and Book - Entry Procedures." New Preferred Stock issued to non-qualified institutional buyers in exchange for Old Preferred Stock held by such investors will be issued only in certificated, fully registered, definitive form.

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to unrelated third parties, the Company believes that shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such shares of Old Preferred Stock directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring shares of New Preferred Stock in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of the New Preferred Stock. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives shares of New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New

Preferred Stock received in exchange for shares of Old Preferred Stock only where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period from the date of this Prospectus until 180 days after the consummation of the Exchange Offer, or such shorter period as will terminate when all shares of Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of New Preferred Stock and resold by such broker-dealers. See "The Exchange Offer" and "Plan of Distribution."

     The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SHARES OF OLD PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     Prior to the Exchange Offer, there has previously been only a limited secondary market and no public market for the Old Preferred Stock. If a market for the New Preferred Stock should develop, the shares of New Preferred Stock could trade at a discount from their liquidation preference. The Company does not intend to list the shares of New Preferred Stock on a national securities exchange or to apply for quotation of the shares of New Preferred Stock through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Preferred Stock will develop.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, HOPES, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "SELECTED CONSOLIDATED FINANCIAL DATA," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" REGARDING PLANNED ACQUISITIONS, IMPLEMENTING STRATEGIES TO CAPITALIZE ON SUCH ACQUISITIONS, ANTICIPATED BENEFITS OF SUCH ACQUISITIONS, ACQUISITION OPPORTUNITIES AND THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The reports and other information filed by the Company with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports and other information regarding the Company, the address of which is http://www.sec.gov. The Company's Common Stock (Nonvoting), par value $.01 per share, and Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, are quoted on the Nasdaq National Market and such reports and other information can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Requests for such documents may also be directed to the Company, 767 Third Avenue, 34th Floor, New York, New York 10017. The Company is required pursuant to its Certificate of Incorporation to furnish registered holders of the New Preferred Stock or registered holders of the Exchange Debentures with annual reports, quarterly reports and all other reports specified in Section 13(d) or 15(d) of the Exchange Act, so long as New Preferred Stock or Exchange Debentures remain outstanding.

     The Company has filed with the Commission a Registration Statement (which term shall include any amendment, exhibit, schedule and supplement thereto) on Form S-4 under the Securities Act for the registration of the shares of New Preferred Stock and Exchange Debentures offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has agreed that if it is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act at any time while the New Preferred Stock or Exchange Debentures constitute "restricted securities" within the meaning of the Securities Act, it will furnish to holders and beneficial owners of such securities and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of such securities.

                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

Available Information.......................................................................................      v
Prospectus Summary..........................................................................................      1
Risk Factors................................................................................................     15
Use of Proceeds.............................................................................................     20
The Exchange Offer..........................................................................................     21
Capitalization..............................................................................................     29
Selected Consolidated Financial Data........................................................................     30
Pro Forma Condensed Consolidated Statement of Operations....................................................     33
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................     39
Business....................................................................................................     45
Management..................................................................................................     62
Ownership of Capital Stock..................................................................................     73
Certain Transactions........................................................................................     76
Description of the New Preferred Stock......................................................................     77
Registration Covenant; Exchange Offer.......................................................................     88
Description of the Exchange Debentures......................................................................     89
Description of Certain Debt Instruments.....................................................................    111
Description of Preferred Stock..............................................................................    116
Certain U.S. Federal Income Tax Consequences................................................................    119
Plan of Distribution........................................................................................    129
Experts.....................................................................................................    130
Legal Matters...............................................................................................    130
Index to Financial Statements...............................................................................    F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered in connection with an investment in the New Preferred Stock. Unless the context requires otherwise, references to the "Company" or "Granite" include Granite Broadcasting Corporation and its subsidiaries.

                                   The Company


     Granite is a group broadcasting company which owns and operates ten network-affiliated television stations. The Company also operates an eleventh station, WLAJ-TV ("WLAJ"), pursuant to a time brokerage agreement. The Company's stations are diverse in geographic location and network affiliation and the eleven station group reaches communities representing approximately 7.75% of the total television households in the United States. For the twelve months ended March 31, 1997, after giving pro forma effect to consummation of the acquisition of WXON-TV ("WXON"), the WB affiliate serving Detroit, Michigan (the "WXON Acquisition"), and the time brokerage agreement, the Company would have had net revenue, broadcast cash flow and EBITDA of $149,865,000, $69,086,000 and $63,802,000, respectively.

     The Company's goal is to identify and acquire properties that management believes have the potential for substantial long-term appreciation and to aggressively manage such properties to improve their operating results. Since its inception, the Company has grown significantly, primarily as a result of a series of carefully selected acquisitions involving network affiliated television stations in increasingly larger markets and also as a result of the implementation of the Company's operating strategies. During the year ended December 31, 1995, Granite's net revenue, broadcast cash flow and EBITDA increased by 59%, 77% and 80%, respectively, from the previous year. During the year ended December 31, 1996, Granite's net revenue, broadcast cash flow and EBITDA increased by 29%, 28% and 26%, respectively, from 1995. During the three months ended March 31, 1997, Granite's net revenue, broadcast cash flow and EBITDA increased by 13%, 13% and 9%, respectively, from the same period in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


The following table sets forth general information for each of the Company's stations:


                                                                                                      Pro Forma Year Ended
                                                                                                      December 31, 1996(a)
                                                                                                      --------------------
                                                   Year         Network      Market     Station    Net Revenue     Percentage
                                      Station    Acquired     Affiliation    Rank(b)    Rank(b)   (in millions)     of Total
                                      -------    --------     -----------    -------    -------   -------------     --------
                                                                                                          (unaudited)
Detroit, Michigan ...........          WXON         1997           WB          9          6         $ 18.0            12.0%
Grand Rapids - Kalamazoo -
 Battle Creek, Michigan                WWMT         1995          CBS          37         2           19.3            12.8
Buffalo, New York............          WKBW         1995          ABC          39         1           25.9            17.2
San Jose, California (c).....          KNTV         1990          ABC          52         2           17.5            11.6
Fresno - Visalia, California           KSEE         1993          NBC          55         2           14.2             9.4
Austin, Texas................          KEYE         1995          CBS          63         2           14.5             9.6
Syracuse, New York...........          WTVH         1993          CBS          68         3           10.1             6.7
Fort Wayne, Indiana..........          WPTA         1989          ABC          103        1           10.6             7.1
Lansing, Michigan............          WLAJ      Pending (d)      ABC          106        4            4.8             3.2
Peoria - Bloomington, Illinois         WEEK         1988          NBC          110        1           11.2             7.5
Duluth, Minnesota -
 Superior, Wisconsin.........          KBJR         1988          NBC          134        2            4.4             2.9
                                                                                                    ------           -----
                                                                                                    $150.5           100.0%
                                                                                                    ======           =====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(a) Pro forma net revenue information reflects actual 1996 net revenues of the stations adjusted to reflect negotiated increases in network compensation revenue at WLAJ, and reduced national advertising representative commissions at WXON.

(b) "Market rank" refers to the size of the television market or Designated Market Area ("DMA") as defined by the A.C. Nielsen Company ("Nielsen"), except for San Jose. KNTV, whose DMA is the Salinas- Monterey television market, primarily serves San Jose and Santa Clara County (which are part of the San Francisco-Oakland-San Jose DMA). If Santa Clara County were a separate DMA, it would rank as the 52nd largest DMA in the United States. "Station rank" represents the rank of a station in its DMA, based on sign-on to sign-off station audience share of such station. All market rank and station rank data is derived from an average of the Nielsen Station Index for February 1997, November 1996, May 1996, and February 1996, unless otherwise noted.

(c) All station rank data is for the Salinas-Monterey television market and does not reflect KNTV's audience in the adjacent market of San Jose.


(d) WLAJ is currently being operated by the Company pursuant to a time brokerage agreement. The Company anticipates acquiring WLAJ during the fourth quarter of 1997. Before the Company acquires WLAJ, the station will apply to the FCC for authority to modify its licensed facilities to increase signal coverage and eliminate certain signal coverage overlap with WWMT-TV so that the Company can obtain an FCC waiver of the restriction on the common ownership of television stations with overlapping signal contours. Although there can be no assurance that the FCC will approve the modification application or grant the waiver, the Company believes that it will be able to obtain such a waiver.


         The Company's Principal Executive Offices are located at 767 Third Avenue, 34th Floor, New York, New York 10017, telephone number (212) 826-2530.

                               Recent Developments

Acquisitions

     On January 31, 1997, the Company acquired substantially all the assets used in the operation of WXON, the WB affiliate serving Detroit, Michigan, for approximately $175,000,000 in cash and the assumption of certain liabilities. Detroit is the 9th largest television market in the United States. The Company currently operates stations that reach approximately 80% of the television households in Michigan, and 7.75% of total television households in the United States. Management has identified areas for improvement at WXON, consistent with the Company's aggressive sales and marketing strategy, which management believes will result in increases in revenue and broadcast cash flow.

     On January 8, 1997, the Company completed the acquisition of WIVR-FM in Eureka, Illinois for $1,000,000 in cash. The Company also changed the station's call letters to WEEK-FM. The radio station is run in combination with Granite-owned WEEK-TV, the leading television station in the Peoria - Bloomington, Illinois television market ("WEEK-TV"). The Company believes WEEK-FM will become a stronger radio station once it is established as WEEK-FM and is able to offer the high quality news and information programming produced by WEEK-TV.

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                                        2
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Time Brokerage Agreement and Acquisition Agreement

     In October 1996, the Company entered into agreements (the "WLAJ Agreements") with the owner of WLAJ, the ABC affiliate serving Lansing, Michigan, including a time brokerage agreement pursuant to which the Company operates WLAJ. The Company has an agreement to acquire substantially all the assets used in the operation of WLAJ for approximately $19.4 million in cash (subject to certain adjustments) and the assumption of certain liabilities. The Lansing television market is ranked as the 106th largest television market in the United States and is adjacent to the Detroit market where the Company has recently acquired WXON and the Grand Rapids --Kalamazoo -- Battle Creek market where the Company owns and operates WWMT-TV ("WWMT"). Management expects these stations to benefit from the combination of selected administrative, sales and production functions. Also, the operating efficiency will make it possible for WLAJ to provide local and regional news coverage for the first time to Lansing television viewers.

Other Developments


     The Company invests selectively in technology to enhance existing operations and develop new revenue sources. In April 1996, the Company joined DataCast LLC, a company formed to establish and operate a national data center and network for the broadcast of digital data through television station broadcast signals. The other equity investors in DataCast LLC include Chris-Craft Industries, Inc., LIN Television Corporation and Schurz Communications Inc. Once fully developed, the datacast system is expected to deliver data to home computer users at a rate 36 times faster than standard (14.4kbs) telephone modems. The Company has committed to invest up to $2,500,000 in DataCast LLC, of which $2,000,000 has been invested to date.


     In June 1996, the Company began an alliance with Yahoo! Inc. which is intended to extend the news franchise of each Granite station by providing additional information about local and national news stories on Granite station web sites at www.granitetv.com. Both companies are working together to develop local Yahoo! directories in all markets for which Granite stations will serve as local advertising representative. The Company believes the alliance with Yahoo! will enhance its efforts to develop the Internet into a complementary advertising medium and additional revenue source.

     In September 1996, the Company named Robert E. Selwyn to the newly-created position of Chief Operating Officer. Mr. Selwyn has over 20 years of experience in television broadcasting. Most recently, he was Chairman and Chief Executive Officer of the New World Television Station Group, where he had oversight responsibility for stations in a wide variety of markets including Dallas, Detroit, Atlanta, Cleveland, San Diego and Milwaukee.

                                  Risk Factors

The New Preferred Stock offered hereby involves a high degree of risk. See "Risk Factors."

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                                        3

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                     Summary of Terms of the Exchange Offer

     The Exchange Offer relates to the exchange of up to $153,241,000 aggregate liquidation preference of Old Preferred Stock for up to an equal aggregate liquidation preference of New Preferred Stock. The shares of New Preferred Stock will be obligations of the Company governed by the Certificate of Designations. The form and terms of the shares of New Preferred Stock are identical in all material respects to the form and terms of the shares of Old Preferred Stock except (i) that the shares of New Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Preferred Stock under the Registration Rights Agreement and (iii) for certain contingent interest rate provisions. The shares of Old Preferred Stock and the shares of New Preferred Stock are together referred to herein as the "Preferred Stock." See "Description of the New Preferred Stock."

The Exchange Offer..........  $1,000 liquidation preference of New Preferred
                              Stock will be issued in exchange for each $1,000 liquidation preference of Old Preferred Stock validly tendered pursuant to the Exchange Offer. As of the date hereof, $153,241,000 in aggregate liquidation preference of Old Preferred Stock is outstanding. The exchange of New Preferred Stock for Old Preferred Stock will be made (i) with respect to all Old Preferred Stock validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and (ii) with respect to all Old Preferred Stock validly tendered and not withdrawn on or prior to the Expiration Date, within two business days following the Expiration Date. The Old Preferred Stock was originally issued in a private placement. As a condition to the purchase of the Old Preferred Stock, the Initial Purchasers required that the Company make a registered offer to exchange the Old Preferred Stock for other securities substantially similar to the Old Preferred Stock. The Exchange Offer is being made to satisfy this contractual obligation of the Company.

Resale......................  Based on an interpretation by the staff of the
                              Commission set forth in no-action letters issued to unrelated third parties, the Company believes that shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock may be offered for resale and resold or otherwise transferred by holders thereof (other than any Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such shares of New Preferred Stock are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of such shares of New Preferred Stock. See "K-III Communications Corporation," SEC No Action Letter (available May 14, 1993); "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5,
                              1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were

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                                       4

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                              acquired by such broker-dealer as a result of
                              market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock. See "Plan of Distribution."

                              If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each holder of shares of Old Preferred Stock who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above. See "The Exchange Offer -- Terms of the Exchange Offer."

Early Exchange Date.........  All shares of Old Preferred Stock validly tendered and not withdrawn on or prior to 5:00 p.m. New
                              York City time, on    , 1997 (the "Early Exchange
                              Date") will be exchanged for shares of New
                              Preferred Stock within two business days following the Early Exchange Date.

Expiration Date.............  5:00 p.m., New York City time, on    , 1997 unless
                              the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See
                              "The Exchange Offer -- Terms of the Exchange Offer
                              -- Expiration Date; Extensions; Amendments."

Accrued Dividends on the
New Preferred Stock and the
Old Preferred Stock.........  The shares of New Preferred Stock will accrue dividends from April 1, 1997, the most recent dividend payment date on the Old Preferred Stock. Holders of shares of Old Preferred Stock whose shares of Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such shares of Old Preferred Stock accrued from April 1, 1997 until the date of the issuance of the shares of New Preferred Stock. See "The Exchange Offer -- Accrual of Dividends on the New Preferred Stock."

Conditions to the
Exchange Offer..............  The Company will not be obligated to consummate the Exchange Offer if the shares of New Preferred Stock to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. This condition may be waived by the Company. See "The Exchange Offer -- Conditions."

                              No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than the registration provisions of the Securities Act and any applicable registration or qualification provisions of state securities laws.

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                                       5

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Procedure for Tendering
Shares of Old
Preferred Stock.............  Each holder of shares of Old Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the shares of Old Preferred Stock (unless such tender is being effected pursuant to the procedures for book-entry transfer described below) to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and therein. See "The Exchange Offer -- Procedure for Tendering."

Special Procedures for
Beneficial Holders..........  Any beneficial holder whose shares of Old
                              Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Preferred Stock in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer -- Procedure for Tendering."

Guaranteed Delivery
Procedures..................  Holders of shares of Old Preferred Stock who wish to tender their shares of Old Preferred Stock and whose shares of Old Preferred Stock are not immediately available or who cannot deliver their shares of Old Preferred Stock (or who cannot complete the procedures for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, as the case may be, may tender their shares of Old Preferred Stock according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

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                                       6
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Acceptance of Old Preferred
Stock and Delivery of New
Preferred Stock.............  Subject to certain conditions (as summarized above in "Conditions to the Exchange Offer" and described more fully in "The Exchange Offer -- Conditions"), the Company will accept for exchange any and all shares of Old Preferred Stock which are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on each of the Early Exchange Date and the Expiration Date. The shares of New Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following each of the Early Exchange Date and the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Certain Tax Considerations..  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

Exchange Agent..............  The Bank of New York, the Transfer Agent for the
                              Preferred Stock, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is: The Bank of New York, 101 Barclay Street - 7E, New York, New York 10286, Attention: Reorganization Section. For information with respect to the Exchange Offer, call (212) 815-5920.

Use of Proceeds.............  The Company will not receive any proceeds from the exchange of the New Preferred Stock for the Old Preferred Stock pursuant to the Exchange Offer. The net proceeds from the sale of Old Preferred Stock of approximately $144,350,000 (after deducting Initial Purchaser's discounts and expenses of the Offering) were used, together with borrowings under the Credit Agreement (as defined), to pay the purchase price for the WXON Acquisition. See "Use of Proceeds."

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                                       7

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             Summary Description of the Securities to be Registered

The Cumulative Exchangeable Preferred Stock

Securities Offered..........  153,241 shares (the "Shares") of 12 3/4%
                              Cumulative Exchangeable Preferred Stock, par value $0.01 per share (the "New Preferred Stock").

Issue Price.................  $1,000 per share plus accumulated and unpaid dividends, if any, from April 1, 1997, the most recent dividend payment date on the Old Preferred Stock.

Liquidation Preference......  $1,000 per share, plus accumulated and unpaid dividends.

Dividends...................  At a rate equal to 12 3/4% per annum of the liquidation preference per share, payable semi-annually beginning October 1, 1997 and accumulating from April 1, 1997, whether or not declared by the Board of Directors of the Company. The Company, at its option, may pay declared dividends on any dividend payment date occurring on or before April 1, 2002 either in cash or by the issuance of additional shares of New Preferred Stock (and, at the Company's option, payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends.

Dividend Payment Dates......  April 1 and October 1, commencing October 1, 1997.

Optional Redemption.........  The New Preferred Stock will be redeemable, at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to April 1, 2000, the Company may, at its option, use the Net Available Proceeds (as defined herein) of one or more Major Asset Dispositions or sales of Capital Stock to redeem up to an aggregate of 35% of the shares of New Preferred Stock at the redemption price set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that after any such redemption, there is at least $75 million aggregate liquidation preference of the Preferred Stock outstanding and that such redemption occurs within 90 days following the closing of such Major Asset Disposition or sale of Capital Stock.

Mandatory Redemption........  The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on April 1, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

Voting......................  The New Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein,

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                                       8
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                              including amending certain rights of the holders
                              of the New Preferred Stock. In addition, if the
                              Company: (i) after April 1, 2002, fails to pay cash dividends in respect of three or more semi-annual dividend periods in the aggregate;
                              (ii) fails to make a mandatory redemption or a Change of Control Offer (as defined herein); or
                              (iii) fails to comply with certain covenants or make certain payments on its Debt or its Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), holders of a majority of the outstanding shares of Preferred Stock, with the holders of shares of any Parity Securities (as defined herein), issued after January 31, 1997, the date of issuance of the Old Preferred Stock (the "Issue Date"), upon which like voting rights have been conferred and are then exercisable, voting as a single class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the Company's Board of Directors.

Exchange Provisions.........  Exchangeable into the Exchange Debentures, at the
                              Company's option, subject to certain conditions, in whole or in part, on any scheduled dividend payment date; provided that immediately after giving effect to any such partial exchange, there shall be outstanding shares of Preferred Stock with an aggregate liquidation preference of not less than $75 million and not less than $75 million of aggregate principal amount of Exchange Debentures.

Ranking.....................  The New Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank senior to all classes of common stock and pari passu with all other classes of preferred stock of the Company outstanding at the time of consummation of the offering of the Old Preferred Stock (the "Offering").

Change of Control...........  Provided there are no 12.75% Debentures outstanding, in the event of a Change of Control, the Company will, subject to certain conditions, offer to purchase all then outstanding shares of New Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. There can be no assurance that the Company will have sufficient funds to purchase all of the New Preferred Stock in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.

Certain Restrictive
Provisions..................  The Certificate of Designations contains certain restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to incur additional Debt, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person.

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                                       9

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The Exchange Debentures

Issue.......................  12 3/4% Exchange Debentures due 2009 issuable, at the Company's option, in exchange for the New Preferred Stock in an aggregate principal amount equal to the liquidation preference of the New Preferred Stock so exchanged, plus, without duplication, accumulated and unpaid dividends to the date fixed for the exchange thereof (the "Exchange Date"), plus any additional Exchange Debentures issued from time to time in lieu of cash interest.

Maturity....................  April 1, 2009.

Interest Rate and
Payment Dates...............  The Exchange Debentures will bear interest at a rate of 12 3/4% per annum. Interest will accrue from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, at the option of the Company, on or prior to April 1, 2002, in additional Exchange Debentures) in arrears on each April 1 and October 1, commencing with the first such date after the Exchange Date.

Optional Redemption.........  The Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to April 1, 2000, the Company may, at its option, use the net proceeds of one or more Major Asset Dispositions or sales of Capital Stock to redeem up to 35% of the aggregate principal amount of the Exchange Debentures (whether issued in exchange for New Preferred Stock or in lieu of cash interest payments), at the redemption price set forth herein, plus accrued and unpaid interest to the date of redemption; provided that after any such redemption, the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75 million and that such redemption occurs within 90 days following the closing of such Major Asset Disposition or sale of Capital Stock.

Ranking.....................  The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company. In addition, the Exchange Debentures will be effectively subordinated to all existing and future Debt of the Company's subsidiaries. The Exchange Debentures will rank pari passu with the Existing Notes and will rank pari passu or senior to any class or series of Debt that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be.

Change of Control...........  In the event of a Change of Control, the Company will, subject to certain conditions, be required to offer to purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date
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                                       10

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                              of purchase. There can be no assurance that the
                              Company will have sufficient funds to purchase all the Exchange Debentures in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.

Certain Covenants...........  The indenture governing the Exchange Debentures
                              (the "Exchange Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional Debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, or merge or consolidate with or sell all or substantially all of their assets to any other person.

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                                       11
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                       Summary Consolidated Financial Data
                      (in thousands, except per share data)


     The summary financial information presented below should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere herein and "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein. The acquisitions by the Company of its operating properties during the periods for which the summary data are presented below materially affect the comparability of such data from one period to another. The summary data for the years ended December 31, 1993, 1994, 1995 and 1996 are derived from audited financial statements. The summary data for the three month period ended March 31, 1996 and 1997 are derived from unaudited financial statements but, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The summary pro forma data below should be read in conjunction with the unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus.



                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                    1993           1994          1995           1996
                                                                    ----           ----          ----           ----
                                                                              (in thousands, except per share data)

Statement of Operations Data:
Net revenue..................................................    $  37,499     $   62,856     $  99,895     $  129,164
Station operating expenses...................................       22,790         37,764        55,399         72,089
Depreciation and amortization................................        6,262          8,135        13,844         17,968
Corporate expense............................................        1,375          2,162         3,132          4,800
Non-cash compensation........................................          123            282           363            496
Operating income.............................................        6,949         14,513        27,157         33,811
Equity in net loss (income) of investee......................           --             --          (439)           995
Interest expense, net........................................       10,977         10,707        27,026         36,915
Income (loss) before extraordinary item......................       (4,035)         3,047          (783)        (5,894)
Extraordinary loss on extinguishment of debt.................       (1,007)            --            --         (2,891)
Net income (loss)............................................    $  (5,042)     $   3,047     $    (783)    $   (8,785)
                                                                 =========     ==========     =========     ==========
Net loss attributable to common shareholders.................    $  (5,278)     $    (688)    $  (4,333)    $  (12,310)
                                                                 =========     ==========     =========     ==========
Loss before extraordinary item per common share..............    $   (0.98)     $   (0.15)    $   (0.73)    $    (1.09)
                                                                 =========     ==========     =========     ==========
Net loss per common share....................................    $   (1.21)     $   (0.15)    $   (0.73)    $    (1.43)
                                                                 =========     ==========     =========     ==========
Weighted average common shares outstanding...................        4,365          4,498         5,920          8,612
Fully diluted common shares outstanding(b)...................       17,249         18,144        18,543         19,648



                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                               ------------------
                                                                                                   (Unaudited)
                                                                      1996                                         Pro Forma
                                                                  Pro Forma(a)           1996          1997          1997(a)
                                                                  ------------           ----          ----          -------
                                                                   (unaudited)
                                                                                    (in thousands, except per share data)

Statement of Operations Data:
Net revenue..................................................      $  150,536       $  28,630     $  32,298          $  33,133
Station operating expenses...................................          80,630          17,518        19,797             20,383
Depreciation and amortization................................          22,583           4,424         5,122              5,508
Corporate expense............................................           4,800             990         1,474              1,474
Non-cash compensation........................................             496             115           192                192
Operating income.............................................          42,027           5,583         5,713              5,576
Equity in net loss (income) of investee......................             995              --           400                400
Interest expense, net........................................          39,831           8,850         9,928             10,111
Income (loss) before extraordinary item......................      $     (789)         (3,454)       (4,957)         $  (5,279)
                                                                   ==========                                        =========
Extraordinary loss on extinguishment of debt.................                          (3,510)         (321)
Net income (loss)............................................                       $  (6,964)    $  (5,278)
                                                                                    =========     =========
Net loss attributable to common shareholders.................                       $  (7,845)    $  (9,474)
                                                                                    =========     =========
Loss before extraordinary item per common share..............      $    (2.72)      $   (0.51)    $   (1.05)         $   (1.27)
                                                                   ==========       =========     =========          =========
Net loss per common share....................................                       $   (0.93)    $   (1.09)
                                                                                    =========     =========
Weighted average common shares outstanding...................           8,612           8,464         8,735              8,735
Fully diluted common shares outstanding(b)...................          19,648          18,624        19,902             19,902


                                                                                December 31,                          March 31,
                                                                  ------------------------------------------        -------------
                                                                  1993         1994       1995          1996            1997
                                                                  ----         ----       ----          ----            ----
                                                                                                                     (unaudited)
                                                                                        (in thousands)

Balance Sheet Data:
Total assets.................................................    $191,517     $189,881   $452,221    $452,563         $624,151
Total debt...................................................      99,000       99,250    341,000     351,561          373,746
New Preferred Stock, net of Offering related expenses........          --           --         --          --          147,652
Other redeemable preferred stock(c)..........................      49,139       49,171     45,488      45,488           45,488
Stockholders' equity (deficit)...............................      12,075       11,729      8,868      (3,135)         (12,417)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                                                                                 Twelve Months Ended
                                                                              Years Ended December 31,                 March 31,
                                                                              ------------------------           -------------------
                                                                                                          1996            1997
                                                      1993          1994         1995        1996     Pro Forma(a)    Pro Forma(a)
                                                   ----------    ----------   ----------  ----------  ------------    ------------
                                                                                                       (unaudited)    (unaudited)
                                                                             (in thousands)
Other Data:
Broadcast cash flow(d)...........................  $14,709        $25,092       $44,495     $57,075      $69,906       $69,086
Broadcast cash flow margin.......................     39.2%          39.9%         44.5%       44.2%        46.4%         46.1%
EBITDA(e)........................................  $13,334        $22,930       $41,364     $52,275      $65,106        63,802
EBITDA margin....................................     35.6%          36.5%         41.4%       40.5%        43.2%         42.6%
Cash flows provided by operating activities......  $ 3,611        $ 5,808       $ 8,806     $13,291
Capital expenditures.............................  $ 1,089        $ 2,628       $ 7,682     $ 6,938      $ 6,938       $ 7,725
Ratio of:
  EBITDA to total interest expense...............     1.21x          2.14x         1.52x       1.41x        1.63x         1.58x
  Earnings to fixed charges(f)...................       --           1.30x           --          --         1.00x           --
  Earnings to combined fixed charges and
  preferred stock dividends(g)...................       --           1.23x           --          --         1.00x           --
  Long-term debt to EBITDA.......................     7.33x          4.14x         8.24x       6.73x        5.82x         5.86x
  Long-term debt and New Preferred Stock to
    EBITDA.......................................                                                           8.04x         8.17x


----------

(a) Gives effect to the WXON Acquisition and the operation of WLAJ pursuant to a time brokerage agreement and the application of the net proceeds of the Old Preferred Stock offered in the Offering and additional borrowings under the Company's Credit Agreement as if such events had occurred on the first day of such period. See "Use of Proceeds" and "Pro Forma Condensed Consolidated Statement of Operations."


(b) Fully diluted common shares outstanding assumes conversion of all convertible preferred stock and the exercise of all outstanding stock options.


(c) As of June 2, 1997, the conversion price of the Convertible Preferred Stock (which trades under the symbol "GBTVP") was $5.00 per share of Common Stock (Nonvoting), subject to adjustment from time to time as provided in the Company's Certificate of Incorporation. As of June 2, 1997, the last reported sale price per share of the Common Stock (Nonvoting), as reported by Nasdaq, was $10.125.


(d) "Broadcast cash flow" means operating income plus depreciation and amortization, corporate expense and non-cash compensation. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and are also used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(e) "EBITDA" means operating income plus depreciation and amortization and non-cash compensation expense. The Company has included EBITDA data because such data are used by investors to measure a company's ability to service debt. EBITDA does not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(f) For purposes of computing the ratio of earnings to fixed charges, "fixed charges" consists of gross interest expense, amortization of deferred financing charges and the interest component of rent expense, and "earnings" consists of income before income taxes and fixed charges. Earnings were insufficient to cover fixed charges for the years ended December 31, 1993, 1995 and 1996 by $4,507, $228 and
          $5,133, respectively, and $3,393 and $4,807 for the three months ended March 31, 1996 and 1997, respectively. Pro forma earnings would have been insufficient to cover fixed charges for the twelve months ended March 31, 1997 by $1,899.

(g) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "fixed charges" consists of gross interest expense, amortization of deferred financing charges and the interest component of rent expense, and "earnings" consists of income before income taxes and fixed charges. Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the years ended December 31, 1993, 1995, 1996 by $4,743, $3,778 and $8,658, respectively, and $4,274 and $8,928 for the three months ended March 31, 1996 and 1997, respectively. Pro forma earnings would have been insufficient to cover combined fixed charges and preferred stock dividends for the twelve months ended March 31, 1997 by $24,549.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before making an investment in the New Preferred Stock. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

Limitations on Financial Flexibility; Effect of Non-compliance with Restrictive Covenants


     The Company has incurred significant indebtedness in connection with the acquisition of its ten television stations and anticipates incurring additional indebtedness in connection with future acquisitions, including the acquisition of WLAJ. At March 31, 1997, the Company's long-term indebtedness was approximately $374,000,000 and its combined long-term indebtedness and liquidation and redemption obligations on the Pr ferred Stock and the Convertible Preferred Stock was approximately $567,000,000. The Indenture (the "93/8% Note Indenture") governing the Company's 93/8% Senior Subordinated Notes due December 2005 (the "93/8% Notes"), the Indenture (the "103/8% Note Indenture") governing the Company's 103/8% Senior Subordinated Notes due May 15, 2005 (the "103/8% Notes"), the Indenture (the "12.75% Debenture Indenture," and collectively with the 93/8% Note Indenture and the 103/8% Note Indenture, the "Existing Indentures") governing the Company's 12.75% Senior Subordinated Debentures, due September 1, 2002 (the "12.75% Debentures") and the Credit Agreement contain various financial and operating covenants that, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds and to utilize funds for various purposes, including investments in certain subsidiaries. See "Description of Certain Debt Instruments" and "Description of Exchange Debentures." These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs, or could adversely affect the Company's ability to finance its future operations or capital needs, or engage in other business activities which could be in the interest of the Company.



     A substantial portion of the Company's cash flow from operations is required for debt service. The Company's ability to serv ce its debt, including the Existing Notes, borrowings under the Credit Agreement and the Exchange Debentures and the 7.75% Exchange Debentures (as defined herein), if issued, will depend upon the Company's future operating performance, which is subject to financial, political, business, regulatory and other factors, many of which are beyond the Company's control. The Company's cash flows may be inadequate to meet certain of its payment obligations under certain of its debt instruments at maturity. In the event that the Company is unable to satisfy such obligations from cash flows from operations or borrowings under any of its then existing lines of credit, the Company will attempt to refinance such indebtedness. There can be no assurance, however, that the Company will be able to refinance such debt or that the terms and conditions of any refinancing debt will be beneficial to the Company. Since borrowings under the Credit Agreement bear interest at rates that will fluctuate with certain prevailing interest rates, increases in such prevailing interest rates likely will increase the Company's interest payment obligations with respect to borrowings thereunder and could have an adverse effect on the Company.


     Additionally, if the Company were to sustain a decline in its operating results, it could experience difficulty in complying with the covenants that are contained in the Credit Agreement and any other agreements governing future indebtedness of the Company. The failure to omply with such covenants could result in an event of default under these agreements, thereby permitting acceleration of indebtedness incurred pursuant thereto, as well as indebtedness under other instruments that contain cross-acceleration or cross-default provisions, including the Existing Notes.

Ranking of New Preferred Stock; Subordination; Pledge of Assets to Secure Senior Indebtedness


     The New Preferred Stock will rank junior in right of payment upon liquidation to all existing and future indebtedness of the Company and will rank pari passu with the Convertible Preferred Stock in right of payment upon liquidation. The Exchange Debentures will be subordinated in right of payment to all existing and future Senior Debt (as defined under "Description of the Exchange Debentures -- Subordination," including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Debt). At March 31, 1997, there was $64,000,000 of Senior Debt outstanding. The Credit Agreement permits up to $300,000,000 of revolving borrowings thereunder and the Certificate of Designations and the Exchange Indenture do not limit the amount of Senior Debt that the Company may incur provided that the incurrence of debt is then permitted thereunder, and the Company expects from time to time to incur additional indebtedness consisting of Senior Debt. By reason of the subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, or if a judicial proceeding is pending with respect to any default under, any Senior Debt, the lenders under the Credit Agreement and any other creditors who are holders of Senior Debt must be paid in full before the holders of the Preferred Stock or Exchange Debentures may be paid. The Exchange Indenture also does not limit the amount of debt ranking pari passu with the Exchange Debentures that the Company may incur provided that the incurrence of debt is then permitted under the Exchange Indenture. The 7.75% Exchange Debentures, if issued, will rank junior in right of payment to the Exchange Debentures. If the Company incurs any additional pari passu debt, the holders of such debt, along with the holders of the Existing Notes, would be entitled to share ratably with the holders of the Exchange Debentures in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to the holders of the Exchange Debentures. In addition, no payments may be made with respect to the principal of (premium, if any) or interest on the Exchange Debentures if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the Exchange Debentures if a non-payment default exists with respect to Senior Debt. In addition, the Exchange Indenture permits subsidiaries of the Company to incur debt provided certain conditions are met. Any debt incurred by a subsidiary of the Company will be structurally senior to the Exchange Debentures. See "Description of the Exchange Debentures."


     The Company has granted to the lenders under the Credit Agreement security interests in substantially all of the present and future assets of the Company, as well as a pledge of all of the issued and outstanding shares of capital stock of the Company's current and future subsidiaries. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the assets of the Company and its subsidiaries. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Exchange Debentures will be materially adversely affected.

Dividend and Repayment Restrictions on New Preferred Stock

     The Credit Agreement currently prohibits the payment of cash dividends on the New Preferred Stock. For all dividend payment dates through and including April 1, 2002, the Company may at its option, pay declared dividends by the issuance of additional shares of New Preferred Stock (and, at the Company's option, payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. After April 1, 2002, if the Company is in arrears in the payment of dividends for three or more semi-annual dividend periods, the holders of the Preferred Stock with the holders of shares of any Parity Securities issued after the Issue Date upon which like voting rights have been conferred and are then exercisable will be permitted, voting separately as a single class, to elect the lesser of two directors or that number of directors constituting 25% of the Board of Directors of the Company.

Dependence on Subsidiaries

     Nine of the Company's ten owned and operated television stations are owned by wholly-owned subsidiaries of the Company, and future acquisitions including the acquisition of WLAJ, will likely be made through present or future subsidiaries. The Company's cash flow and consequent ability to service its debt, including the Exchange Debentures and its ability to redeem the Preferred Stock for cash (whether upon a mandatory redemption, a Change of Control or otherwise) will be dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by those subsidiaries to the Company. The Company anticipates, with respect to stations it acquires, implementing strategies to improve operating results, including aggressively managing personnel and other operating expenses. Although these strategies have been successfully implemented by the Company in the case of the Company's existing stations, there can be no assurance that the Company will be able to successfully implement such strategies in the future. In addition, there also can be no assurance that the Company and its subsidiaries will experience continued growth or continued improved operating results in the future. The Company's subsidiaries have no obligation, contingent or otherwise, to make any funds available to the Company. The Credit Agreement and the Existing Indentures impose certain limitations on the ability of subsidiaries of the Company to enter into agreements restricting their ability to declare dividends or make distributions or advances to the Company. The claims of holders of the New Preferred Stock or Exchange Debentures, if the New Preferred Stock is exchanged therefor, upon any distribution of assets of any subsidiary of the Company in the event of the liquidation or reorganization of such subsidiary, will be subordinate to the prior claims of present and future creditors of that subsidiary, including holders of indebtedness and trade creditors thereof.

Absence of Net Income; Limitation on Future Utilization of Net Operating Losses for Tax Purposes


     The Company reported a net loss for the three month period ended March 31, 1997 of $5,278,000. The Company also reported net losses of $10,535,000, $5,042,000, $783,000 and $8,785,000 for the years ended December 31, 1992, 1993,
1995 and 1996, respectively. The losses were primarily caused by the substantial interest expense on debt incurred by the Company to finance the acquisitions of its television broadcasting stations (and extraordinary losses of $5,709,000, $1,007,000 and $2,891,000 incurred in 1992, 1993 and 1996, respectively, on the early extinguishment of debt) and depreciation and amortization charges. There can be no assurances that the Company will not report net losses in the future. The future utilization of a portion of the Company's net operating losses for federal income tax purposes is subject to an annual limitation.


Dependence On Key Personnel

     W. Don Cornwell, the Chief Executive Officer and Chairman of the Board of Directors of the Company, and Stuart J. Beck, the President and Secretary of the Company, have each entered into employment agreements with the Company. Each agreement provides for a two-year employment term and will be automatically renewed for a subsequent two year term except upon advance notice of nonrenewal by either party. The current terms under the agreements expire on September 19, 1997. The agreements provide that Mr. Cornwell and Mr. Beck will not engage in any business activities during the term of such agreements outside the scope of their employment with the Company unless approved by a majority of the Company's independent directors. The loss of the services of certain key personnel currently employed by the Company could have an adverse impact on the Company. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key man life insurance on any of its employees.

Dependence on Continued Network Affiliation

     Three of the Company's television stations are affiliated with NBC, three of the Company's television stations and WLAJ are affiliated with ABC, and three of the Company's stations are affiliated with CBS (NBC, ABC, CBS and Fox are referred to herein individually as a "Network" and collectively as the "Networks"). Under each of the Company's affiliation agreements, the terms of which range from seven to ten years, the Networks may, under certain circumstances, terminate the agreement upon advance written notice. The non-renewal or termination of one or more of the Network affiliation agreements could have a material adverse effect on the Company's results of operations and liquidity. No assurance can be given that the Company's Network affiliation agreements will be renewed or that such agreements will not be terminated. See "Business -- Stations Overview."


Risk of Change in Government Regulation; Necessity of FCC Licenses

     The Company's operations are subject to significant regulation by the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations except pursuant to a license issued by the FCC and empowers the FCC, among other things, to issue, renew, revoke and modify broadcasting licenses, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations. The Telecommunications Act of 1996, which amends major provisions of the Communications Act, was enacted on February 8, 1996. The FCC has recently commenced implementation of the provisions of the Telecommunications Act of 1996. The FCC has recently adopted rules relating to digital television, and has under consideration, and the U.S. Congress and the FCC may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially affect the operation and ownership of the Company's broadcast properties. See "Business -- FCC Licenses," "-- The Cable Television Consumer Protection and Competition Act" and "-- Proposed Legislation and Regulations."

Competition, Changes in the Broadcast Industry and General Economic Conditions

     Technological innovation, and the resulting proliferation of programming alternatives, have fractionalized television viewing audiences and subjected traditional television broadcast stations to new types of competition. These changes have had and will continue to have an effect on the broadcasting industry in general. In addition, the television industry is affected by prevailing economic conditions. Since the Company relies on sales of advertising time at its stations for substantially all of its revenues, the Company's operating results are and will be sensitive to general economic conditions and regional conditions in each of the local markets in which the stations operate. The Company cannot predict the future direction of such conditions. See "Business -- Competition."

Risk of Inability to Finance Change of Control Offer

     W. Don Cornwell and Stuart J. Beck, through their ownership of all of the outstanding shares of the Company's Class A Common Stock, par value $.01 per share (the "Voting Common Stock"), possess 55% and 45%, respectively, of the voting power in the Company. As long as Messrs. Cornwell and Beck hold all of the outstanding shares of Voting Common Stock, they will be able to elect all of the Company's directors and, under most circumstances, amend the Company's Certificate of Incorporation and effect a merger, sale of assets or other fundamental corporate transaction without the approval of the other stockholders of the Company and will be able to defeat any unsolicited attempt to acquire control of the Company.


     Provided there are no 12.75% Debentures outstanding, in the event of a Change of Control, the Company will be required to offer to purchase all outstanding New Preferred Stock at a purchase price equal to 101% of the aggregate liquidation preference thereof plus, without duplication, accumulated and unpaid dividends thereon to the date of purchase. Upon the occurrence of a Change of Control and regardless of whether or not the 12.75% Debentures are then outstanding, the Company will also be required to offer to purchase all of the Existing Notes and any outstanding Exchange Debentures at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, of which approximately $309.7 million principal amount, in the aggregate, were outstanding as of March 31, 1997. A Change of Control is also an event of default under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to

--------------------------------------------------------------------------------

repay all borrowings under the Credit Agreement and pay the Change of Control purchase price for all Preferred Stock, Existing Notes and Exchange Debentures tendered by the holders thereof.

Lack of Trading Market for the New Preferred Stock; Transfer Restrictions

     There is no existing trading market for the Old Preferred Stock, and there can be no assurance regarding the future development of a market for the Preferred Stock, or the ability of holders to sell, or the price at which such holders may be able to sell, their New Preferred Stock. If such a market were to develop, the New Preferred Stock could trade at prices that may be higher or lower than the initial offering price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they are making a market in the Old Preferred Stock and that they intend to make a market in the New Preferred Stock. The Initial Purchasers are not obligated to do so, however, and any market making with respect to the Preferred Stock may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the New Preferred Stock or that an active market for the New Preferred Stock will develop. The foregoing considerations also apply to any Exchange Debentures. The Company does not intend to list the New Preferred Stock on any securities exchange or include the New Preferred Stock in any automated quotation system.

Consequences of the Exchange Offer on Non-Tendering Holders of the Old Preferred Stock

     The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Old Preferred Stock. Consequently, following completion of the Exchange Offer, holders of shares of Old Preferred Stock seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the shares of Old Preferred Stock.

                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Preferred Stock offered hereby. In consideration for issuing the New Preferred Stock offered hereby, the Company will receive, in exchange, Old Preferred Stock in like liquidation preference.

     The net proceeds of the Offering, $144,350,000 (after deducting the Initial Purchasers' discounts and estimated expenses of the Offering), were used, together with borrowings under the Credit Agreement, to pay the purchase price for the WXON Acquisition.

     The following table sets forth the sources and application of funds related to the WXON Acquisition:

                                                                       In
                                                                    Thousands
                                                                    ---------

   Sources of funds:
     Sale of the New Preferred Stock offered hereby................ $ 150,000
     Incremental bank borrowings...................................    27,400
                                                                    ---------
         Total.....................................................  $177,400
                                                                    =========
   Application of funds, other expenses of the Offering:
     Purchase price of WXON (less escrow deposit of $5,000)........  $170,000
     Estimated Offering and related expenses (including
      Initial Purchasers' discount and expenses associated
      with the Offering and the WXON Acquisition)..................     7,400
                                                                    ---------
         Total..................................................... $ 177,400
                                                                    =========

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

   General


     The shares of Old Preferred Stock were sold by the Company on January 31, 1997, in a private placement in reliance on Regulation D under the Securities Act and/or on Section 4(2) of the Securities Act. The shares of Old Preferred Stock were sold to the Initial Purchasers who resold the shares of Old Preferred Stock to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The Initial Purchasers required as a condition to the purchase of the shares of Old Preferred Stock that the Company grant the purchasers of the shares of Old Preferred Stock certain registration rights pursuant to the Registration Rights Agreement. The Registration Rights Agreement required the Company to file with the Commission following the closing of the Offering of the shares of Old Preferred Stock on January 31, 1997 (the "Closing"), a registration statement relating to an exchange offer pursuant to which shares which are substantially identical to the shares of Old Preferred Stock would be offered in exchange for the then outstanding shares of Old Preferred Stock tendered at the option of the holders thereof. The form and terms of the shares of New Preferred Stock are identical in all material respects to the form and terms of the shares of Old Preferred Stock except (i) that the shares of New Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Preferred Stock under the Registration Rights Agreement, and (iii) certain contingent dividend rate provisions applicable to the shares of Old Preferred Stock are generally not applicable to the shares of New Preferred Stock. Exchange Debentures issuable in exchange for shares of New Preferred Stock will have the same terms as Exchange Debentures issuable in exchange for shares of Old Preferred Stock. In the event that the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company agreed to use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the shares of Old Preferred Stock and to keep such resale registration statement effective for a period of up to three years. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement.


     The Company has agreed that if (i) the Company fails to file the registration statement relating to the Exchange Offer within 75 days following the Closing, (ii) such registration statement (or, if applicable, the resale registration statement) has not become effective within 150 days following the Closing, (iii) the Exchange Offer has not been consummated within 30 business days after the effective date of the Exchange Offer registration statement or
(iv) certain other specified events relating to the effectiveness of such registration statement or resale registration statement occur, then the per annum dividend rate on the shares of Old Preferred Stock will increase by 0.5% for the period from the occurrence of such default until such time as no default is in effect (at which time the dividend rate will be reduced to its initial rate). If the Company has not consummated the Exchange Offer (or, if applicable, the resale registration statement has not become effective) within 270 days following the Closing, then the per annum dividend rate on the shares of Old Preferred Stock will increase by an additional 0.5% for so long as the Company has not consummated the Exchange Offer (or until such resale registration statement becomes effective).

     The holders of any shares of Old Preferred Stock not tendered in the Exchange Offer will not be entitled to require the Company to file a resale registration statement, and the dividend rate on such shares of Old Preferred Stock will remain at its initial level. See "Description of the New Preferred Stock -- Registration Covenant; Exchange Offer."

     An exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged shares of New Preferred Stock for all outstanding shares of Old Preferred Stock (other than shares of Old Preferred Stock held by a Restricted Holder) pursuant to such exchange offer and
(ii) the Company having exchanged, pursuant to such exchange offer, shares of New Preferred Stock for all shares of Old Preferred Stock that have been validly tendered and not withdrawn on the Expiration Date. In such event, holders of shares of Old

Preferred Stock seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all shares of Old Preferred Stock validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The exchange of New Preferred Stock for shares of Old Preferred Stock will be made (i) with respect to shares of all Old Preferred Stock validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and (ii) with respect to all shares of Old Preferred Stock validly tendered and not withdrawn after the Early Exchange Date but on or prior to the Expiration Date, within two business days following the Expiration Date. The shares of New Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following each of the Early Exchange Date and the Expiration Date. The Company will issue $1,000 liquidation preference of New Preferred Stock in exchange for each $1,000 liquidation preference of outstanding Old Preferred Stock accepted in the Exchange Offer.

     Based on an interpretation by the staff of the Commission set forth in SEC no-action letters issued to unrelated third parties, the Company believes that shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock may be offered for resale, resold and otherwise transferred by the holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such shares of New Preferred Stock are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such shares of New Preferred Stock. See "KC-III Communications Corporation," SEC No-Action Letter (available May 14, 1993); "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock. See "Plan of Distribution."

     If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Accordingly, each eligible holder wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that the conditions described above have been met.

     In connection with the issuance of the shares of Old Preferred Stock, the Company arranged for the inclusion of the Old Preferred Stock initially purchased by qualified institutional buyers on the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. The Company also arranged for the shares of Old Preferred Stock initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of the Depository, acting as depository, and in the DTC's Same-Day Funds Settlement System. The shares of New Preferred Stock will also be issuable and transferable in book-entry form through the Depository in the Same-Day Funds Settlement System.

     As of the date of this Prospectus, $153,241,000 in aggregate liquidation preference of the Old Preferred Stock is outstanding.

     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of shares of Old Preferred Stock as of     , 1997 (the
"Record Date").

     The Company shall be deemed to have accepted validly tendered shares of Old Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of shares of Old Preferred Stock for the purpose of receiving shares of New Preferred Stock from the Company and delivering shares of New Preferred Stock to such holders.

     If any tendered shares of Old Preferred Stock are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted shares of Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such holder's shares of Old Preferred Stock pursuant to the Exchange Offer. See "-- Fees and Expenses."

  Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean    , 1997, unless the Company, in its
sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of shares of Old Preferred Stock an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any shares of Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept shares of Old Preferred Stock not previously accepted, if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the shares of Old Preferred Stock. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the shares of Old Preferred Stock of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Accrual of Dividends on the New Preferred Stock

     The New Preferred Stock will accrue dividends from April 1, 1997, the most recent dividend payment date on the Old Preferred Stock, payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 1997, at the rate per annum equal to 12 3/4% of the liquidation preference per share of the New Preferred Stock. Holders of shares of Old Preferred Stock whose shares of Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on such shares of Old Preferred Stock accrued from April 1, 1997 until the date of the issuance of the New Preferred Stock.

Procedure for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Preferred Stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another eligible institution (an "Eligible Institution") unless the shares of Old Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the shares of Old Preferred Stock by causing the Depository to transfer such shares of Old Preferred Stock into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of shares of Old Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of shares of Old Preferred Stock will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of shares of Old Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or shares of Old Preferred Stock should be sent to the Company.

     Only a holder of shares of Old Preferred Stock may tender such shares of Old Preferred Stock in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name shares of Old Preferred Stock are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose shares of Old Preferred Stock are held of record by the Depository who desires to deliver such shares of Old Preferred Stock at the Depository.

     Any beneficial holder whose shares of Old Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender his shares of Old Preferred Stock should contact the registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Preferred Stock in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Preferred Stock listed therein, such shares of Old Preferred Stock must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the shares of Old Preferred Stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the shares of Old Preferred Stock.

     If the Letter of Transmittal or any shares of Old Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered shares of Old Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all shares of Old Preferred Stock not validly tendered or any shares of Old Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular shares of Old Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Old Preferred Stock must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Old Preferred Stock nor shall any of them incur any liability for failure to give such notification. Tenders of shares of Old Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such shares of Old Preferred Stock unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each holder will represent to the Company that, among other things (i) the shares of New Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of such shares of New Preferred Stock, (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and (iv) such holder is not a broker-dealer who acquired shares of Old Preferred Stock directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

Guaranteed Delivery Procedures

     Holders who wish to tender their shares of Old Preferred Stock and (i) whose shares of Old Preferred Stock are not immediately available or (ii) who cannot deliver their shares of Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Early Exchange Date or the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail, overnight courier or hand delivery) setting forth the name and address of the holder of the shares of Old Preferred Stock, the certificate number or numbers of such shares of Old Preferred Stock and the principal amount of Old Preferred Stock tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the shares of Old Preferred Stock to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered shares of Old Preferred Stock in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of shares of Old Preferred Stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of shares of Old Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the shares of Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the shares of Old Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such shares of Old Preferred Stock), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the transfer agent with respect to the Old Preferred Stock to register the transfer of such shares of Old Preferred Stock into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such shares of Old Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any shares of Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no shares of New Preferred Stock will be issued with respect thereto unless the shares of Old Preferred Stock so withdrawn are validly retendered. Any shares of Old Preferred Stock which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures described above under "-- Procedure for Tendering" at any time prior to the Expiration Date.

Conditions

     Notwithstanding any other term of the Exchange Offer, the Company will not be obligated to consummate the Exchange Offer if the shares of New Preferred Stock to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. Such condition will be deemed to be satisfied unless a holder provides the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the shares of New Preferred Stock received by such holder will not be tradeable without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky laws of substantially all of the states of the United States. The Company may waive this condition.

     If the condition described above exists, the Company will be entitled to refuse to accept any shares of Old Preferred Stock and, in the case of such refusal, will return all tendered shares of Old Preferred Stock to exchanging holders of the shares of Old Preferred Stock. See "Description of New Preferred Stock -- Registration Covenant; Exchange Offer."

Exchange Agent

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Hand Delivery:              The Bank of New York
                               101 Barclay Street
                               Corporate Trust Services Window
                               New York, New York 10286
                               Attn:    Reorganization Section

By Registered or
  Certified Mail:              The Bank of New York
                               101 Barclay Street - 7E
                               New York, New York 10286
                               Attn:    Reorganization Section

By Overnight Courier:          The Bank of New York
                               101 Barclay Street
                               Corporate Trust Services Window
                               New York, New York 10286
                               Attn:    Reorganization Section

Facsimile Transmission:
(Eligible Institutions and
  Withdrawal Notices Only)     (212) 571-3080
                               Confirm:  (212) 815-5920
                               For Information Call:  (212) 815-5920

Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and the transfer agent and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing shares of New Preferred Stock or shares of Old Preferred Stock for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the shares of Old Preferred Stock tendered, or if tendered shares of Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized as a reduction of stockholders' equity over the term of the New Preferred Stock under generally accepted accounting principles.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of March 31, 1997:



                                                                                                  March 31, 1997
                                                                                                  --------------
                                                                                                   (unaudited)
                                                                                                  (in thousands)


Long-term debt:

  Credit Agreement..................................................................................  $ 64,000
  12.75% Senior Subordinated Debentures due September 1, 2002.......................................    60,000
  103/8% Senior Subordinated Notes due May 15, 2005.................................................   173,000
  93/8% Senior Subordinated Notes due December 1, 2005,
    net of unamortized discount.....................................................................    76,746
                                                                                                      ---------
    Total long-term debt............................................................................   373,746
Redeemable preferred stock, $.01 par value:
  Cumulative Convertible Exchangeable Preferred Stock...............................................    45,488
  Preferred Stock, net of Offering related expenses.................................................   147,652
Stockholders' deficit:
  Common stock: $.01 par value, 41,000,000 shares authorized consisting of
    1,000,000 shares of Voting Common Stock and 40,000,000 shares of Common
    Stock (Nonvoting); 178,500 shares of Voting Common Stock and 8,499,716 shares of
    Common Stock (Nonvoting) issued and outstanding.................................................        88
Additional paid-in capital..........................................................................    41,350
Accumulated deficit.................................................................................   (50,654)
Less:  unearned compensation........................................................................    (2,314)
    Note receivable from officer....................................................................      (887)
                                                                                                      ---------
    Total stockholders' deficit.....................................................................   (12,417)
                                                                                                      ---------
Total capitalization................................................................................  $554,469
                                                                                                      =========

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein. The selected consolidated financial data for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the Company's audited consolidated financial statements. The selected data for the three months ended March 31, 1996 and 1997 are derived from unaudited financial statements, but, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The selected pro forma data below should be read in conjunction with the unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus.


                                                                               Years Ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                                                                                          1996
                                                   1992          1993           1994          1995           1996    Pro Forma(a)
                                                   ----          ----           ----          ----           ----    ------------
                                                                                                                      (unaudited)
                                                                                            (in thousands, except per share data)

Statement of Operations Data:
Net revenue..................................   $  35,957      $ 37,499       $ 62,856      $ 99,895      $129,164   $  150,536
Station operating expenses...................      21,638        22,790         37,764        55,399        72,089       80,630
Depreciation.................................       2,279         2,398          3,420         4,514         6,144        6,425
Amortization.................................       3,983         3,864          4,715         9,330        11,824       16,158
Corporate expense............................       1,192         1,375          2,162         3,132         4,800        4,800
Non-cash compensation........................          --           123            282           363           496          496
                                                ---------      --------       --------      --------      --------   ----------
Operating income.............................       6,865         6,949         14,513        27,157        33,811       42,027
Other expense................................         487           479            309           798         1,034        1,012
Equity in net loss (income)
  of investee................................          --            --             --          (439)          995          995
Interest expense, net........................      11,675        10,977         10,707        27,026        36,915       39,831
                                                ---------      --------       --------      --------      --------   ----------
Income (loss) before income tax and
  extraordinary item.........................      (5,297)       (4,507)         3,497         (228)        (5,133)         189
(Provision) benefit for income tax...........         471           472           (450)        (555)          (761)        (978)
                                                ---------      --------       --------      -------      --------   ----------
Income (loss) before extraordinary
  item.......................................      (4,826)       (4,035)         3,047         (783)        (5,894)  $     (789)
                                                                                                                     ==========
Extraordinary loss on extinguishment
  of debt....................................      (5,709)       (1,007)            --           --         (2,891)
                                                ---------      --------       --------      -------      ---------
Net income (loss)............................   $ (10,535)     $ (5,042)      $  3,047      $  (783)     $  (8,785)
                                                =========      ========       ========      =======      =========
Net loss attributable to common
  shareholders...............................   $ (10,628)     $ (5,278)      $   (688)     $(4,333)     $ (12,310)
                                                =========      ========       =========     =======      =========
Loss before extraordinary item per common
  share......................................   $   (1.22)     $  (0.98)      $  (0.15)     $ (0.73)     $   (1.09)  $    (2.72)
                                                =========      ========       ========      =======      =========   ==========
Net loss per common share....................   $   (2.63)     $  (1.21)      $  (0.15)     $ (0.73)     $   (1.43)
                                                =========      ========       ========      =======      =========
Weighted average common shares
  outstanding................................       4,041         4,365          4,498        5,920          8,612        8,612
Fully diluted common shares outstanding at
  year-end(b)................................       7,316        17,249         18,144       18,543         19,648       19,648

                                                              Three Months Ended
                                                                   March 31,
                                                   -----------------------------------------
                                                                  (Unaudited)
                                                                                   Pro Forma
                                                      1996          1997            1997(a)
                                                      ----          ----            -------

Statement of Operations Data:
Net revenue..................................      $  28,630      $ 32,298          $ 33,133
Station operating expenses...................         17,518        19,797            20,383
Depreciation.................................          1,473         1,376             1,395
Amortization.................................          2,951         3,746             4,113
Corporate expense............................            990         1,474             1,474
Non-cash compensation........................            115           192               192
                                                   ---------      --------          --------
Operating income.............................          5,583         5,713             5,576
Other expense................................            126           192               175
Equity in net loss (income)
  of investee................................             --           400               400
Interest expense, net........................          8,850         9,928            10,111
                                                   ---------      --------          --------
Income (loss) before income tax and
  extraordinary item.........................         (3,393)       (4,807)           (5,110)
(Provision) benefit for income tax...........            (61)         (150)             (169)
                                                   ---------      --------          --------
Income (loss) before extraordinary
  item.......................................         (3,454)       (4,957)         $ (5,279)
                                                                                    ========
Extraordinary loss on extinguishment
  of debt....................................         (3,510)         (321)
                                                   ---------      --------
Net income (loss)............................      $  (6,964)     $ (5,278)
                                                   =========      ========
Net loss attributable to common
  shareholders...............................      $  (7,845)     $ (9,474)
                                                   =========      ========
Loss before extraordinary item per common
  share......................................      $   (0.51)     $  (1.05)         $  (1.27)
                                                   =========      ========          ========
Net loss per common share....................      $   (0.93)     $  (1.09)
                                                   =========      ========
Weighted average common shares
  outstanding................................          8,464         8,735             8,735
Fully diluted common shares outstanding at
  year-end(b)................................         18,624        19,902            19,902



                                                                      December 31,                           March 31,
                                                 ----------------------------------------------------      -------------
                                                  1992       1993        1994       1995       1996            1997
                                                  ----       ----        ----       ----       ----            ----
                                                                                                            (unaudited)
                                                                    (in thousands)

Balance Sheet Data:
Total assets..................................   $140,948   $191,517    $189,881   $452,221   $452,563        $624,151
Total debt....................................    101,611     99,000      99,250    341,000    351,561         373,746
New Preferred Stock, net of Offering
  related expenses............................         --         --          --         --         --         147,652
Other redeemable preferred stock(c)...........      1,574     49,139      49,171     45,488     45,488          45,488
Stockholders' equity (deficit)................     17,211     12,075      11,729      8,868    (3,135)         (12,417)

                                                                                                                Twelve Months Ended
                                                            Years Ended December 31,                                  March 31,
                                               ---------------------------------------------------------------- -------------------
                                                                                                       1996            1997
                                                  1992        1993      1994       1995       1996  Pro Forma(a)   Pro Forma(a)
                                                  ----        ----      ----       ----       ----  ------------   ------------

Other Data:                                                  (in thousands)
Broadcast cash flow(d)........................ $14,319     $14,709   $25,092    $44,495    $57,075   $69,906          $69,086
Broadcast cash flow margin....................    39.8%       39.2%     39.9%      44.5%      44.2%     46.4%            46.1%
EBITDA(e)..................................... $13,127     $13,334   $22,930    $41,364    $52,275   $65,106          $63,802
EBITDA margin.................................    36.5%       35.6%     36.5%      41.4%      40.5%     43.2%            42.6%
Cash flows provided by (used in)
  operating activities........................ $(1,001)    $ 3,611   $ 5,808    $ 8,806    $13,291
Capital expenditures.......................... $ 1,036     $ 1,089   $ 2,628     $7,682    $ 6,938   $ 6,938          $ 7,725
Ratio of:
  EBITDA to total interest expense............    1.12x       1.21x     2.14x      1.52x      1.41x     1.63x            1.58x
  Earnings to fixed charges(f)................    --          --        1.30x        --         --      1.00x              --
  Earnings to combined fixed charges and
    preferred stock dividends(g)..............    --          --        1.23x        --         --      1.00x              --
  Long-term debt to EBITDA....................    7.57x       7.33x     4.14x      8.24x      6.73x     5.82x            5.86x
  Long-term debt and New Preferred Stock to
    EBITDA....................................                                                          8.04x            8.17x


----------

(a) Gives effect to the WXON Acquisition and the operation of WLAJ pursuant to a time brokerage agreement and the application of the net proceeds of the Old Preferred Stock in the Offering and additional borrowings under the Credit Agreement as if such events had occurred on the first day of such period. See "Use of Proceeds" and "Pro Forma Condensed Consolidated Financial Statements."


(b) Fully diluted common shares outstanding assumes conversion of all convertible preferred stock and the exercise of all outstanding stock options.


(c) As of June 2, 1997, the conversion price of the Convertible Preferred Stock (which trades under the symbol "GBTVP") was $5.00 per share of Common Stock (Nonvoting), subject to adjustment from time to time as provided in the Company's Certificate of Incorporation. As of June 2, 1997, the last reported sale price per share of the Common Stock (Nonvoting), as reported by Nasdaq, was $10.125.


(d) "Broadcast cash flow" means operating income plus depreciation and amortization, corporate expense and non-cash compensation. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and are also used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(e) EBITDA means operating income plus depreciation and amortization and non cash compensation expense. The Company has included EBITDA data because such data are used by investors to measure a company's ability to service debt. EBITDA does not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.



(f) For purposes of computing the ratio of earnings to fixed charges, "fixed charges" consists of gross interest expense, amortization of deferred financing charges and the interest component of rent expense, and "earnings" consists of income before income taxes and fixed charges. Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1993, 1995 and 1996 by $5,297, $4,507,
         $228 and $5,133, respectively, and $3,393 and $4,807 for the three months ended March 31, 1996 and 1997, respectively. Pro forma earnings would have been insufficient to cover fixed charges for the twelve month period ended March 31, 1997 by $1,899.



(g) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "fixed charges" consists of gross interest expense, amortization of deferred financing charges, and the interest component of rent expense, and "earnings" consists of income before income taxes and fixed charges. Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the years ended December 31, 1992, 1993, 1995, 1996 by $5,390, $4,743, $3,778 and $8,658, respectively, and $4,274 and $8,928 for the three months ended March 31, 1996 and 1997, respectively. Pro forma earnings would have been insufficient to cover combined fixed changes and preferred stock dividends for the twelve month period ended March 31, 1997 by $24,561.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)


     The pro forma condensed consolidated financial statements presented below are based on the historical financial statements of the Company, WXON and WLAJ. The pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to: (i) the WXON Acquisition; (ii) the operation of WLAJ pursuant to a time brokerage agreement dated as of October 17, 1996; and
(iii) the application of the net proceeds of the Offering and the application of additional borrowings under the Credit Agreement to finance the WXON Acquisition as if such transactions occurred on January 1, 1996. The pro forma condensed consolidated statement of operations for the three months ended March 31, 1997 gives effect to: (i) the WXON Acquisition; and (ii) the application of the net proceeds of the Offering and the application of additional borrowings under the Credit Agreement to finance the WXON Acquisition as if such transactions occurred on January 1, 1997.


     The pro forma condensed consolidated financial statements give effect to the acquisition described above under the purchase method of accounting and are based upon the assumptions and adjustments described in the accompanying notes. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1996
                                   (Unaudited)
                      (in thousands, except per share data)

                               Granite
                             Broadcasting           WXON             WLAJ
                              Corporation       Twelve Months     Nine Months
                              Year ended            ended           ended
                             December 31,        December 31,    September 30,   Pro Forma
                                1996                1996             1996        adjustments  Pro Forma
                                ----                ----             ----        -----------  ---------

Net revenue .............    $129,164              $17,804         $ 3,057      $   511 (a)    $150,536
Station operating
expenses ................      72,089                7,177           2,624       (1,260)(b)      80,630
Depreciation expense ....       6,144                   81             557         (357)(c)       6,425
Amortization expense ....      11,824                    7              27        4,300 (d)      16,158
Corporate expense .......       4,800                                  151         (151)(e)       4,800
Non-cash compensation ...         496                                                               496
                             --------              -------         -------                     --------
Operating income (loss) .      33,811               10,539            (302)                      42,027
Equity in net loss of
  investee ..............         995                                                               995
Interest expense (income),
  net ...................      36,915                 (417)            665        2,668 (f)      39,831
Other expense (income) ..       1,034                  (69)             47                        1,012
Income (loss) before income
  taxes and extraordinary
  item ..................      (5,133)              11,025          (1,014)                         189
Provision for income
  taxes .................        (761)                (217)                                        (978)
                             --------              -------         -------                     --------
Income (loss) before
  extraordinary
  item ..................    $ (5,894)             $10,808         $(1,014)                    $   (789)
                             ========              =======         =======                     ========
Dividend on preferred
  stock .................       3,525                                            19,125 (g)      22,650
Loss before extraordinary
  item attributable to
common shareholders .....      (9,419)                                                         $(23,439)
                             ========                                                          ========
Loss before extraordinary
  item per common share .    $  (1.09)                                                         $  (2.72)
                             ========                                                          ========
Weighted average common
  shares outstanding(h) .       8,612                                                             8,612

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (Unaudited)


Adjustments reflected in the pro forma condensed consolidated financial statements are explained as follows:

         (a) To adjust net revenue to reflect negotiated increases in network compensation revenue at WLAJ and reduced national representative commissions at WXON.

         (b)      To adjust station operating expenses as follows:

                  To eliminate the cost of a news programming contract that was terminated shortly before entering into the WLAJ time brokerage agreement and production expenses for a program cancelled
                    simultaneously with entering into the WLAJ time brokerage agreement ..     $    85,000

                  To reduce amortization of film contract rights at WXON to
                    reflect the net assets to be acquired based on the preliminary
                    allocation of the purchase price .....................................         416,000

                  To reduce salary and wages and related benefit costs associated with permanent staff reductions at WLAJ made immediately after
                    execution of the WLAJ time brokerage agreement .......................         381,000


                  To eliminate the cost of a studio lease at WLAJ which was
                    terminated upon execution of the time brokerage agreement ............          53,000


                  To eliminate a management fee paid to a related party of WXON ..........         273,000


                  To eliminate interest penalties on debt outstanding prior
                    to consummation of the WLAJ transaction ..............................          52,000
                                                                                               -----------
                                                                                               $ 1,260,000
                                                                                               ===========

         (c) To eliminate depreciation expense of WLAJ and to record additional depreciation expense at WXON based on the preliminary allocation of the purchase price.

         (d)      To reflect increased amortization expense as follows:

                  (i)      Amortization of excess costs of the purchase price over
                             net assets acquired..........................................     $ 4,334,000

                  (ii)     Elimination of historical amortization expense in the
                             financial statements of WXON and WLAJ........................         (34,000)
                                                                                               -----------
                                                                                               $ 4,300,000
                                                                                               ===========

         (e)      To eliminate historical corporate expense charged to WLAJ.

         (f) To record interest expense on additional borrowings under the Credit Agreement, the monthly fee paid to the current owner of WLAJ pursuant to the time brokerage agreement and to eliminate historical interest expense (income) in the financial statements of WXON and WLAJ.

         (g)      To reflect a dividend rate on the Preferred Stock of 12 3/4%.

         (h) Pro forma weighted average common shares outstanding does not include the conversion of the Convertible Preferred Stock and the exercise of any outstanding stock options as the effect would be anti-dilutive.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1997
                                   (Unaudited)
                      (in thousands, except per share data)

                                         Granite
                                       Broadcasting
                                        Corporation                 WXON
                                       Three Months           One Month Ended
                                       Ended March 31,            January 31,          Pro Forma
                                           1997                     1997               Adjustments       Pro Forma
                                      ---------------         ---------------       ---------------   ---------------
Net revenue.........................      $32,298                  $  813                22 (a)         $  33,133
Station operating expenses..........       19,797                     643               (57)(b)            20,383
Depreciation expense................        1,375                       6                14 (c)             1,395
Amortization expense................        3,746                                       367 (d)             4,113
Corporate expense...................        1,474                                                           1,474
Non-cash compensation...............          192                                                             192
                                          -------                                                       ---------
Operating income (loss).............        5,714                     164                                   5,576
Equity in net loss of investee......          400                                                             400
Interest expense (income), net......        9,928                                       183 (e)            10,111
Other expense (income)..............          192                     (17)                                    175
                                          -------                  ------                               ---------
Income (loss) before income taxes
  and extraordinary item............       (4,806)                    181                                  (5,110)
Provision for income tax............         (150)                    (19)                                   (169)
                                          -------                  ------                               ---------
Income (loss) before extraordinary
  item..............................       (4,956)                    162                                  (5,279)
                                          -------                  ------                               ---------
Dividend on preferred stock.........        4,197                                     1,579 (f)             5,776
Loss before extraordinary
  item attributable to
  common shareholders...............      $(9,153)                                                      $ (11,055)
                                          =======                                                       =========
Loss before extraordinary item
  per common share..................      $ (1.05)                                                      $   (1.27)
Weighted average common shares
  outstanding(g)....................        8,736                                                           8,736

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                   (Unaudited)

         Adjustments reflected in the pro forma condensed consolidated financial statements are explained as follows:

         (a) To adjust net revenue to reflect reduced national representative commissions at WXON.

         (b)      To adjust station operating expenses as follows:

                  To reduce amortization of film contract
                  rights at WXON to reflect the net assets
                  to be acquired based on the preliminary
                  allocation of the purchase price..............         $35,000

                  To eliminate a management fee paid to
                  a related party of WXON                                 22,000
                                                                       ---------
                                                                         $57,000
                                                                       =========
         (c) To record additional depreciation expense at WXON based on the allocation of the purchase price.

         (d) To record amortization of excess costs of the purchase price over net assets acquired.

         (e) To record interest expense on additional borrowings under the Credit Agreement.

         (f)      To reflect a dividend rate on the Preferred Stock of 12 3/4%.

         (g) Pro forma weighted average common shares outstanding does not include the conversion of the Convertible Preferred Stock and the exercise of any outstanding stock options as the effect would be anti-dilutive.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The consolidated financial statements of the Company reflect increases between the years ended December 31, 1994, 1995 and 1996 and between the three months ended March 31, 1996 and 1997 in substantially all line items. The principal reasons for such increases are the acquisition of KEYE-TV ("KEYE") on February 1, 1995, the acquisition of WWMT-TV ("WWMT") on June 1, 1995, the acquisition of WKBW-TV ("WKBW") on June 29, 1995, the operation of WLAJ under a time brokerage agreement dated October 17, 1996 and the acquisition of WXON on January 31, 1997.


     The Company's revenues are derived principally from local and national advertising and, to a lesser extent, from network compensation for the broadcast of programming and revenues from studio rental and commercial production activities. The primary operating expenses involved in owning and operating television stations are employee salaries, depreciation and amortization, programming and advertising and promotion expenses. Numbers referred to in the following discussion have been rounded to the nearest thousand.


     Management believes WXON is underperforming in terms of revenue share and believes opportunities exist to significantly increase station revenue and improve the Company's liquidity and results of operations by improving the station's overall sales effort. Specifically, Granite has recently changed station management, subscribed to Nielsen to obtain the demographic information necessary to effectively sell advertising, and retained a leading firm to represent WXON in the sale of national advertising.



     The Company's operating revenues are generally lower in the first calendar quarter and generally higher in the fourth calendar quarter than in the other two quarters, due in part to increases in retail advertising in the fall months in preparation for the holiday season, and in election years due to increased political advertising.


         The following table sets forth certain operating data for the three years ended December 31, 1994, 1995 and 1996:


                                                                                           Three Months ended
                                             Year ended December 31,                            March 31,
                                 -----------------------------------------------    -------------------------------
                                     1994              1995              1996             1996              1997
                                     ----              ----              ----             ----              ----
                                                                                               (unaudited)
Operating income..............   $14,513,000       $27,157,000       $33,811,000       $5,582,000        $5,713,000
Add:
  Depreciation and
    amortization..............     8,135,000        13,843,000        17,968,000        4,425,000         5,122,000
  Corporate expense...........     2,162,000         3,132,000         4,800,000          990,000         1,474,000
  Non-cash compensation.......       282,000           363,000           496,000          115,000           192,000
                                 -----------       -----------       -----------       ----------        ----------
Rroadcast cash flow...........   $25,092,000       $44,495,000       $57,075,000      $11,112,000       $12,501,000
                                 ===========       ===========       ===========      ===========       ===========



     "Broadcast cash flow" means operating income plus depreciation, amortization, corporate expense and non-cash compensation. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and are also used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow from operations as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     The Company has elected as provided under Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) to continue to account for stock-based employee compensation under Accounting Principles Board Opinion No. 25.


Three Months ended March 31, 1997 and 1996

     Net revenue for the three months ended March 31, 1997 totaled $32,298,000, an increase of $3,668,000 or 13% compared to $28,630,000 for the three months ended March 31, 1996. Of this increase, $3,581,000 was due to the inclusion of two months of operations of WXON and three months of operations of WLAJ. The remaining increase was primarily due to increased local and national advertising revenue and incremental revenue from the Company's various internet ventures, partially offset by lower political advertising revenue in a non-election year.



     Station operating expenses totaled $19,797,000, an increase of $2,279,000 or 13% compared to $17,518,000 for the three months ended March 31, 1996. Of this increase, $1,367,000 was due to the inclusion of two months of operations of WXON and three months of operations of WLAJ. The remaining increase was primarily due to increased news and administrative expenses, partially offset by lower promotion expenses.



     Depreciation and amortization increased $697,000, or 16% during the three months ended March 31, 1997 compared to the same period a year earlier primarily due to the inclusion of two months of operations of WXON. Corporate expense increased $484,000 or 49% during the three months ended March 31, 1997 compared to the same period a year earlier, primarily due to higher administrative costs associated with the expansion of the Company's corporate office to manage its expanded station group. Non-cash compensation expense increased $77,000 or 67% during the three months ended March 31, 1997 compared to the same period a year earlier due to the granting of additional awards payable in Common Stock (Nonvoting) to certain executive employees of the Company under the Management Stock Plan.



     The equity in net loss of investee of $400,000 for the three months ended March 31, 1997 resulted from the Company recognizing its pro rata share of the net loss of Datacast, LLC under the equity method of accounting.



     Net interest expense was $9,928,000 for the three months ended March 31, 1997 compared to $8,850,000 a year earlier, an increase of 12%, primarily due to the fact that the Company's 9 3/8% Notes, which were issued on February 22, 1996, were outstanding for a full quarter.



     Loss before extraordinary item for the three months ended March 31, 1997 totaled $4,957,000 compared to a loss before extraordinary item of $3,454,000 for the same period a year earlier, an increase of $1,503,000. The increase was primarily due to the changes in the line items discussed above.



     During the three months ended March 31, 1997, the Company purchased $19,405,000 face amount of the 9 3/8% Notes at a discount and replaced it with borrowings under its Credit Agreement which bear interest at a lower rate, thereby reducing its cost of borrowing. In conjunction with the repurchase of this debt, the Company recognized an extraordinary loss, after the write-off of a portion of related deferred financing fees, of $321,000. During the three months ended March 31, 1996, the Company repaid all the then outstanding term loan and revolving credit borrowings under its then existing bank credit agreement using the proceeds from the sales of its 9 3/8% Notes. In connection with the repayment of the term loan, the Company incurred an extraordinary loss on the early extinguishment of debt of $3,510,000 related to the write-off of deferred financing fees.

Years ended December 31, 1996 and 1995

     Net revenue for the year ended December 31, 1996 totaled $129,164,000, an increase of $29,269,000, or 29.3% compared to net revenue of $99,895,000 for the year ended December 31, 1995. Of this increase, $21,262,000 resulted from the inclusion of one additional month of operations of KEYE, five additional months of operations of WWMT and six additional months of operations of WKBW in 1996. The remaining increase was primarily a result of increased local and national advertising, political spending and increased network compensation.

     Station operating expenses for the year ended December 31, 1996 totaled $72,089,000, an increase of $16,690,000, or 30.1% compared to station operating expenses of $55,399,000 in the prior year. Of this increase, $10,648,000 was due to the inclusion of one additional month of operating expenses of KEYE, five additional months of operating expenses of WWMT and six additional months of operating expenses of WKBW. The remaining increase was primarily due to higher programming expenses and increased news expenses associated with the launch of a news operation at KEYE.

     Broadcast cash flow totaled $57,075,000 during the year ended December 31, 1996 compared to $44,495,000 during 1995, an increase of $12,580,000, or 28.3%.
Of the increase, $10,614,000 was due to the inclusion of one additional month of operations of KEYE, five additional months of operations of WWMT and six additional months of operations of WKBW.

     Depreciation and amortization increased by $4,125,000, or 29.8% during the year ended December 31, 1996 compared to 1995 primarily due to the inclusion of one additional month of operations of KEYE, five additional months of operations of WWMT and six additional months of operations of WKBW. Corporate expense increased $1,668,000, or 53.3% during the year ended December 31, 1996 compared to 1995, primarily due to higher administrative costs associated with the expansion of the Company's corporate office to manage its expanded station group. Non-cash compensation expense increased $133,000 during the year ended December 31, 1996 compared to 1995 due to the granting of additional awards payable in Common Stock (Nonvoting) to certain executive employees under the Company's Management Stock Plan.

     As a result of the factors discussed above, operating income increased $6,654,000 or 24.5% during the year ended December 31, 1996 compared to 1995.

     The equity in net loss of investee of $995,000 for the year ended December 31, 1996 resulted from the Company recognizing its pro rata share of the losses of Datacast LLC accounted for under the equity method of accounting. The equity in net income of investee of $439,000 for the year ended December 31, 1995 resulted from the Company recognizing its pro rata share of the earnings of Queen City III Limited Partnership, the ultimate parent of WKBW, under the equity method of accounting. On June 29, 1995, the Company acquired the remaining interest in Queen City III Limited Partnership.

     Net interest expense totaled $36,915,000 during the year ended December 31, 1996, an increase of $9,889,000, or 36.6% compared to net interest expense of $27,026,000 during the year ended December 31, 1995, primarily due to higher levels of outstanding indebtedness as a result of the acquisitions of WWMT and WKBW in June of 1995.

     During 1996, the Company incurred an extraordinary loss of $2,891,000 on the early extinguishment of debt. See "--Liquidity and Capital Resources."

     Net loss totaled $8,785,000 during the year ended December 31, 1996 compared to net loss of $783,000 during 1995, an increase of $8,002,000. This change was primarily due to the changes in the line items discussed above.

Years ended December 31, 1995 and 1994

     Net revenue for the year ended December 31, 1995 totaled $99,895,000, an increase of $37,039,000, or 58.9% compared to net revenue of $62,856,000 for the year ended December 31, 1994. Of this increase, $36,324,000 was due to the inclusion of eleven months of operations of KEYE, seven months of operations of WWMT and six months of operations of WKBW. The remaining increase of $715,000 resulted from a strong advertising environment in the first six months of the year and increased network compensation, offset, in part, by lower political advertising in a non-election year. Net revenue at the Company's initial nine stations (including revenue derived by KEYE, WWMT and WKBW prior to their acquisition by the Company) increased $2,316,000, or 2.0% during the year ended December 31, 1995 as compared to the same period in 1994.

     Station operating expenses for the year ended December 31, 1995 totaled $55,399,000, an increase of $17,635,000, or 46.7% compared to station operating expenses of $37,764,000 for the same period a year earlier. Of this increase, $16,589,000 was due to the inclusion of eleven months of operations of KEYE, seven months of operations of WWMT and six months of operations of WKBW. The remaining increase of $1,046,000 was primarily due to increased news and sales development costs. Station operating expenses at the Company's initial nine stations (including station operating expenses of KEYE, WWMT and WKBW prior to their acquisition by the Company) decreased $1,779,000, or 2.7% during the year ended December 31, 1995 as compared to the same period in 1994.

     Broadcast cash flow totaled $44,495,000 during the year ended December 31, 1995 compared to $25,092,000 during the same period a year earlier, an increase of $19,403,000, or 77.3%. Of this increase, $19,735,000 was due to the inclusion of eleven months of operations of KEYE, seven months of operations of WWMT and six months of operations of WKBW, which was offset, in part, by a decrease in broadcast cash flow from the Company's initial six stations. Broadcast cash flow at the Company's initial nine stations (including broadcast cash flow of KEYE, WWMT and WKBW prior to their acquisition by the Company) increased $537,000, or 1.0% during the year ended December 31, 1995 as compared to the same period in 1994.

     Depreciation and amortization increased by $5,708,000, or 70.2% during the year ended December 31, 1995 compared to the same period a year earlier primarily due to the inclusion of eleven months of operations of KEYE, seven months of operations of WWMT and six months of operations of WKBW. Corporate expense increased $970,000, or 44.9% during the year ended December 31, 1995 compared to the same period a year earlier, primarily due to higher administrative costs associated with the expansion of the Company's corporate office to manage its expanded station group. Non-cash compensation expense increased $81,000 during the year ended December 31, 1995 compared to the same period a year earlier due to the granting of additional awards payable in Common Stock (Nonvoting) to certain executive employees under the Company's Management Stock Plan.

     As a result of the factors discussed above, operating income increased $12,644,000 or 87.1% during the year ended December 31, 1995 compared to the same period a year earlier.

     Net interest expense totaled $27,026,000 during the year ended December 31, 1995, an increase of $16,319,000, or 152.4% compared to net interest expense of $10,707,000 during the same period a year earlier, primarily due to higher levels of outstanding indebtedness as a result of the acquisitions of KEYE, WWMT and WKBW.

     Other expenses increased by $490,000 during the year ended December 31, 1995 compared to the same period a year earlier primarily due to the incurrence of a charge to terminate and change certain service contracts.

     Net loss totaled $783,000 during the year ended December 31, 1995 compared to net income of $3,047,000 during the same period a year earlier, a decrease of $3,830,000. This change is primarily due to the changes in the line items discussed above.

Liquidity and Capital Resources




     In October 1996, the Company entered into agreements with the owner of WLAJ, the ABC affiliate serving Lansing, Michigan, including a time brokerage agreement pursuant to which the Company operates WLAJ and an agreement to acquire substantially all the assets used in the operation of WLAJ for approximately $19.4 million in cash and the assumption of certain liabilities. The Company anticipates financing the acquisition of WLAJ with borrowings under the Credit Agreement. In connection with these agreements, the Company agreed to provide a loan guarantee of up to $12,000,000 in favor of the owner of WLAJ. The Company anticipates acquiring WLAJ during the fourth quarter of 1997. Before the Company acquires WLAJ, the station will apply to the FCC for authority to modify its licensed facilities to increase signal coverage and eliminate certain signal coverage overlap with WWMT so that the Company can obtain an FCC waiver of the restriction on the common ownership of television stations with overlapping contours. Although there can be no assurance that the FCC will approve the modification application or grant the waiver, the Company believes that it will be able to obtain such a waiver.


     On January 31, 1997, the Company acquired substantially all of the assets of WXON, the WB affiliate serving Detroit, Michigan, for $175,000,000 and the assumption of certain liabilities. The Company financed the WXON Acquisition using the proceeds from the sale of the Old Preferred Stock and borrowings of approximately $27,500,000 under the Credit Agreement. See "Use of Proceeds."


     The Company's existing credit agreement allows for revolving credit borrowings of $200,000,000 and permits borrowings of up to $300,000,000 in the aggregate. The revolving credit facility can be used to fund future acquisitions of broadcast stations and for general corporate purposes. As of May 31, 1997, subject to compliance with financial covenants, the Company had $125,000,000 of the revolving credit facility borrowings available under the credit agreement available for acquisitions and working capital purposes. The Company is currently in compliance with the terms and conditions of the Credit Agreement and all other instruments governing its financed debt.



     Cash flows provided by operating activities were $8,698,000 during the three months ended March 31, 1997 compared to cash flows provided by operating activities of $6,365,000 during the three months ended March 31, 1996, an increase of $2,333,000 or 37%. The increase was primarily due to higher broadcast cash flow and a decrease in net operating assets offset, in part, by higher cash interest expense.



     Cash flows used in investing activities were $173,621,000 during the three months ended March 31, 1997 compared to $1,444,000 during the three months ended March 31, 1996. Cash flows used in investing activities during the three months ended March 31, 1997 related primarily to the WXON Acquisition while cash flows used in investing activities during the three months ended March 31, 1996 were related entirely to capital expenditures.



     Cash flows provided by financing activities were $165,748,000 during the three months ended March 31, 1997 compared to cash flows used in financing activities of $661,000 during the three months ended March 31, 1996. The increase resulted primarily from the issuance of the Old Preferred Stock, an increase in net borrowings and a decrease in payments for deferred financing fees.



     Cash flows provided by operating activities were $13,291,000 during the year ended December 31, 1996 compared to $8,806,000 during the year ended December 31, 1995 and $5,808,000 during the year ended December 31, 1994. The increases from year to year resulted primarily from higher broadcast cash flow offset, in part, by higher cash interest expense.

     Cash flows used in investing activities were $14,435,000 during the year ended December 31, 1996, compared to $236,343,000 during the year ended December 31, 1995 and $2,628,000 during the year ended December 31, 1994. Cash flows used in investing activities during the year ended December 31, 1996 related to capital expenditures, the deposit relating to the WXON Acquisition and other capitalized acquisition costs and an investment in Datacast LLC. Cash flows used in investing activities during the year ended December 31, 1995 related primarily to the acquisitions of KEYE, WWMT and WKBW while cash flows used in investing activities during the year ended December 31, 1994 were related entirely to capital expenditures.

     Cash flows provided by financing activities were $1,565,000 during the year ended December 31, 1996 compared to cash flows provided by financing activities of $225,685,000 during the year ended December 31, 1995 and cash flows used in financing activities of $2,780,000 in 1994. The decrease from 1995 to 1996 resulted primarily from a decrease in net borrowings offset in part by a decrease in payments for deferred financing fees. The increase from 1994 to 1995 resulted primarily from a net increase in bank borrowings and the proceeds from the sale of the 10 3/8% Notes, partially offset by higher deferred financing fees and the redemption of the Company's adjustable rate preferred stock.

     The Company may recognize significant taxable income as a result of the acquisition in 1995 of WKBW. Such taxable income would reduce the Company's net operating losses for federal income tax purposes. For financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 109, any taxable income arising from the consummation of the acquisition of WKBW is considered additional purchase price, which will be amortized in future periods. See Note 10 to the Company's Consolidated Financial Statements.


     The FCC has begun adopting rules and proposing others to implement digital television service which includes high definition television systems. See "Business - Proposed Legislation and Regulation." Implementation of DTV service will impose substantial additional costs on television stations to provide the new service, due to increased equipment costs. The Company has not completed its assessment of the capital expenditure required or the benefits to the Company of converting to DTV. Consequently, the Company cannot at this time predict the impact this conversion will have on liquidity, capital resources and results of operations.



     The Company believes that internally generated funds from operations and borrowings under the Credit Agreement's revolving credit facility will be sufficient to satisfy all the Company's cash requirements for its operations for the next twelve months and for the foreseeable future thereafter. The Company expects that any additional acquisitions of television stations would be financed through funds generated from operations, borrowings under the Credit Agreement's revolving credit facility and additional debt and equity financings.

                                    BUSINESS


     Granite is a group broadcasting company which owns and operates ten network-affiliated television stations. The Company also operates an eleventh station, WLAJ, pursuant to a time brokerage agreement. The Company's stations are diverse in geographic location and network affiliation and the eleven station group reaches communities representing approximately 7.75% of the total television households in the United States. For the twelve months ended March 31, 1997, after giving pro forma effect to consummation of the WXON Acquisition and the time brokerage agreement, the Company would have had net revenue, broadcast cash flow and EBITDA of $149,865,000, $69,086,000 and $63,802,000,
respectively.



     The Company's goal is to identify and acquire properties that management believes have the potential for substantial long-term appreciation and to aggressively manage such properties to improve their operating results. Since its inception, the Company has grown significantly, primarily as a result of a series of carefully selected acquisitions involving network affiliates in increasingly larger markets and also as a result of the implementation of the Company's operating strategy. During the year ended December 31, 1995, Granite's net revenue, broadcast cash flow and EBITDA increased by 59%, 77% and 80%, respectively, from the previous year. During the year ended December 31, 1996, Granite's net revenue, broadcast cash flow and EBITDA increased by 29%, 28% and 26%, respectively, from 1995. During the three months ended March 31, 1997, Granite's net revenue, broadcast cash flow and EBITDA increased by 13%, 13% and 9%, respectively, from the same period in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     A key element of the Company's strategy to improve station operating results is innovative sales and marketing techniques using exclusive in-depth audience research, mass-market community events, special local programming and targeted promotional campaigns. The Company also focuses on expanding each station's local news franchise. A majority of Granite's owned and operated stations are ranked either first or second in the key news dayparts and produce as many or more local news programs than their principal competitors. In addition, eight of Granite's owned and operated stations are ranked either first or second in their respective markets in share of viewing audience during the total day. Granite's strategy also involves aggressively managing station operating expenses, including staffing levels and programming expenditures, in order to achieve significant broadcast cash flow margins. For the year ended December 31, 1996, Granite's broadcast cash flow margin exceeded 44%.

Company and Industry Overview

   Station Summary

     The following table sets forth general information for each of the Company's television stations:

                                                                                   Other
                                                                                 Commercial   Station
               Market             Date of     Channel/     Network       Market   Stations    Audience   Station
Station         Area            Acquisition   Frequency   Affiliation    Rank(a)   in DMA     Share (a)   Rank(a)
-------        ------           -----------   ---------   -----------    -------  --------    ---------   -------

WXON-TV       Detroit, MI        01/31/97      20/UHF         WB            9          5          6          6

WWMT-TV       Grand Rapids -
              Kalamazoo -
              Battle Creek, MI   06/01/95       3/VHF        CBS           37          6         18          2

WKBW-TV       Buffalo, NY        06/29/95       7/VHF        ABC           39          4         21          1

KNTV(TV)      San Jose, CA(b)    02/05/90      11/VHF        ABC           52          5(c)      10          2

KSEE-TV       Fresno-
              Visalia, CA        12/23/93      24/UHF(d)     NBC           55          9(e)      16          2

KEYE-TV       Austin, TX         02/01/95      42/UHF        CBS           63          6         16          2

WTVH-TV       Syracuse, NY       12/23/93       5/VHF        CBS           68          4         17          3

WPTA-TV       Fort Wayne, IN     12/11/89      21/UHF(d)     ABC          103          4         22          1

WLAJ-TV       Lansing, MI        Pending(f)    53/UHF        ABC          106          3          7          4

WEEK-TV       Peoria -
              Bloomington,
              IL                 10/31/88      25/UHF(d)     NBC          110          3         23          1

KBJR-TV       Duluth, MN -
              Superior, WI       10/31/88       6/VHF        NBC          134          2         20          2

----------
(a) "Market rank" refers to the size of the television market or Designated Market Area ("DMA") as defined by the A.C. Nielsen Company ("Nielsen"), except for San Jose. KNTV, whose DMA is the Salinas-Monterey television market, primarily serves San Jose and Santa Clara County (which are part of the San Francisco-Oakland-San Jose DMA). If Santa Clara County were a separate DMA, it would rank as the 52nd largest DMA in the United States. "Station rank" represents the rank of a station in its DMA, based on sign-on to sign-off station audience share of such station. All market rank data is derived from an average of the Nielsen Station Index for February 1997, November 1996, May 1996 and February 1996, unless otherwise noted.

(b) All station audience share and station rank data is for the Salinas-Monterey television market and does not reflect KNTV's audience in the adjacent market of San Jose.

(c) Includes KSMS, Salinas-Monterey and KCU, Salinas, both of which broadcast entirely in Spanish.

(d) All television stations in the Fort Wayne, Indiana, Peoria-Bloomington, Illinois and Fresno-Visalia, California television markets are UHF stations.

(e) Includes KFTV Hanford-Fresno and KMSG, Sanger-Fresno, both of which broadcast entirely in Spanish.


(f) WLAJ is currently being operated by the Company pursuant to a time brokerage agreement. The Company anticipates acquiring WLAJ during the fourth quarter of 1997. Before the Company acquires WLAJ, the station will apply to the FCC for authority to modify its licensed facilities to increase signal coverage and eliminate certain signal coverage overlap with WWMT so that the Company can obtain an FCC waiver of the restriction on the common ownership of television stations with overlapping signal contours within the same geographic market. Although there can be no assurance that the FCC will approve the modification application or grant the waiver, the Company believes that it will be able to obtain such a waiver.


Industry Overview

     Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently, there are a limited number of channels available for broadcasting in any one geographic area and the license to operate a broadcast station is granted by the FCC. Television stations can be distinguished by the frequency on which they broadcast. Television stations which broadcast over the very high frequency ("VHF") band of the spectrum generally have some competitive advantage over television stations that broadcast over the ultra-high frequency ("UHF") band of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. In television markets in which all local stations are UHF stations, such as Fort Wayne, Indiana, Peoria-Bloomington, Illinois and Fresno-Visalia, California, no competitive disadvantage exists.

     Television station revenues are primarily derived from local, regional and national advertising and, to a lesser extent, from network compensation and revenues from studio rental and commercial production activities. Advertising rates are based upon a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic make-up of the market served by the station, and the availability of alternative advertising media in the market area. Because broadcast television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the valuation of broadcast properties.

   Revenue Breakdown

     Set forth below are the principal types of television gross revenues (before agency and representative commissions) received by the Company's television stations for the periods indicated and the percentage contribution of each to the gross television revenues of the television stations owned by the Company.

                          GROSS REVENUES, BY CATEGORY,
                           FOR THE COMPANY'S STATIONS
                             (dollars in thousands)

                                                            Years Ended December 31,
                           ---------------------------------------------------------------------------------------------
                                 1992               1993               1994                1995                1996
                           ---------------    ---------------    ---------------    ----------------    ----------------
                            Amount        %    Amount        %    Amount        %     Amount        %     Amount        %
                            ------   ------    ------   ------    ------   ------     ------   ------     ------   ------
Local/Regional(a) .......  $23,088    53.5%   $25,416    56.3%   $38,802    50.9%   $ 60,969    51.0%   $ 73,491    47.5%
National(b) .............   15,367    35.6     16,290    36.1     28,548    37.5      48,995    41.0      61,945    40.0
Network Compensation(c) .    1,427     3.3      1,286     2.8      2,244     2.9       4,154     3.5       7,289     4.7
Political(d) ............    1,246     2.9        133     0.3      4,060     5.3       1,498     1.3       7,265     4.7
Other Revenue(e) ........    2,023     4.7      2,041     4.5      2,559     3.4       3,849     3.2       4,851     3.1
                           -------   -----    -------   -----    -------   -----    --------   -----    --------   -----
Total ...................  $43,151   100.0%   $45,166   100.0%   $76,213   100.0%   $119,465   100.0%   $154,841   100.0%
                           =======   =====    =======   =====    =======   =====    ========   =====    ========   =====


                            Three Months Ended     Three Months Ended
                              March 31, 1996         March 31, 1997
                            ------------------     -----------------
                            Amount          %       Amount          %
                            ------     ------       ------     ------
Local/Regional(a)........   $16,154     47.0%      $18,151      47.5%
National(b)..............    14,243     41.5        16,555      43.4
Network Compensation(c)..     1,859      5.4         1,908       5.0
Political(d).............       889      2.6            86       0.2
Other Revenue(e).........     1,206      3.5         1,479       3.9
                            -------    -----       -------     -----

Total....................   $34,351    100.0%      $38,179     100.0%
                            =======    =====       =======     =====


----------
(a) Represents sale of advertising time to local and regional advertisers or agencies representing such advertisers and other local sources.
(b) Represents sale of advertising time to agencies representing national advertisers.
(c)  Represents payment by networks for broadcasting network programming.
(d)  Represents sale of advertising time to political advertisers.
(e) Represents miscellaneous revenue, including payment for production of commercials.

     Automobile advertising constitutes the Company's single largest source of gross revenues, accounting for approximately 20% of the Company's total gross revenues in 1996. Gross revenues from restaurants and entertainment-related businesses accounted for approximately 12% of the Company's total gross revenues in 1996. Each other category of advertising revenue represents less than 5% of the Company's total gross revenues.

Stations Overview

   WXON: Detroit, Michigan

     WXON began operating on Channel 20 in 1962 as an independent station and began operating as a WB affiliate in 1995. The station historically ranks 6th based on sign-on to sign-off audience share but ranks 5th in many key dayparts, beating the CBS affiliate in overall audience share and key younger demographic ratings. Based upon average ratings through February 1997, WXON ranked 6th in the Detroit DMA with a 6% sign-on to sign-off share and the station generated an audience share as high as 10% during prime time on Wednesday nights.

     The station airs WB network programming during prime time on Sunday, Monday and Wednesday. During other time periods the station airs movies and syndicated programs such as "Dr. Quinn, Medicine Woman," "In the Heat of the Night," "Family Matters," "Cops" and "L.A.P.D." Management believes the station will benefit from the launch of WB network programming on new nights and that there is significant potential to improve ratings over time with the addition of better syndicated programming.


     Management believes WXON is underperforming in terms of revenue share and believes opportunities exist to significantly increase station revenue by improving the station's overall sales effort. Specifically, Granite has recently changed station management, subscribed to Nielsen to obtain the demographic information necessary to effectively sell advertising, and retained a leading firm to represent WXON in the sale of national advertising.


     Detroit is the 9th largest DMA in the United States with a total of 1,770,000 television households and a population of 4,730,000 according to Nielsen. Detroit's economy is based on manufacturing, retail and health services. The largest employers are General Motors, Ford Motor Company, Chrysler, Detroit Medical Center, Henry Ford Health System and Blue Cross Blue Shield of Michigan. The median household income in the DMA is $51,392 according to estimates provided in the BIA Investing in Television 1996 Report (the "BIA Report"). Management considers Detroit to be a very attractive television market due to the limited number of television stations broadcasting in the market. There are only six viable commercial television stations, of which only three are VHF stations. All other top ten television markets have at least four VHF stations. In Detroit, ABC, NBC and Fox affiliates broadcast on the VHF band. The CBS affiliate is a UHF station broadcasting on Channel 62.

   WWMT: Grand Rapids--Kalamazoo--Battle Creek, Michigan

     WWMT began operations in 1950 and is affiliated with CBS. WWMT estimates it receives approximately 25% of the total television advertising revenue available to stations in the Grand Rapids--Kalamazoo--Battle Creek market, based on the most recent available data (1995) from the National Association of Broadcasters.

     Based upon average ratings through February 1997, WWMT ranked second in its DMA with an 18% sign-on to sign-off share. WWMT has won numerous awards for its local newscasts and in 1994 was voted "Best Newscast" by the Michigan Broadcasters Association for the third consecutive year. Also in 1994, The Associated Press recognized the station for "Best Newscast" and "Overall Excellence" in state competition.

     WWMT is distinguished by the fact that it operates four news bureaus located in the major population centers of the market. During 1996, the station expanded its news operation with the launch of News 3 at 5:30 p.m. and an additional hour of news from 7:00 a.m. to 8:00 a.m. WWMT also provides local newscasts on weekend mornings and middays. WWMT's inventory of syndicated programming includes "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy," and "Sally Jesse Raphael."

     The Grand Rapids--Kalamazoo--Battle Creek economy is centered around manufacturing, health services, education and financial services. The median household income in the DMA was $44,818 according to estimates provided in the BIA Report. Leading employers in the area include Pharmacia-Upjohn, Bronson Medical Center, Borgess Medical Center, Butterworth Hospital, St. Mary's Health Services, Steel Case, Inc., Amway Corporation, Meijer, Inc., James River Corporation, General Motors Corporation and The Kellogg Company.

   WKBW: Buffalo, New York

     WKBW began operations in 1958 and is affiliated with ABC. The station is distinguished by its status as one of the top ten ranked ABC affiliates in the country. The Company believes that WKBW has been the number one station in sign-on to sign-off audience share in the Buffalo DMA for over twenty years. Based on data shared among stations in the DMA, WKBW estimates it receives approximately 28% of the total television advertising revenues available to stations in the Buffalo market, based on the most recent available data (1996).

     Based on average ratings through February 1997, WKBW ranked first in its DMA with a 21% sign-on to sign-off share. WKBW has won numerous awards for its newscasts on both a national and state-wide basis. WKBW's inventory of syndicated programming includes "Geraldo," "The Rosie O'Donnell Show," "Wheel of Fortune," "Jeopardy," "Montel Williams" and "Coach."

     The Buffalo economy is centered around manufacturing, government, health services and financial services. The median household income in the DMA was $39,726 according to estimates provided in the BIA Report. Leading employers in the area include General Motors, Ford Motor Company, American Axle and Manufacturing, M&T Bank, Fleet Bank, Roswell Park Cancer Institute, Buffalo General Hospital, NYNEX, Tops Markets and DuPont.

   KNTV: San Jose, California

     KNTV is distinguished by its status as the only Network-affiliated station and only VHF station licensed to serve San Jose, California, the largest city in Northern California and the eleventh largest city in the United States. Its VHF signal is broadcast on Channel 11 and covers all of Santa Clara County, which includes an area that has come to be known as "Silicon Valley." If Santa Clara County were a separate DMA with its 522,980 television households, it would rank as the 52nd largest DMA in the United States. Although the Nielsen rating service designates KNTV as the ABC affiliate for the Monterey-Salinas market (which is southwest of and adjacent to San Jose), according to the February 1997 Nielsen Monterey/Salinas Viewers In Profile Report, more than 62% of the station's audience resides in the San Francisco-Oakland-San Jose television market (the fifth largest DMA in the country). The Company believes that substantially all of such audience resides in Santa Clara County. As a result, KNTV provides a unique opportunity for local and national advertisers to target a media campaign to this highly affluent county.

     KNTV has formally operated as The San Jose News Channel since mid-1987. KNTV's local newscasts compete very effectively against stations licensed to serve San Francisco for Santa Clara County local news audiences. According to November 1996 ratings data, as many adults in Santa Clara County aged 18-49, one of the most popular demographic targets for advertisers, viewed KNTV's popular 5:00 p.m. weekday newscast as any other Network affiliate serving the San Francisco-Oakland-San Jose market. In April 1995, all of the station's local newscasts were redesigned and the 11:00 p.m. newscast was reformatted as "Eleven at 11" to deliver complete news and weather in the first 11 minutes of the program without a commercial break.

     Since 1985, the station has won 43 awards from The Associated Press, the Radio and Television News Directors Association and the California Teachers Association for its news broadcasts, 28 of which were won under the Company's management. The Associated Press named KNTV's 6:00 p.m. newscast the "Best Major Market 30 Minute Newscast" in California and Nevada for 1993. KNTV's inventory of syndicated programming includes, among others, "Home Improvement," "The Montel Williams Show," "Star Trek: The Next Generation," "Inside Edition," and "Cheers."

     Santa Clara County has a diverse and affluent economy. The average effective buying income by household was $57,029 according to the 1996 Demographics USA Report. The area is home to over 2,800 technological companies as well as numerous institutions and companies of national reputation. Prominent corporations located in Santa Clara County include Hewlett-Packard, Lockheed/Martin, IBM, Apple, Intel, Sun Microsystems, Amdahl, Tandem Computers, National Semiconductor, Syntex, Conner Peripherals, Varian Associates and Chips & Technologies. Santa Clara County is also the home of several universities including Stanford University, San Jose State University and Santa Clara University with enrollments aggregating approximately 51,000 students.


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

   KSEE: Fresno-Visalia, California

     KSEE-TV ("KSEE") began operations in 1953 and is affiliated with NBC. KSEE estimates it receives approximately 27% of the total television advertising revenue available to stations in the Fresno-Visalia market as determined by an independent accounting firm based upon the most recent available data (December
1996) submitted to it by local stations. According to average ratings through February 1997, KSEE had a 16% sign-on to sign-off audience share. KSEE has won over 35 awards, including 16 from The Associated Press, for its news coverage since 1988. On May 8, 1995, KSEE was presented with the 1994 Peabody Award, one of the most prestigious awards in broadcast journalism, for an investigative report. KSEE's inventory of syndicated programming includes, among others, "Regis and Kathie Lee," "American Journal," "Jenny Jones," "Ricki Lake," "Seinfeld," "Access Hollywood" and "Mad About You."

     Fresno and the San Joaquin Valley are two of the most productive agricultural areas in the world with over 6,000 square miles planted with more than 250 different crops. Although farming continues to be the single most important part of the Fresno area economy, the area now attracts a variety of service-based industries and manufacturing and industrial operations. No single employer or industry dominates the local economy. The median income by household in the DMA was $38,732, according to estimates provided in the BIA Report. The Fresno-Visalia DMA is also the home of several universities, including Fresno State University, with enrollment estimated at 40,000.

   KEYE: Austin, Texas

     KEYE began operations in 1983. The station, formerly a Fox affiliate, became a CBS affiliate on July 2, 1995. KEYE estimates it receives approximately 21% of the total television advertising revenue available to stations in the Austin market, as determined by an independent accounting firm based upon the most recent available data (December 1996) submitted to it by local stations.

     Based on average ratings through February 1997, KEYE ranked second in its DMA with a 16% sign-on to sign-off share. During 1995, the station began a news operation with the launch of news at 5:30 a.m., 12:00 p.m., 5:00 p.m., 6:00 p.m. and 10:00 p.m. KEYE's inventory of syndicated programming includes "Dr. Quinn, Medicine Woman," "Roseanne," "Home Improvement," "Ricki Lake" and "Jenny Jones."

     The Austin economy benefits from having large private sector employers such as IBM, Motorola, HEB Stores, Advanced Micro Devices, Abbott Laboratories, Texas Instruments, Dell Computers, 3M Corporation, Applied Materials and SEMATECH. Approximately 825 high tech firms employ nearly 85,000 people in the area. This fact, plus the terrain of the region's Hill Country, has resulted in the Austin area being nicknamed "Silicon Hills." Since Austin, the nation's 27th largest city, is the state capital as well as home to the University of Texas, it also provides a substantial amount of public sector employment opportunities. The median income per household in the DMA was $45,741, according to estimates provided in the BIA Report. In addition to the University of Texas, Southwestern University, Saint Edwards University and Southwest Texas University are located in the DMA. Total university enrollment in the DMA is approximately 100,000 students.

   WTVH: Syracuse, New York

     WTVH-TV ("WTVH") began operations in 1948 and is affiliated with CBS. WTVH estimates it receives approximately 26% of the total television advertising revenue available to stations in the Syracuse market, as determined by an independent accounting firm, based upon the most recent available data (December
1996) submitted to it by local stations. WTVH has won over 40 awards, including 15 from The Associated Press, for its news coverage since 1988. WTVH's inventory of syndicated programming includes, among others, "Dr. Quinn, Medicine Woman," "The Dating Game," "The Newlywed Game," "Real TV," "Access Hollywood" and "Mad About You."

     The Syracuse economy is centered on manufacturing, education and government. The median income by household in the DMA was $43,036, according to estimates provided in the BIA Report. Prominent corporations located in the area include Carrier Corporation, New Venture Gear, Bristol-Myers Squibb, Crouse-Hinds, Nestle Foods and Lockheed/Martin. The Syracuse DMA is also the home of several universities, including Syracuse University, Cornell University and Colgate University, with enrollments aggregating over 50,000 students.

   WPTA: Fort Wayne, Indiana


     WPTA-TV ("WPTA") began operations in 1957 and is affiliated with ABC. Through the February 1997 ratings period, WPTA was ranked number one in the Fort Wayne television market in sign-on to sign-off audience share for the past six years and in news audience for the past seven years. WPTA estimates it receives approximately 38% of the total television advertising revenue available to stations in the Fort Wayne market, based on the most recent available data (December 1996). Based on average ratings through February 1997, WPTA ranked first in its DMA with a 22% overall sign-on to sign-off audience share. WPTA has won over 55 awards, including 19 awards from The Associated Press, for its news coverage since 1984, 15 of which were won under the Company's management. WPTA's inventory of syndicated programming includes, among others, "The Oprah Winfrey Show," "Home Improvement," "Entertainment Tonight," "Cheers" and "Coach."


     The Fort Wayne economy is centered on manufacturing, government, insurance, financial services and education. The median income by household in the DMA was $42,368, according to estimates provided in the BIA Report. Prominent corporations located in the area include Magnavox, Lincoln National Life Insurance, General Electric, General Motors, North American Van Lines, GTE, Dana, Phelps Dodge, ITT and Tokheim. The Fort Wayne DMA is also the home of several universities including the joint campus of Indiana University and Purdue University at Fort Wayne, with enrollments aggregating over 11,000 students.

   WLAJ: Lansing, Michigan

     WLAJ began operations in 1990 and is an ABC affiliate. WLAJ estimates it receives approximately 13% of the total television advertising revenue available to television stations in the Lansing market, based on data from local business area reports. Based on average ratings through February 1997, WLAJ ranked fourth in its market with a 7% sign-on to sign-off share. WLAJ's inventory of syndicated programming includes "Oprah," "Sally Jesse Raphael," "Geraldo" and "Cops."

     Lansing is the 106th largest DMA in the United States with a total of 229,000 television households and a population of 639,000. Lansing is the state capital and its economy is centered around government employment, education and manufacturing. The largest employers are General Motors, the State of Michigan, Michigan State University, Meijer Inc., Michigan Capital Healthcare, Sparrow Hospital and Lansing Community College. The median household income in the DMA is $46,143 according to estimates provided in the BIA Report.

     Management considers Lansing to be a very attractive television market for Granite due to its proximity to the Detroit and Grand Rapids--Kalamazoo--Battle Creek television markets where Granite owns and operates WXON and WWMT, respectively. Management believes the proximity of these markets will enable Granite to operate WLAJ and introduce news to the Lansing viewers on a cost efficient basis.


     The Company anticipates acquiring WLAJ in the fourth quarter of 1997. Before the Company acquires WLAJ, the station will apply to the FCC for authority to modify its licensed facilities to increase signal coverage and eliminate certain signal coverage overlap with WWMT so that the Company can obtain an FCC waiver of the restriction on the common ownership of television stations with overlapping signal contours within the same geographic market. Although there can be no assurance that the FCC will approve the modification application or grant the waiver, the Company believes that it will be able to obtain such a waiver.

   WEEK: Peoria-Bloomington, Illinois

     WEEK-TV began operations in 1953 and is affiliated with NBC. The station has been the number one station in sign-on to sign-off audience share in the Peoria-Bloomington market for the past 16 years. WEEK-TV estimates it receives approximately 40% of the total television advertising revenue available to stations in the Peoria-Bloomington market, as determined by an independent accounting firm, based upon the most recent available data (December 1996) submitted to it by local stations. The Company recently completed the acquisition of WIVR-FM in Eureka, Illinois and subsequently changed the station's call letters to WEEK-FM. The radio station will be run in combination with Granite-owned WEEK-TV. The Company believes WEEK-FM will become a stronger radio station once it is established as WEEK-FM and is able to offer the high quality news and information programming produced by WEEK-TV.

     According to average ratings through February 1997, WEEK-TV commands a 23% sign-on to sign-off audience share. WEEK-TV has been the number one news station in the Peoria-Bloomington market for the past 15 years and since 1985 has won over 18 awards from The Associated Press, United Press International and the Illinois Valley Press Club for its news broadcasts, eight of which were won under the Company's management. In addition, in 1994, WEEK-TV received the Illinois Broadcasters Association "Station of the Year" Award for the third consecutive year. The award is presented annually to the television station accumulating the greatest number of recipients of and finalists for the Illinois statewide "Silver Dome" Awards for Excellence. These awards cover various categories, including news, weather programming and special events. Recipients are selected from among all stations in Illinois outside Chicago. WEEK-TV's inventory of syndicated programming includes, among others, "The Oprah Winfrey Show," "Sally Jesse Raphael" and "Seinfeld."

     The Peoria economy is centered on agriculture and heavy equipment manufacturing but has achieved diversification with the growth of service-based industries such as conventions, health care and higher technology manufacturing. Prominent corporations located in Peoria include Caterpillar, Bemis, Central Illinois Light Company, Commonwealth Edison Company, Komatsu-Dresser Industries, IBM, Trans-Technology Electronics and Keystone Steel & Wire. In addition, the United States Department of Agriculture's second largest research facility is located in Peoria, and the area has become a major regional health care center. The economy of Bloomington, on the other hand, is focused on insurance, education, agriculture and manufacturing. Prominent corporations located in Bloomington include State Farm Insurance Company, Country Companies Insurance Company and Diamond-Star Motors Corporation (a subsidiary of Mitsubishi). The median income by household in the DMA was $44,705, according to estimates provided in the BIA Report. The Peoria-Bloomington area is also the home of numerous institutions of higher education including Bradley University, Illinois Central College, Illinois Wesleyan University, Illinois State University, Eureka College and the University of Illinois College of Medicine, with enrollments aggregating over 38,000 students.

   KBJR: Duluth, Minnesota and Superior, Wisconsin

     KBJR began operations in 1954 and is affiliated with NBC. According to average ratings through February 1997, KBJR delivered a 20% sign-on to sign-off audience share. KBJR was awarded "Best Newscast" by The Associated Press in 1994 and 1995 and 1996 and was named "Station of Excellence" by the Radio and Television News Directors Association in a six-state regional competition in 1994. KBJR estimates that it receives 36% of the total television advertising revenue available to stations in the Duluth-Superior market. KBJR's inventory of syndicated programming includes, among others, "The Oprah Winfrey Show," "Jeopardy," "Wheel of Fortune," "Roseanne," "Coach," "The Newlywed Game," "The Dating Game," "Mad About You," and the complete "Star Trek" franchise.

     The area's primary industries include mining, fishing, food products, paper, medical, shipping, tourism and timber. The median income by household in the DMA was $34,860, according to estimates provided in the BIA Report. Duluth is one of the major ports in the United States, out of which iron ore, coal, limestone, cement, grain, paper and chemicals are shipped. Northwest Airlines has completed construction of airplane maintenance facilities in the Duluth area that management estimates added approximately 1,000 jobs to the Duluth area's economy by the end of 1996. Prominent corporations located in the area include Minnesota Power, U.S. West, Mesabi & Iron Range Railway Co., Walmart, Jeno Paulucci International, Lake Superior Industries, Potlatch Corporation, Boise Cascade, Burlington Northern Railway, Target (Dayton-Hudson Corporation), ConAgra, International Multifoods, Peavey, Cargill, U.S. Steel, Cleveland-Cliffs Corporation, NorWest Bank, Shopko, Cub Foods and Advanstar. The Duluth-Superior DMA is also the home of numerous educational institutions such as the University of Minnesota-Duluth, the University of Wisconsin-Superior and the College of St. Scholastica, with enrollments aggregating over 12,000 students.

Network Affiliation

     Whether or not a station is affiliated with one of the four major networks, NBC, ABC, CBS or Fox, has a significant impact on the composition of the station's revenues, expenses and operations. A typical Network affiliate receives the significant portion of its programming each day from the network. This programming, along with cash payments, is provided to the affiliate by the Network in exchange for a substantial majority of the advertising inventory during Network programs. The Network then sells this advertising time and retains the revenues so generated.

     In contrast, a fully independent station purchases or produces all of the programming which it broadcasts, resulting in generally higher programming costs, although the independent station is, in theory, able to retain its entire inventory of advertising and all of the revenue obtained therefrom. However, barter and cash-plus-barter arrangements are becoming increasingly popular. Under such arrangements, a national program distributor typically retains up to 50% of the available advertising time for programming it supplies, in exchange for reduced fees for such programming.


     Each of the Company's stations other than WXON is affiliated with a Network pursuant to an affiliation agreement. KSEE, WEEK and KBJR are affiliated with NBC; KNTV, WPTA, WKBW and WLAJ are affiliated with ABC; and KEYE, WTVH and WWMT are affiliated with CBS. The Network affiliation agreements provide for contract terms of ten years (other than the NBC agreements for which the terms are seven years). The ABC and CBS affiliation agreements expire in 2005 and the NBC affiliation agreements expire in 2002. WXON has an affiliation arrangement with the WB Network, which is terminable by either party at will.


     Under each of the Company's Network affiliation agreements, the Networks may increase or decrease network compensation and, under certain circumstances, terminate the agreement upon advance written notice. Under the Company's ownership, none of its stations has received a termination notice from its respective Network.

     In substance, each Network affiliation agreement provides the stations with the right to broadcast all programs transmitted by the Network with which it is affiliated. In exchange, the Network has the right to sell a substantial majority of the advertising time during such broadcast. In addition, for every hour that the station elects to broadcast Network programming, the Network pays the station a fee, specified in each affiliation agreement, which varies with the time of day. Typically, "prime-time" programming (Monday through Saturday 8-11 p.m. and Sunday 7-11 p.m. Eastern Time) generates the highest hourly rates. Rates are subject to increase or decrease by the Network during the term of each affiliation agreement, with provisions for advance notice to and right of termination by the station in the event of a reduction in rates.

Competition

     The financial success of the Company's television and radio stations is dependent on audience ratings and revenues from advertisers within each station's geographic market. The Company's stations compete for revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Some competitors are part of larger companies with substantially greater financial resources than the Company.

     Competition in the broadcasting industry occurs primarily in individual markets. Generally, a television broadcasting station in one market does not compete with stations in other market areas. The Company's television stations are located in highly competitive markets.

     In addition to management experience, factors that are material to a television station's competitive position include signal coverage, local program acceptance, Network affiliation, audience characteristics, assigned frequency and strength of local competition. The broadcasting industry is continuously faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, changes in labor conditions and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could possibly have a material adverse effect on the Company's operations and results.

     Conventional commercial television broadcasters also face competition from other programming, entertainment and video distribution systems, the most common of which is cable television. These other programming, entertainment and video distribution systems can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as distribution systems for non-broadcast programming. Programming is now being distributed to cable television systems by both terrestrial microwave systems and by satellite. Other sources of competition include home entertainment systems (including video cassette recorders and playback systems, video discs and television game devices), multi-point distribution systems, multichannel multi-point distribution systems, video programming services available through the Internet and other video delivery systems. The Company's television stations also face competition from direct broadcast satellite services which transmit programming directly to homes equipped with special receiving antennas and competition from video signals delivered over telephone lines. Satellites may be used not only to distribute non-broadcast programming and distant broadcasting signals but also to deliver certain local broadcast programming which otherwise may be available to a station's audience.

     The broadcasting industry is continuously faced with technological change and innovation, which could possibly have a material adverse effect on the Company's operations and results. Commercial television broadcasting may face future competition from interactive video and data services that provide two-way interaction with commercial video programming, along with information and data services that may be delivered by commercial television stations, cable television, direct broadcast satellites, multi-point distribution systems, multichannel multi-point distribution systems or other video delivery systems. In addition, recent actions by the FCC, Congress and the courts all presage significant future involvement in the provision of video services by telephone companies. The Telecommunications Act of 1996 lifts the prohibition on the provision of cable television services by telephone companies in their own telephone areas subject to regulatory safeguards and permits telephone companies to own cable systems under certain circumstances. It is not possible to predict the impact on the Company's television stations of any future relaxation or elimination of the existing limitations on the ownership of cable systems by telephone companies. The elimination or further relaxation of the restriction, however, could increase the competition the Company's television stations face from other distributors of video programming.

FCC Licenses

     Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke and modify broadcasting licenses, determine the locations of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations. The Telecommunications Act of 1996, which amends major provisions of the Communications Act, was enacted on February 8, 1996. The FCC has commenced, but not yet completed, implementation of the provisions of the Telecommunications Act of 1996. The Company is currently in compliance with all material FCC licensing and other requirements.


     The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC. In addition, foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, however, may own up to 20% of the capital stock of a licensee and up to 25% of the capital stock of a United States corporation that, in turn, owns a controlling interest in a licensee. A broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation of which more than one-fourth of the capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. Under the Telecommunications Act of 1996, non-citizens may serve as officers and directors of a broadcast licensee and any corporation controlling, directly or indirectly, such licensee. The Company, which is the licensee of one of the existing stations, is restricted by the Communications Act from having more than one-fifth of its capital stock owned by non-citizens, foreign governments or foreign corporations, but not from having an officer or director who is a non-citizen.

     Television broadcasting licenses are generally granted and renewed for a period of eight years, but may be renewed for a shorter period upon a finding by the FCC that the "public interest, convenience and necessity" would be served thereby. At the time application is made for renewal of a television license, parties in interest as well as members of the public may apprise the FCC of the service the station has provided during the preceding license term and urge the grant or denial of the application. Under the Telecommunications Act of 1996 as implemented in the FCC's rules, a competing application for authority to operate a station and replace the incumbent licensee may not be filed against a renewal application and considered by the FCC in deciding whether to grant a renewal application. The statute modified the license renewal process to provide for the grant of a renewal application upon a finding by the FCC that the licensee (1) has served the public interest, convenience, and necessity; (2) has committed no serious violations of the Communications Act or the FCC's rules; and (3) has committed no other violations of the Communications Act or the FCC's rules which would constitute a pattern of abuse. If the FCC cannot make such a finding, it may deny a renewal application, and only then may the FCC accept other applications to operate the station of the former licensee. In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny are filed against broadcast license renewal applications. All of the Company's existing licenses that have come up for renewal have been renewed and are in effect. Such licenses are subject to renewal at various times during 1997, 1998 and 1999. Although there can be no assurance that the Company's licenses will be renewed, the Company is not aware of any facts or circumstances that would prevent the Company from having its licenses renewed.

     FCC regulations govern the multiple ownership of broadcast stations and other media on a national and local level. The Telecommunications Act of 1996 directs the FCC to eliminate or modify certain rules regarding the multiple ownership of broadcast stations and other media on a national and local level. Pursuant to this directive, the FCC has revised its rules to eliminate the limit on the number of television stations that an individual or entity may own or control nationally, provided that the audience reach of all television stations owned does not exceed 35% of all U.S. households. The FCC also has initiated a rulemaking proceeding, in accordance with the Telecommunications Act of 1996, to determine whether to retain, eliminate, or modify its limitations on the number of television stations (currently one in most instances) that an individual or entity may own within the same geographic market.

     Pursuant to the Telecommunications Act of 1996, the FCC has eliminated the limit on the number of radio broadcast stations that an individual or entity may own or control nationally. The FCC also has relaxed its local radio multiple ownership rules governing the common ownership of radio broadcast stations in the same geographic market. In accordance with the Telecommunications Act of 1996, the FCC's rules permit the common ownership of up to eight commercial radio stations, not more than five of which are in the same service (i.e., AM or FM), in markets with 45 or more commercial radio stations. In markets with 30 to 44 commercial radio stations, an individual or entity may own up to seven commercial radio stations, not more than four of which are in the same service. In markets with 15 to 29 commercial radio stations, an individual or entity may own up to six commercial radio stations, not more than four of which are in the same service. In markets with 14 or fewer commercial radio stations, an individual or entity may own up to five commercial radio stations, not more than three of which are in the same service, provided that the commonly owned stations represent no more than 50% of the stations in the market.

     The Telecommunications Act of 1996 does not eliminate the FCC's rules restricting the common ownership of a radio station and a television station in the same geographic market ("one-to-a-market rule") and the common ownership of a daily newspaper and a broadcast station located in the same geographic market. The statute, however, does relax the FCC's one-to-a-market rule by authorizing the FCC to extend its waiver policy to stations located in the 50 largest television markets. As directed by the Telecommunications Act of 1996, the FCC has eliminated its prior restriction on the common ownership of a cable system and a television network. Although the statute lifts the prior statutory restriction on the common ownership of a cable television system and a television station located in the same geographic market, the FCC is not statutorily required to eliminate its regulatory restriction on such common ownership. The FCC has initiated a proceeding to solicit comments on retaining, modifying, or eliminating this regulatory restriction. The Telecommunications Act of 1996 authorizes the FCC to permit the common ownership of multiple television networks under certain circumstances. Furthermore, in accordance with the statute, the FCC has initiated a review of all of its ownership rules to determine whether they continue to serve the public interest.

     Ownership of television licensees generally is attributed to officers, directors and shareholders who own 5% or more of the outstanding voting stock of a licensee, except that certain institutional investors who exert no control or influence over a licensee may own up to 10% of such outstanding voting stock before attribution results. Under FCC regulations, debt instruments, non-voting stock and certain limited partnership interests (provided the licensee certifies that the limited partners are not "materially involved" in the media-related activities of the partnership) and voting stock held by minority shareholders where there is a single majority shareholder generally will not result in attribution. Under the FCC's multiple and cross-ownership rules, which have been or will be revised in accordance with the Telecommunications Act of 1996, an officer or director of the Company or a holder of the Company's voting common stock who has an attributable interest in other broadcast stations, a cable television system or a daily newspaper may violate the FCC regulations depending on the number and location of the other broadcasting stations, cable television systems or daily newspapers attributable to such person. In addition, the FCC's cross-interest policy, which precludes an individual or entity from having an attributable interest in one media property and a "meaningful" (but not attributable) interest in another media property in the same area, may be invoked in certain circumstances to reach interests not expressly covered by the multiple ownership rules. None of the Company's officers, directors or holders of voting common stock have attributable or non-attributable interests in broadcasting stations, cable television systems or daily newspapers that violate the FCC's multiple and cross-ownership rules or the cross-interest policy.

     Irrespective of the FCC rules, the Justice Department and the Federal Trade Commission (together the "Antitrust Agencies") have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industries, and have indicated their intention to review matters related to the concentration of ownership within markets (including local marketing agreements ("LMAs")) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not impact the Company's operations.

     The Telecommunications Act of 1996 authorizes the FCC to issue additional licenses for digital television ("DTV") services only to Existing Broadcasters (as defined herein). DTV is a technology that will improve the technical quality of television service. The Telecommunications Act of 1996 directs the FCC to adopt rules to permit Existing Broadcasters to use their DTV channels for various purposes, including foreign language, niche, or other specialized programming. The statute also authorizes the FCC to collect fees from Existing Broadcasters who use their DTV channels to provide services for which payment is received.

The Cable Television Consumer Protection and Competition Act

     The Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") and the FCC's implementing regulations give television stations the right to control the use of their signals on cable television systems. Under the Cable Act, at three year intervals beginning in June 1993, each television station is required to elect whether it wants to avail itself of must-carry rights or, alternatively, to grant retransmission consent. If a television station elects to exercise its authority to grant retransmission consent, cable systems are required to obtain the consent of that television station for the use of its signal and could be required to pay the television station for such use. The Cable Act further requires mandatory cable carriage of all qualified local television stations electing their must-carry rights or not exercising their retransmission rights. Under the FCC's rules, television stations were required to make their election between must-carry and retransmission consent status by October 1, 1996, for the period from January 1, 1997 through December 31, 1999. Television stations that failed to make an election by the specified deadline were deemed to have elected must-carry status for the relevant three year period. Each of the Company's stations has either elected its must-carry rights or entered into retransmission consent agreements with substantially all cable systems in its DMA. KNTV has elected to exercise its must-carry rights in both the Salinas-Monterey DMA and Santa Clara County. The Company's other stations have elected to require retransmission consent in substantially all cases. Approximately 60% of the households in the geographic areas with respect to which the Company's stations have elected to exercise their retransmission rights subscribe to cable television.

     In April 1993 the U.S. District Court for the District of Columbia upheld the constitutionality of the must-carry provisions of the Cable Act. However, on June 27, 1994, the U.S. Supreme Court vacated the lower court's judgment and remanded the case to the District Court for further proceedings. Although the Supreme Court found the must-carry rules to be content-neutral, it also found that genuine issues of material fact still remained that must be resolved on a more detailed evidentiary record. On remand, on December 13, 1995, the District Court upheld the constitutionality of the must-carry rules. In March 1997, the Supreme Court affirmed the District Court's decision and upheld the constitutionality of the must-carry provisions. Accordingly, cable systems continue to be required to comply with the FCC's must-carry rules.

Proposed Legislation and Regulations

     The FCC currently has under consideration and the Congress and the FCC may in the future consider and adopt new or modify existing laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership, and profitability of the Company's broadcast properties, result in the loss of audience share and advertising revenues for the Company's stations, and affect the ability of the Company to acquire additional stations or finance such acquisitions. Such matters include: (i) spectrum use or other fees on FCC licensees; (ii) the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; (iii) rules relating to political broadcasting;
(iv) technical and frequency allocation matters; (v) changes in the FCC's cross-interest, multiple ownership and cross-ownership rules and policies; (vi) changes to broadcast technical requirements; (vii) limiting the tax deductibility of advertising expenses by advertisers; and (viii) changes to the standards governing the evaluation and regulation of television programming directed towards children, and violent and indecent programming. The Company cannot predict whether such changes will be adopted or, if adopted, the effect that such changes would have on the business of the Company.

     As an example of the above proposed changes, the FCC has initiated rulemaking proceedings to solicit comments on its multiple ownership, attribution and minority ownership rules. More particularly, the FCC has initiated proceedings requesting comment on: (i) narrowing the geographic area where common ownership restrictions would be triggered by limiting it to overlapping "Grade A" contours rather than "Grade B" contours and by permitting (or granting waivers or exceptions for) certain UHF or UHF/VHF station combinations; (ii) relaxing the rules prohibiting cross-ownership of radio and television stations in the same market to allow certain combinations where there remain alternative outlets and suppliers to ensure diversity; (iii) treating television LMAs the same as radio LMAs, which would currently preclude certain television LMAs where the programmer owns or has an attributable interest in another television station in the same market; (iv) establishing a grandfathering policy for certain television LMAs in the event the FCC decides to treat interests in such LMAs as attributable; and (v) treating a company's interest in a joint sales agreement for a television station as an attributable interest for purposes of the FCC's ownership rules. The FCC also has a rulemaking proceeding pending where it seeks comment on whether it should relax attribution and other rules to facilitate greater minority and female ownership. This proceeding currently is being held in abeyance due to uncertainty created by a 1995 Supreme Court decision which narrowed the legal basis for affirmative action programs. The Company cannot predict the outcome of the FCC's rulemaking proceedings or how FCC changes in its multiple and cross-ownership rules, made in accordance with the Telecommunications Act of 1996, will affect the Company's business.

     The FCC also has initiated a notice of inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will impose any limits on commercials at the conclusion of its deliberation. The imposition of limits on the commercial matter broadcast by television stations may have an adverse effect on the Company's revenues.

     Last fall, certain television broadcasters lifted a self-imposed ban on the advertisement of distilled spirits. However, President Clinton has asked the FCC to study whether it should formally prohibit such advertising. Certain members of Congress also are considering sponsoring legislation to ban the advertising of distilled spirits on television and radio stations.

     The FCC has begun adopting rules and proposing others to implement digital television service ("DTV") which includes high definition television systems. DTV is a technology that will improve television audio and video quality. The FCC has "set aside" channels within the existing television system for DTV and has established eligibility criteria which provide a channel for DTV operation to each existing television station and each party holding a construction permit for a new television station ("Existing Broadcasters"). The FCC has determined that DTV will be a digital system which is incompatible with current television transmitters and receivers. The rules for phasing in DTV service permit each television station to provide conventional television service on its regular channel until some point after DTV service has commenced.


     In April 1997, the FCC adopted a table of channels as well as service and licensing rules for DTV. The new DTV table, which provides a channel for digital operation for each Existing Broadcaster, is intended to enable Existing Broadcasters to replicate their current service areas. The new rules require the affiliates of CBS, NBC, ABC and Fox in the 10 largest television markets to initiate commercial DTV service with a digital signal by May 1, 1999. Affiliates of these networks in television markets 11-30 must begin DTV operation by November 1, 1999. All other commercial television stations (including all of the Company's stations) are required to begin DTV broadcasts within five years. By 2006, broadcasters will have to convert to DTV service, terminate their existing analog television service, and surrender their analog channels back to the FCC. The FCC's action allows Existing Broadcasters to use DTV channels according to their best business judgment provided they continue to offer free digital video programming that is at least comparable in resolution to existing television service and is broadcast during the same time periods as existing analog services. While extending public interest obligations to DTV, the FCC intends to initiate a rulemaking proceeding to consider all views on the extent of public interest obligations to be imposed on DTV broadcasters. Two possibilities being considered would require each DTV broadcaster to set aside five percent of its capacity for public interest programming, and a specific amount of free commercial air time for political candidates to speak directly to voters. On December 26, 1996, the FCC adopted a standard for the transmission of digital television in the United States, which is consistent with a consensus agreement voluntarily developed by a broad cross-section of parties, including the broadcasting, equipment manufacturing and computer industries. Implementation of DTV service will impose substantial additional costs on television stations to provide the new service, due to increased equipment costs. It is also possible that advances in technology may permit Existing Broadcasters to enhance the picture quality of existing systems without the need to implement DTV service. The Company has not, however, completed its assessment of the capital expenditure required or the benefits to the Company of converting to DTV. Consequently, the Company cannot predict the effect the authorization of DTV service will have on the Company's business or the level of capital expenditures required to comply with the DTV rules.


Seasonality

     The Company's operating revenues are generally lower in the first calendar quarter and generally higher in the fourth calendar quarter than in the other two quarters, due in part to increases in retail advertising in the fall months in preparation for the holiday season, and in election years due to increased political advertising.

Employees

     The Company and its subsidiaries currently employ approximately 1,170 persons, of whom approximately 277 are represented by two unions (including 11 bargaining units) pursuant to contracts expiring in 1997, 1998, 1999 and 2000 at the Company's stations. The Company believes its relations with its employees are good.

Legal Proceedings

     Not applicable

Properties

     The Company's principal executive offices are located in New York, New York. The lease agreement, for approximately 6,800 square feet of office space in New York, expires January 31, 2011.

     The types of properties required to support each of the Company's stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in downtown or business districts. The transmitter sites and antenna sites are generally located so as to provide maximum market coverage.

     The following table contains certain information describing the general character of the Company's properties:

                   Metropolitan                                Owned or                                 Expiration
Station            Area and Use                                Leased         Approximate Size           of Lease
-------            ------------                                ------         ----------------           --------
KNTV              San Jose, California
                  --------------------
                    Office and Studio                          Owned           26,469 sq. feet             --
                    Tower Site                                 Leased           2,080 sq. feet            9/30/97
                    Low Power Transmission Site                Leased             100 sq. feet         1/1/2001(a)

WTVH              Syracuse, New York
                  ------------------
                    Office and Studio                          Owned           41,500 sq. feet             --

                  Onondaga, New York
                  ------------------
                    Tower Site                                 Owned            2,300 sq. feet             --

KSEE              Fresno, California
                  ------------------
                    Office and Studio                          Owned           32,000 sq. feet             --

                  Bear Mountain, Fresno
                  County, California
                  ------------------
                    Tower Site                                 Leased           9,300 sq. feet           3/22/2034

WPTA              Fort Wayne, Indiana
                  -------------------
                    Office, Studio and Tower Site              Owned           18,240 sq. feet             --

WEEK              Peoria, Illinois
                  ----------------
                    Office, Studio and Tower Site              Owned           20,000 sq. feet             --

                  Bloomington, Illinois
                  ---------------------
                    Studio and Sales Office                    Leased             617 sq. feet           12/31/97

KBJR              Duluth, Minnesota, Superior, Wisconsin
                  --------------------------------------
                    Office and Studio                          Owned           15,749 sq. feet             --
                    Tower Site                                 Owned            3,125 sq. feet             --

KEYE              Austin, Texas
                  -------------
                    Office and Studio                          Owned           14,000 sq. feet             --
                    Tower Site                                 Leased           1,600 sq. feet             5/1/98

WWMT              Kalamazoo, Michigan
                  -------------------
                    Office and Studio                          Owned           45,000 sq. feet             --
                  Gun Lake, Michigan
                  ------------------
                    Tower Site                                 Owned            3,580 sq. feet             --

WKBW              Buffalo, New York
                  -----------------
                    Office and Studio                          Owned           32,000 sq. feet             --

                  Colden, New York
                  ----------------
                    Tower Site                                 Owned            3,406 sq. feet             --

WXON              Southfield, Michigan
                  --------------------
                    Office                                     Leased           8,850 sq. feet            5/31/99

                  Southfield, Michigan
                  --------------------
                    Studio and Tower Site                      Leased(b)       30,000 sq. feet            9/30/06

----------
(a)  Assuming exercise of all of the Company's renewal options under such lease.
(b)  The Company owns a 3,400 square foot building on the property.

                                   MANAGEMENT

     The following table sets forth information concerning the executive officers and directors of the Company as of February 1, 1997:

         Name                                          Age                      Position
         ----                                          ---                      --------
W. Don Cornwell(a)...................................  49     Chairman of the Board, Chief Executive Officer
                                                                and Director
Stuart J. Beck(a)....................................  50     President, Treasurer, Secretary and Director
Robert E. Selwyn, Jr.................................  54     Chief Operating Officer
Lawrence I. Wills....................................  36     Vice President-Finance and Controller
Ellen McClain........................................  32     Vice President-Corporate Development and Treasurer
James L. Greenwald(b)................................  69     Director
Vickee Jordan Adams..................................  37     Director
Martin F. Beck(b)....................................  79     Director
Edward Dugger, III(b)................................  47     Director
Thomas R. Settle(a)(c)...............................  55     Director
Charles J. Hamilton, Jr.(c)..........................  49     Director
Mikael Salovaara.....................................  43     Director

----------
(a)  Member of the Stock Option Committee.
(b)  Member of the Audit Committee.
(c)  Member of the Compensation Committee and Management Stock Plan Committee.

     Mr. Cornwell is a founder of the Company and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1988. Mr. Cornwell served as President of the Company, which office then included the duties of chief executive officer, until September 1991 when he was elected to the newly-created office of Chief Executive Officer. Prior to founding the Company, Mr. Cornwell served as a Vice President in the Investment Banking Division of Goldman, Sachs & Co. ("Goldman Sachs") from May 1976 to July 1988. In addition, Mr. Cornwell was the Chief Operating Officer of the Corporate Finance Department of Goldman Sachs from January 1980 to August 1987. Mr. Cornwell is a director of Melville Corporation, Hershey Trust Company, the Milton S. Hershey School, Pfizer, Inc., CVS Corporation and Utendahl Capital Partners. Mr. Cornwell received a Bachelor of Arts degree from Occidental College in 1969 and a Masters degree in Business Administration from Harvard Business School in 1971.

     Mr. Stuart Beck is a founder of the Company and has been a member of the Board of Directors and Secretary of the Company since February 1988 and President of the Company since September 1991. Prior to founding the Company, Mr. Beck was an attorney in private practice of law in New York, New York and Washington, DC. Mr. Beck is a member of the Board of American Women in Radio and Television Society. Mr. Beck received a Bachelor of Arts degree from Harvard College in 1968 and a Juris Doctor degree from Yale Law School in 1971. Mr.
Beck is the son of Martin F. Beck.

     Mr. Selwyn has been Chief Operating Officer of the Company since September 19, 1996. Prior to joining the Company, Mr. Selwyn was employed by New World Communications, Inc. from May 1993 to June 1996 serving as Chairman and Chief Executive Officer of the New World Television Station Group. Mr. Selwyn received a bachelor of science degree from the University of Tennessee in 1968. From 1990 until 1993, Mr.

Selwyn was the President of Broadcasting for SCI Television, Inc. Mr. Selwyn was an officer of SCI Television, Inc. at the time that company filed a petition under Federal bankruptcy laws.

     Mr. Wills has been Vice President-Finance and Controller of the Company since June 25, 1990. Prior to joining the Company, Mr. Wills was employed by Ernst & Young LLP from July 1982 to May 1990 in various capacities, the most recent of which was as audit manager responsible for managing and supervising audit engagements. Mr. Wills is a director of the Broadcast Cable Financial Management Association. Mr. Wills received a bachelors degree in Business Administration from Iona College in 1982.

     Ms. McClain has been Vice President - Corporate Development and Treasurer of the Company since January 1994. Prior to joining Granite, Ms. McClain attended Harvard Business School, where she received a Masters degree in Business Administration in June 1993. From 1990 to 1991, Ms. McClain was an Assistant Vice President with Canadian Imperial Bank of Commerce, where she served as a lender in the Bank's Media Group and from 1986 to 1990 was employed by Bank of New England, N.A. in various capacities including a lender in the Communications Group. Ms. McClain is a director of the National Association of Black Owned Broadcasters. Ms. McClain received a Bachelor of Arts Degree in Economics from Brown University in 1986.

     Mr. Greenwald has been a member of the Board of Directors of the Company since December 1988. Mr. Greenwald was the Chairman and Chief Executive Officer of Katz Communications, Inc. from May 1975 to August 1994 and has been Chairman Emeritus since August 1994. Mr. Greenwald has served as President of the Station Representatives Association and the International Radio and Television Society and Vice President of the Broadcast Pioneers. Mr. Greenwald received a Bachelor of Arts degree from Columbia University in 1949 and an Honorary Doctorate Degree in Commercial Science from St. Johns University in 1980.

     Ms. Adams has been a member of the Board of Directors of the Company since August 1988. Ms. Adams has been Vice President, Director of Communications Training with Ketchum P.R., a New York City-based public relations firm, since October 1992. From February 1990 to September 1992, Ms. Adams was Vice President, Manager Communications Training with Burson-Marsteller, a New York City-based public relations firm. From December 1983 to February 1990, Ms. Adams served in various capacities in Burson-Marsteller's Communications Training section. Ms. Adams is an Advisory Council Member of the New York Zoological Society and a member of the PENN Club Board of Governors. She has also served on the Board of the NOW Legal Defense and Education Fund since 1988. Ms. Adams received a Bachelor of Arts degree from the University of Pennsylvania in 1981.

     Mr. Martin Beck has been a member of the Board of Directors of the Company since December 1988. Mr. Beck has served as Chairman of Beck-Ross Communications, Inc., a New York-based group owner of FM radio stations, from June 1966 until April 1995, at which time he retired. Mr. Beck has served as President of the New York State Broadcasters Association, the Long Island Broadcasters Association and the National Association of Broadcasters Radio Board. Mr. Beck is a director of Tribune Swab Fox Companies, Inc. Mr. Beck received a Bachelor of Arts degree from Cornell University in 1938. Mr. Beck is the father of Stuart J. Beck.

     Mr. Dugger has been a member of the Board of Directors of the Company since December 1988. Mr. Dugger has been President and Chief Executive Officer of UNC Ventures, Inc., a Boston-based venture capital firm, since January 1978. Mr. Dugger is a director of the Federal Reserve Bank of Boston and Envirotest Systems Corporation. Mr. Dugger received a Bachelor of Arts degree from Harvard College in 1971 and a Masters degree in Public Administration and Urban Planning from Princeton University in 1973. In 1988, prior to the investment in the Company by UNC Ventures, Inc. and UNC Ventures II, L.P. (the "UNC Entities"), an agreement was entered into between Mr. Cornwell, Mr. Stuart Beck and the UNC Entities pursuant to which Mr. Dugger was to become a member of the Company's Board of Directors and be assured of remaining on the Board until the earlier to occur of certain events, including the effectiveness of a registration statement covering any securities of the Company. This event occurred on January 13, 1992 when the Company's registration statement for the initial public offering of the Common Stock (Nonvoting) was declared effective by the Securities and Exchange Commission.

     Mr. Hamilton has been a member of the Board of Directors of the Company since July 1992. Mr. Hamilton has been a partner in the New York law firm of Battle Fowler since 1983. Mr. Hamilton received a Bachelor of Arts degree from Harvard College in 1969 and a Juris Doctor degree from Harvard Law School in 1975. Mr. Hamilton is a trustee of the National Urban League, Inc. and the Environmental Defense Fund. Mr. Hamilton is a member of the Board of Directors of the Phoenix House Foundation, Inc. He is a member of the Committee on Policy for Racial Justice of the Joint Center for Political and Economic Studies, Inc. in Washington, DC and is Chairman of the Board of Directors of the Higher Education Extension Service.

     Mr. Settle has been a member of the Board of Directors of the Company since July 1992. Mr. Settle founded and has been the President of The Winchester Group, Inc., an investment advisory firm, since 1990. Mr. Settle was the chief investment officer at Bernhard Management Corporation from 1985 to 1989. He was a Managing Director of Furman Selz Capital Management from 1979 until 1985. Mr. Settle received a Bachelor of Arts Degree from Muskingum College in 1963 and a Masters degree in Business Administration from Wharton Graduate School in 1965.

     Mr. Salovaara has been a member of the Board of Directors since March 1994. Mr. Salovaara has been a General Partner of Greycliff Partners, an investment advisory firm, since 1991 and was a Limited Partner of the Blackstone Group from 1994 until 1996. Mr. Salovaara worked at Goldman, Sachs & Co. from 1980 to 1991 where he was a General Partner from 1988 to 1991. Mr. Salovaara is a trustee of Playwrights Horizons in New York City and Wooster College and a visitor and governor of St. John's College. Mr. Salovaara is a director of Circuit City Stores, Inc. Mr. Salovaara received a Bachelor of Arts degree from Dartmouth College in 1974, a Juris Doctor degree and Masters degree in Business Administration from the University of Virginia in 1980 and a Masters of Arts degree from Cambridge University in 1986.

     All members of the Board of Directors hold office until the next annual meeting of shareholders of the Company or until their successors are duly elected and qualified. All officers are elected annually and serve at the discretion of the Board of Directors.

     Members of the Board of Directors were entitled to receive a fee of $2,500 for each Board of Directors meeting attended in person that was held prior to February 25, 1997. Pursuant to and in accordance with the terms and conditions of the Company's Director Stock Option Plan (the "Director Option Plan"), however, once every three years, each director was permitted to elect (a "Triennial Election") to receive options to purchase shares of the Company's Common Stock (Nonvoting) ("Options"), in lieu of cash compensation, for attendance at regularly scheduled quarterly meetings of the Board ("Regular Quarterly Meetings") during the three years subsequent to the Triennial Election or until their earlier termination (the "Triennial Option Period"). At the end of the last Triennial Option Period, February 25, 1997, however, all directors automatically received (and will receive on each third year anniversary thereafter), an option to purchase 18,000 shares of Common Stock (Nonvoting) ("Automatic Director Service Awards") as compensation for attendance at Regular Quarterly Meetings during the Triennial Option Period subsequent to the grant, in lieu of cash compensation. Directors elected or appointed during the Triennial Option Period receive Options, in lieu of cash compensation, for the remaining portion of the Triennial Option Period.

     During the Triennial Option Period, Options to purchase shares of Common Stock (Nonvoting) become exercisable one year (or immediately in the case of Automatic Director Service Awards) from the date of attendance by a director at a Regular Quarterly Meeting in the following amounts: (i) 1,500 shares for attendance in person; or (ii) 500 shares for attendance by telephonic means. The exercise price of all Options is the fair market value of the Common Stock (Nonvoting) on the date of grant. The following directors elected to receive Options, in lieu of cash compensation, for the recently completed, Triennial Option Period: James L. Greenwald, Vickee Jordan Adams, Martin F. Beck, Thomas
R. Settle, Charles J. Hamilton, Jr. and Mikael Salovaara. See "Director Stock Option Plan."

     In addition, under the Director Option Plan, directors receive Options ("Automatic Committee Awards") to purchase shares of Common Stock (Nonvoting) for service on certain of the committees of the Board of Directors

(each a "Committee"). Automatic Committee Awards to purchase 1,500 shares of Common Stock (Nonvoting) become exercisable one year (or immediately for Automatic Committee Awards to be granted after February 27, 1997) from the date of attendance, in person, at each regularly scheduled Committee meeting.

     Directors are separately reimbursed by the Company for their travel expenses incurred in attending Board or committee meetings.

Executive Compensation

     The following table sets forth the cash compensation paid by the Company to its Chief Executive Officer and each of its most highly compensated executive officers whose total cash compensation exceeded $100,000 during the fiscal year ended December 31, 1996, for each of the three years in the period ended December 31, 1996:

                           Summary Compensation Table

                                                                Long-Term Compensation
                                 Annual Compensation                    Awards
                           ----------------------------------  -----------------------
                                                               Restricted                  All Other
     Name and                                                     Stock       Options/   Compensation
Principal Position           Year     Salary ($)     Bonus ($)    Awards      SARs (#)       ($)(a)
--------------------       -------- -------------   ----------  ----------  -----------  ------------
W. Don Cornwell              1996     $483,000      $ -         $      -      484,000     $  4,750
Chief Executive              1995      460,000       46,000            -      165,000        4,620
  Officer                    1994      270,000        -                -            -        3,000

Stuart J. Beck               1996      483,000        -                -      395,000        4,750
President                    1995      460,000       46,000            -      135,000        4,620
                             1994      267,000        -                -            -        2,000

Robert E. Selwyn, Jr.        1996      102,083(b)     -          373,140(c)   150,000            -
Chief Operating              1995       -             -                -            -            -
  Officer                    1994       -             -                -            -            -

Lawrence I. Wills            1996      125,000       -           150,438(d)         -        3,125
Vice President -             1995      115,000       28,000            -            -        2,875
  Finance and                1994      105,000       25,000       70,000(e)         -        2,100
  Controller

Ellen McClain                1996      125,000        -          155,625(f)         -        3,125
Vice President - Corporate   1995       85,000       45,000       41,438(g)         -        2,125
  Development and Treasurer  1994       68,000       17,000       30,000(h)         -            -

----------
(a) Represents matching Company contributions under the Company's Employees' Profit Sharing and Savings (401(k)) Plan.

(b) Represents salary received from September 19, 1996, Mr. Selwyn's date of hire. Mr Selwyn's annual salary under his employment contract with the Company is $350,000.

(c) Represents the market value on the date of award of 30,000 Bonus Shares (as defined) awarded under the Company's Management Stock Plan on October 22, 1996. 10,000 shares vest on December 31, 1997 and each anniversary thereof through December 31, 1999. Shares of Common Stock (Nonvoting) subject to an Award of Bonus Shares are not deemed issued and outstanding until such Bonus Shares vest, and no shareholder rights, including the right to receive dividends, if any, will arise with respect thereto until the Bonus Shares vest.

(d) Represents the market value on the date of award of 14,500 Bonus Shares awarded under the Company's Management Stock Plan on July 25, 1996. On December 31, 1996, 1,500 Bonus Shares vested. An additional 1,500 Bonus Shares will vest on December 31, 1997 and 1998 and 5,000 Bonus Shares will vest on each of December 31, 1999 and 2000. Shares of Common Stock (Nonvoting) subject to an Award of Bonus Shares are not deemed issued and outstanding until such Bonus Shares vest, and no shareholder rights, including the right to receive dividends, if any, will arise with respect thereto until such Bonus Shares vest.

(e) Represents the market value on the date of award of 17,500 Bonus Shares awarded under the Company's Management Stock Plan on March 15, 1994. On each of December 31, 1994, 1995 and 1996, 3,500 Bonus Shares vested. An additional 3,500 Bonus Shares will vest on December 31, 1997 and December 31, 1998. Shares of Common Stock (Nonvoting) subject to an Award of Bonus Shares are not deemed issued and outstanding until such Bonus Shares vest, and no shareholder rights, including the right to receive dividends, if any, will arise with respect thereto until such Bonus Shares vest.

(f) Represents the market value on the date of award of 15,000 Bonus Shares awarded under the Company's Management Stock Plan on July 25, 1996. On December 31, 1996, 2,500 Bonus Shares vested. An additional 2,500 Bonus Shares will vest on December 31, 1997 and each anniversary thereof through December 31, 1999 and 5,000 Bonus Shares will vest on December 31, 2000. Shares of Common Stock (Nonvoting) subject to an Award of Bonus Shares are not deemed issued and outstanding until such Bonus Shares vest, and no shareholder rights, including the right to receive dividends, if any, will arise with respect thereto until such Bonus Shares vest.

(g) Represents the market value on the date of award of 6,500 Bonus Shares awarded under the Company's Management Stock Plan on July 1, 1995. On each of December 31, 1995 and 1996, 1,500 Bonus Shares vested. An additional 1,500 Bonus Shares will vest on December 31, 1997 and December 31, 1998 and 2,500 Bonus Shares will vest on December 31, 1999. Shares of Common Stock (Nonvoting) subject to an Award of Bonus Shares are not deemed issued and outstanding until such Bonus Shares vest, and no shareholder rights, including the right to receive dividends, if any, will arise with respect thereto until such Bonus Shares vest.

(h) Represents the market value on the date of award of 7,500 Bonus Shares awarded under the Company's Management Stock Plan on March 15, 1994. On each of December 31, 1994 and 1995, 1,500 Bonus Shares vested. An additional 1,500 Bonus Shares will vest on December 31, 1996 and each anniversary thereof through December 31, 1998. Shares of Common Stock (Nonvoting) subject to an Award of Bonus Shares are not deemed issued and outstanding until such Bonus Shares vest, and no shareholder rights, including the right to receive dividends, if any, will arise with respect thereto until the Bonus Shares vest.

Employment Agreements and Compensation Arrangements

     Mr. Cornwell and Mr. Stuart Beck each have an employment agreement with the Company. The agreements provide for a two year employment term which is automatically renewed for subsequent two year terms unless advance notice of nonrenewal is given (the current term under such agreements, which were renewed in 1995, expires September 19, 1997). The base salary determined by the Compensation Committee of the Board of Directors was $460,000 for 1995 and $483,000 for 1996. The agreements stipulate that Mr. Cornwell and Mr. Beck will devote their full time and efforts to the Company and will not engage in any business activities outside the scope of their employment with the Company unless approved by a majority of the Company's independent directors. Under the agreements, Mr. Cornwell and Mr. Beck are permitted to exchange any or all of their shares of Voting Common Stock for shares of Common Stock (Nonvoting), provided that such exchange does not jeopardize the Company's status as a minority-controlled entity under FCC regulations and that, after such exchange is effected, there will continue to be shares of voting stock of the Company outstanding. In addition to the compensation set forth in the employment agreements, Mr. Cornwell and Mr. Beck are eligible to receive incentive bonus payments under the Company's incentive bonus plan and stock options under certain of the Company's stock option plans. See "--Stock Option Plan," "--Management Stock Plan" and "--Target Cash Flow Stock Option Plan."

     In November 1990, the Compensation Committee of the Board of Directors established each of Mr. Cornwell's and Mr. Stuart Beck's base compensation for fiscal 1991 at $210,000. In order for the Company to remain in compliance with one of its covenants under the loan agreement relating to its then existing bank debt, in 1991 Mr. Cornwell adjusted his base salary down to $20,730. In 1992, the Board of Directors of the Company adopted a resolution providing that Mr. Cornwell's salary adjustment in 1991 did not vitiate Mr. Cornwell's right to the remainder of his base compensation in subsequent years. In connection therewith, Mr. Cornwell received supplemental payments in 1992, 1993 and 1994 totaling $33,000, $72,000 and $3,000, respectively.

     Mr. Selwyn has an employment agreement with the Company. The current employment term expires January 31, 2000, which term may be extended by mutual written agreement of the parties. The annual base salary determined by the Compensation Committee of the Board of Directors is $350,000 for 1996 and 1997. The agreement stipulates that Mr. Selwyn will devote his full time and effort to the Company and will not engage in any business activities outside of the scope of his employment with the Company other than permitted thereunder. In addition to his base salary, Mr. Selwyn is eligible to receive shares of the Company's Common Stock (Nonvoting) under the Management Stock Plan, has been granted options to purchase shares of Common Stock (Nonvoting) under the Stock Option Plan and is eligible to participate in the Company's Employee Stock Purchase Plan. See"--Employee Stock Purchase Plan," "--Stock Option Plan" and "--Management Stock Plan."

     Under an employment arrangement with the Company, Mr. Wills is eligible to receive an annual cash bonus based upon the Company's financial performance during that year, such bonus to be determined by Messrs. Cornwell and Beck. Mr. Wills's 1996 base salary was fixed at $125,000.

     Under an employment arrangement with the Company, Ms. McClain is eligible to receive an annual cash bonus based upon the Company's financial performance during that year, such bonus to be determined by Messrs. Cornwell and Beck. Ms. McClain's 1996 base salary was fixed at $125,000.

401(k) Profit Sharing and Savings Plan

     Effective January 1990, the Company adopted the Granite Broadcasting Corporation Employees' Profit Sharing and Savings (401(k)) Plan for the purpose of providing retirement benefits for substantially all of its employees. Contributions to the Plan are made by both the employee and the Company. The Company matches 50% of that part of an employee's deferred compensation which does not exceed 5% of such employee's salary. Company-matched contributions vest at a rate of 20% for each year of an employee's service to the Company.

     A contribution to the Plan of $642,000 was charged to expense for 1996.

Employee Stock Purchase Plan

     On February 28, 1995, the Company adopted the Granite Broadcasting Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan") for the purpose of enabling its employees to acquire ownership of Common Stock (Nonvoting) at a discount, thereby providing an additional incentive to promote the growth and profitability of the Company. The Stock Purchase Plan enables employees of the Company to purchase up to an aggregate of 1,000,000 shares of Common Stock (Nonvoting) at 85% of the then current market price through application of regularly made payroll deductions. The Stock Purchase Plan is administered by a Committee consisting of not less than two directors who are ineligible to participate in the Stock Purchase Plan. The members of the Committee are currently Mr. Cornwell and Mr. Stuart J. Beck. At the discretion of the Committee, purchases under the Stock Purchase Plan may be effected through issuance of authorized but previously unissued shares, treasury shares or through open market purchases. The Committee has engaged a brokerage company to administer the day-to-day functions of the Stock Purchase Plan. Purchases under the Stock Purchase Plan commenced on June 1, 1995.

Stock Option Plan


     In April 1990, the Company adopted a Stock Option Plan (the "Stock Option Plan") providing for the grant, from time to time, of Options to key employees, officers and directors of the Company or its affiliates (collectively, the "Participating Persons") to purchase shares of Common Stock (Nonvoting). On April 25, 1995, 165,000 Options were granted to Mr. Cornwell and 135,000 Options were granted to Mr. Stuart Beck. On April 23, 1996, 166,000 Options were granted to Mr. Cornwell and 135,000 Options were granted to Mr. Stuart Beck. On April 25, 1996, 318,000 Options were granted to Mr. Cornwell and 260,000 Options were granted to Mr. Stuart Beck. On September 19, 1996, 150,000 Options were granted to Mr. Selwyn. On April 29 1997, the Plan was amended to increase the shares of Common Stock (Nonvoting) subject to Options available for grant under the Plan to 3,000,000 from 2,000,000. On April 29, 1997, 166,000 Options were granted to
Mr. Cornwell and 135,000 Options were granted to Mr. Stuart Beck. As of December 31, 1996, Options granted under the Plan were outstanding for the purchase of 1,775,500 shares of Common Stock (Nonvoting).


     The Stock Option Plan provides for the grant of (i) Options intended to qualify as Incentive Stock Options ("ISOs") as defined in Section 422 of the Code, to certain key employees of the Company or its affiliates (including employees who are officers or directors, but excluding directors who are not employees) who have substantial responsibility in the direction and management of the Company or an affiliate ("Key Employees") and (ii) Options which do not qualify as ISOs ("NQSOs") to Key Employees and other officers and directors of the Company or its affiliates who have substantial responsibility in the direction and management of the Company or an affiliate. No Participating Person may be granted ISOs which, when first exercisable in any calendar year (combined with all incentive stock option plans of the Company and its affiliates) will permit such person to purchase stock of the Company having an aggregate fair market value (determined as of the time the ISO was granted) of more than $100,000.

     The Stock Option Plan is administered by a committee consisting of not less than three members of the Board of Directors appointed by the Board. Subject to the provisions of the Stock Option Plan, the committee is empowered to, among other things, grant Options under the Stock Option Plan; determine which employees may be granted Options under the Stock Option Plan, the type of Option granted (ISO or NQSO), the number of shares subject to each Option, the time or times at which Options may be granted and exercised and the exercise price thereof; construe and interpret the Stock Option Plan; determine the terms of any option agreement pursuant to which Options are granted (an "Option Agreement"), and amend any Option Agreement with the consent of the recipient of Options (the "Optionee"). Notwithstanding the foregoing, grants under the Stock Option Plan to officers of the Company and holders of 10% or more of the Voting Common Stock are made by the disinterested members of the Board of Directors of the Company. The Board of Directors may amend or terminate the Stock Option Plan at any time, except that approval of the holders of a majority of the outstanding Voting Common Stock of the Company is required for amendments which decrease the minimum option price for ISOs, extend the term of the Stock Option Plan beyond 10 years or the maximum term of the Options granted beyond 10 years, withdraw the administration of the Stock Option Plan from the committee, change the class of eligible employees, officers or directors or increase the aggregate number of shares which may be issued pursuant to the provisions of the Stock Option Plan. Notwithstanding the foregoing, the Board of Directors may, without the need for shareholder approval, amend the Stock Option Plan in any respect to qualify ISOs as Incentive Stock Options under Section 422 of the Code.

     Options granted to each of Mr. Cornwell and Mr. Stuart Beck in April 1997 will vest as follows: (i) 40% of the Options granted will become exercisable on April 29, 1998; (ii) 30% will become exercisable on April 29, 1999; and (iii) 10% will become exercisable on each of April 29, 2000, 2001 and 2002. Options granted to each of Mr. Cornwell and Mr. Stuart Beck in 1996 vest as follows: (i) approximately 35% of the Options granted on April 23, 1996 are exercisable and the remainder become exercisable in varying percentages on various dates from December 1, 1997 through April 23, 2001; (ii) 50% of the Options granted on April 25, 1996 become exercisable on October 23, 1997 and the remaining 50% of such Options become exercisable on April 23, 1998. Approximately 5% of the Options granted to Mr. Selwyn in 1996 became exercisable on December 30, 1996, and the remaining options become exercisable in varying percentages from December 31, 1997 through January 1, 2000.


     The exercise price per share for all ISOs may not be less than 100% of the fair market value of a share of Common Stock (Nonvoting) on the date on which the Option is granted (or 110% of the fair market value on the date of grant of an ISO if the Optionee owns more than 10% of the total combined voting power of all classes of voting stock of the Company or any of its affiliates (a "10% Holder")). The exercise price per share for NQSOs may be less than, equal to or greater than the fair market value of a share of Common Stock (Nonvoting) on the date such NQSO is granted. Options are not assignable or transferable other than by will or the laws of descent and distribution.

     Unless sooner terminated by the Board of Directors, the Stock Option Plan will terminate on April 1, 2000, 10 years after its effective date. Unless otherwise specifically provided in an Optionee's Option Agreement, each Option granted under the Stock Option Plan expires no later than 10 years after the date such Option is granted (5 years for ISO's granted to 10% Holders). Options may be exercised only during the period that the original Optionee has a relationship with the Company which confers eligibility to be granted Options and (i) for a period of 30 days after termination of such relationship, (ii) for a period of 3 months after retirement by the Optionee with the consent of the Company, or (iii) for a period of 12 months after the death or disability of the Optionee.

Management Stock Plan

     In April 1993, the Company adopted a Management Stock Plan (the "Management Stock Plan") providing for the grant from time to time of awards denominated in shares of Common Stock (Nonvoting) (the "Bonus Shares") to all salaried executive employees of the Company. The purpose of the Management Stock Plan is to keep senior executives in the employ of the Company and to compensate such executives for their contributions to the growth and profits of the Company and its subsidiaries. The Company has set aside a reserve of 750,000 shares of Common Stock (Nonvoting) for grant under the Management Stock Plan (which reserve may be adjusted from time to time). All salaried executive employees (including officers and directors, except for persons serving as directors only) are eligible to receive a grant under the Management Stock Plan. The Management Stock Plan is administered by a committee appointed by the Board of Directors which consists of not less than two members of the Board of Directors (the "Management Stock Plan Committee"). Pursuant to Board resolution, the members of the Compensation Committee constitute the members of the Management Stock Plan Committee. The Management Stock Plan Committee, from time to time, selects eligible employees to receive a discretionary bonus of Bonus Shares based upon such employee's position, responsibilities, contributions and value to the Company and such other factors as the Management Stock Plan Committee deems appropriate. The Management Stock Plan Committee has discretion to determine the date on which the Bonus Shares allocated to an employee will be issued to such employee. The Management Stock Plan Committee may, in its sole discretion, determine what part of an award of Bonus Shares is paid in cash and what part of an award is paid in the form of Common Stock (Nonvoting). Any cash payment will be made to such employee as of the date the corresponding Bonus Shares would otherwise be issued to such employee and shall be in an amount equal to the fair market value of such Bonus Shares on that date.

     As of December 31, 1996, the Company has allocated a total of 610,870 Bonus Shares pursuant to the Management Stock Plan, 310,175 of which had vested through December 31, 1996. Each allocation provides for the vesting of a percentage of the award on each December 31 after the date of the allocation.

Target Cash Flow Option Plan

     On October 31, 1988, the Company entered into a Target Cash Flow Option Plan and Agreement (the "Target Cash Flow Option Plan") with W. Don Cornwell and Stuart J. Beck (collectively, the "Recipients"). The Target Cash Flow Option Plan granted to the Recipients non-qualified options ("Options") to purchase an aggregate of not more than 150,000 shares of Common Stock (Nonvoting) at an exercise price of $.01 per share. The Options vested and became exercisable upon certain cash flow targets being met by the Company during each fiscal year through 1992. Options have vested for the purchase of 150,000 shares of Common Stock (Nonvoting), and on April 19, 1995, were exercised as follows: Mr.
Cornwell: 82,500; Mr. Beck: 67,500.

Director Stock Option Plan

     On March 1, 1994, the Company adopted a Director Stock Option Plan (the "Director Option Plan") providing for the grant, from time to time, of Options to non-employee directors of the Company ("Director Participants") to purchase Common Stock (Nonvoting). The number of shares of Common Stock (Nonvoting) allocated for grant under the Director Option Plan is 300,000. As of December 31, 1996, Options granted under the Director Option Plan were outstanding for the purchase of 97,200 shares of Common Stock (Nonvoting).

     The Director Option Plan provides for the grant of NQSOs to Director Participants. Under the Plan, once every three years, each director was permitted to make an irrevocable Triennial Election to receive Options, in lieu of cash compensation, for attendance in person at each Regular Quarterly Meeting during the Triennial Option Period covered by such election. On February 25, 1997, the end of the last Triennial Option Period however, all directors automatically received (and each third year anniversary thereafter will receive) an option to purchase 18,000 shares of Common Stock (Nonvoting) as compensation for attendance at Regular Quarterly Meetings during the Triennial Option Period subsequent to the grant in lieu of cash compensation. Directors elected or appointed during the course of a Triennial Option Period receive Options, in lieu of a cash compensation, for the remaining portion of such Triennial Option Period. In addition, under the Director Option Plan, directors receive Automatic Committee Awards for each Committee of the Board of Directors on which they serve.

     During the Triennial Option Period, Options to purchase shares of Common Stock (Nonvoting) become exercisable one year (or immediately in the case of Automatic Director Service Awards) from the date of attendance by director at a Regular Quarterly Meeting in the following amounts: (i) 1,500 shares for attendance in person; or (ii) 500 shares for attendance by telephonic means. Automatic Awards to purchase 1,500 shares of Common Stock (Nonvoting) become exercisable one year (or immediately for Automatic Awards granted on or after February 25, 1997) from the date of attendance in person at each regularly scheduled Committee meeting. The exercise price per share of all Options is the fair market value on the date of grant.


Non-Employee Directors Stock Plan



     On April 29, 1997, the Company adopted a Non-Employee Directors Stock Plan (the "Directors Stock Plan") for the purpose of providing a means to attract and retain highly qualified persons to serve as non-employee directors of the Company and to enable such persons to acquire or increase a proprietary interest in the Company. The Directors Stock Plan provides that on April 29, 1997, and on the date of the second quarterly meeting of the Board of Directors of each subsequent calendar year during the term of the Directors Stock Plan, non-employee directors of the Company ("Directors Stock Plan Participants") shall receive a number of shares of Common Stock (Nonvoting) equal to $20,000 divided by the fair market value per share on the date of grant. The number of shares of Common Stock (Nonvoting) available for issuance under the Directors

Stock Plan is 100,000. Each Directors Stock Plan Participant may elect to defer the payment of shares of Common Stock (Nonvoting) by filing an irrevocable written election with the Secretary of the Company.



     The Directors Stock Plan, unless earlier terminated by action of the Board of Directors, will terminate at such time as no shares remain available for issuance under the Directors Stock Plan and the Company and the Directors Stock Plan Participants have no further rights or obligations under the Directors Stock Plan.



     As of June 5, 1997, 16,716 shares had been granted under the Directors Stock Plan.


     The following table sets forth information with respect to Options granted to the executive officers of the Company during 1996.

                      Option/SAR Grants in Last Fiscal Year

                                                                                              Potential Realizable Value
                                                                                              at assumed Annual Rates of
                                                                                              Stock Price Appreciation
                                                   Individual Grants                                for Option Term
                               ---------------------------------------------------------      --------------------------
                                              % of Total
                                              Options/SARs
                                               Granted to      Exercise or
                               Options/SARs   Employees in     Base Price     Expiration
     Name                      Granted (#)     Fiscal Year    ($ Per Share)       Date          5% ($)        10% ($)
-------------                  ------------   ------------    -------------   ----------       --------      ---------
W. Don Cornwell                  122,000         57.3%           $11.250        4/25/2005      $2,129,198   $3,236,283
                                  44,000         50.0%            12.375        4/23/2001         694,935      876,923
                                 318,000         55.0%            16.000       10/23/1998       5,748,048    6,456,971

Stuart J. Beck                    91,000         42.7%            11.250        4/25/2005       1,588,172    2,413,949
                                  44,000         50.0%            12.375        4/23/2001         694,935      876,923
                                 260,000         45.0%            16.000       10/23/1998       4,699,661    5,279,284

Robert E. Selwyn, Jr.            150,000        100.0%            12.438        9/19/2001       2,381,159    3,004,729

     The following table sets forth, as of December 31, 1996, the number of options and the value of unexercised options held by the Company's executive officers who held options as of that date, and the options exercised and the consideration received therefor by such persons during fiscal 1996.

                         Aggregated Option/SAR Exercises
                             In Last Fiscal Year And
                            FY-End Option/SAR Values

                                                                       Number of             Value of Unexercised
                                                                  Unexercised Options        in-the-Money Options
                                                                   at December 31, 1996      at December 31, 1996
                                                               -------------------------  -------------------------
                         Shares Acquired           Value
      Name                 on Exercise            Realized     Exercisable/Unexercisable  Exercisable/Unexercisable
---------------          ---------------          --------     -------------------------  -------------------------
W. Don Cornwell            200,000               $1,363,125          156,300/612,700           $860,688/$652,438

Stuart J. Beck                -                       -              293,800/498,700          1,720,875/533,813

Robert E. Selwyn, Jr.         -                       -                8,000/142,000                  -/-

Lawrence I. Wills             -                       -                3,750/-                   20,156/-

Ellen McClain                 -                       -                    -/-                        -/-

Compensation Committee Interlocks and Insider Participation

     During 1996, Thomas R. Settle and Charles J. Hamilton, Jr. served as members of the Compensation Committee of the Board of Directors of the Company.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth certain information, as of February 1, 1997, regarding beneficial ownership of the Company's Voting Common Stock by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Voting Common Stock, each director, each executive officer and all directors and officers as a group, and beneficial ownership of: (i) the Company's Common Stock (Nonvoting) (assuming conversion of all preferred stock and exercise of all options for the purchase of Common Stock (Nonvoting), which conversion or exercise is at the option of the holder within sixty (60) days); and (ii) the Company's Cumulative Convertible Exchangeable Preferred Stock, by each director, each executive officer and all directors and officers as a group. The Company also has 153,241 shares of Old Preferred Stock outstanding, none of which are owned by any officers or directors of the Company. Except as set forth in the footnotes to the table, each shareholder listed below has informed the Company that such shareholder has (i) sole voting and investment power with respect to such shareholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such shareholder's shares of stock.

                                                                                                     Cumulative Convertible
                                                                                                           Exchangeable
                              Voting Common Stock            Common Stock (Nonvoting)                    Preferred Stock
                              --------------------  -----------------------------------------------     -------------------
                                     Shares                                 Percent of Shares                 Shares
                               Beneficially Owned                          Beneficially Owned           Beneficially Owned
                              --------------------   Number of Shares   ---------------------------     -------------------
                              Number       Percent  Beneficially Owned  Actual(a)  Fully Diluted(b)     Number      Percent
                              ------       -------  ------------------  ---------  ----------------     ------      -------
W. Don Cornwell.............. 98,250        55.0%       589,950 (c)       6.7%          3.2%             9,750           *

Stuart J. Beck............... 80,250        45.0%       495,962 (d)       5.6%          2.7%            10,000           *

Robert E. Selwyn, Jr.........                            19,047 (e)          *           *                  --           *

Lawrence I. Wills............                            11,035 (f)          *           *                  --           *

Ellen McClain................                             6,087              *           *                  --           *

Martin F. Beck...............                            87,314 (g)       1.0%           *               3,950           *

James L. Greenwald...........                            92,927 (h)       1.1%           *               1,000           *

Vickee Jordan Adams..........                             6,537 (i)          *           *                  --           *

Edward Dugger III............                                -               *           *                  --           *

Thomas R. Settle.............                            64,312 (j)          *           *               3,000           *

Charles J.
  Hamilton, Jr...............                             9,950 (k)          *           *                  --           *

Mikael Salovaara.............                           107,150 (l)       1.2%           *              13,950           *

All directors and
 officers as a
 group(12)...................178,500       100.0%     1,489,571          16.0%          8.1%            41,650         2.3


----------
*    Less than 1%.

(a) Actual percentage figures assume the conversion of such shareholder's preferred stock into Common Stock (Nonvoting) and the exercise of options for the purchase of Common Stock (Nonvoting) held by such shareholder, which conversion or exercise is at the option of the holder within sixty
     (60) days.

(b) Fully diluted percentage figures assume conversion of all outstanding shares of preferred stock into Common Stock (Nonvoting), and exercise of all options for the purchase of Common Stock (Nonvoting), which are convertible or exercisable at the option of the holder within sixty (60) days.

(c) Includes 156,300 shares issuable upon exercise of options granted to Mr. Cornwell under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days, 48,750 shares issuable upon the conversion of 9,750 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days, and a total of 3,900 shares held by Mr. Cornwell's immediate family. Mr. Cornwell disclaims beneficial ownership with respect to such 3,900 shares. The business address of Mr. Cornwell is Granite Broadcasting Corporation, 767 Third Avenue, 34th Floor, New York, New York, 10017.

(d)  Includes 293,800 shares issuable upon exercise of options granted to Stuart
     J. Beck under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days, and 50,000 shares issuable upon the conversion of 10,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days. The business address of Mr. Stuart Beck is Granite Broadcasting Corporation, 767 Third Avenue, 34th Floor, New York, New York, 10017.

(e) Includes 8,000 shares issuable upon exercise of options to Mr. Selwyn under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(f) Includes 3,750 shares issuable upon the exercise of options granted to Mr. Wills under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(g) Includes 19,750 shares issuable upon the conversion of 3,950 shares (including 450 shares of such stock held by Mr. Beck's wife) of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days, 6,000 shares held by Mr. Beck's wife, and 9,700 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days. Mr. Beck disclaims beneficial ownership with respect to shares held by his spouse.

(h) Includes 5,000 shares issuable upon the conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days and 12,400 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(i) Includes 4,200 shares issuable upon the exercise of Options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(j) Includes 15,000 shares issuable upon the conversion of 3,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days, 4,500 shares held by Mr. Settle's wife as custodian for his children, and 10,800 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days. Mr. Settle disclaims beneficial ownership with respect to the shares held by his spouse as custodian for his children.

(k) Includes 9,700 shares issuable upon exercise of options granted under the Directors' Stock Option Plan, which are exercisable at the option of the holder within sixty (60) days.

(l) Includes: (i) 3,500 shares, and 5,000 shares issuable upon the conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder within sixty (60) days, held in Trust for the benefit of one of Mr. Salovaara's children for which Mr. Salovaara is the

     Trustee; (ii) 3,500 shares, and 5,000 shares issuable upon the conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder within sixty (60) days, held in Trust for the benefit of one of Mr. Salovaara's children for which Mr. Salovaara's wife is the Trustee; (iii) 59,750 shares issuable upon the conversion of 11,950 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder within sixty (60) days; (iv) 9,900 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days; and (v) 5,000 shares issuable upon conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder, held in Trust for the benefit of nonaffiliates of Mr. Salovaara, for which Mr. Salovaara and Mr. Salovaara's wife are among the Trustees and as to which Mr. Salovaara disclaims beneficial ownership.

                              CERTAIN TRANSACTIONS

     On June 1, 1995, the Company acquired substantially all of the assets of WWMT from Busse Broadcasting Corporation ("Busse") for $98,941,565 in cash (including $3,941,565 in working capital and other adjustments) and the assumption of certain liabilities of WWMT. Certain investment limited partnerships, as to which Mikael Salovaara, a director of the Company (i) owns a 50% interest in a general partner (which general partner has a 1% partnership interest in the limited partnerships), (ii) is a general partner of the general partnership that serves as the investment advisor for such investment limited partnerships, and (iii) together with his immediate family members, owns limited partnership interests of approximately 1.25%, owned approximately $193,400,000 (including accrued interest) of the non-bank indebtedness of Busse, which indebtedness was in default. Busse entered into an agreement in principle with, among others, such investment partnerships outlining a financial restructuring of Busse, the terms of which are incorporated into a prepackaged bankruptcy joint plan of reorganization (the "Plan") filed with the Bankruptcy Court for the District of Delaware. Pursuant to the Plan, which was confirmed and substantially consummated on May 3, 1995, such investment limited partnerships now own approximately 98% of the common stock of Busse and Messrs. Cornwell and Stuart Beck constitute two of the four members of Busse's board of directors.

     Katz Communications ("Katz") serves as the exclusive representative and sales agent for all of KBJR's, WEEK-TV's and (subsequent to June 1994) WPTA's national broadcast advertising. James L. Greenwald, a member of the Board of Directors of the Company, was the Chairman and Chief Executive Officer of Katz until August 1994, and during part of 1994 beneficially owned or controlled the voting or disposition of 135,000 shares (or 8.7%) of its outstanding voting stock. Mr. Greenwald no longer owns or controls the voting or disposition of such shares. During 1994, the Company paid $518,257 to Katz for services rendered to KBJR, WEEK-TV and WPTA. The Board of Directors of the Company believes that these arrangements were made, and continue to be, on commercially reasonable terms, which are at least as favorable to the Company as terms which could have been negotiated with an unaffiliated third party.

     The Company was a party to a financial advisory agreement, dated September 12, 1994, with The Blackstone Group, an investment advisory firm in which Mr. Salovaara, a director of the Company, was a limited partner. Pursuant to this agreement, The Blackstone Group provided financial advisory services to the Company in connection with the analysis, structuring, negotiation and effectuation of acquisitions of certain television broadcast properties by the Company and was paid a fee for successful acquisitions based upon a formula set forth in such agreement. The Blackstone Group was also reimbursed by the Company for reasonable out-of-pocket expenses it incurs under such agreement. The Blackstone Group received $421,000 for financial advisory services it rendered to the Company in connection with the acquisition of WKBW in 1995.


     In 1995, the Company made a loan to Mr. Cornwell, Chief Executive Officer and Chairman of the Board of Directors, in the amount of $348,660 and a loan to Mr. Stuart Beck, President and a member of the Board of Directors, in the amount of $221,200 to pay for certain personal taxes. Both loans are term loans providing for an annual interest rate of 9%, payable annually on December 29 of each year, with all principal and remaining interest due on December 29, 2004. As of March 31, 1997, the amount outstanding on such loans, including accrued interest, to Messrs. Cornwell and Beck was $387,882 and $246,086, respectively, which amounts represented the largest amount outstanding thereunder up to that date.



     In April 1996, the Company made a loan to Mr. Cornwell in the amount of $886,875 to pay the exercise price incurred in connection with exercising options. In December 1996 and April 1997, the Company made loans to Mr. Cornwell in the amount of $409,000 and $336,900, respectively, to pay certain personal taxes in connection with the exercise of such options. Each loan is a term loan which provides for an annual interest rate of 8%, payable annually, with all principal and remaining interest due in 2001. As of March 31, 1997 (i) the amount outstanding under the April 1996 loan, including accrued interest, was $953,292, which amount represented the largest amount outstanding thereunder up to that date; and (ii) the amount outstanding under the

December 1996 loan was $417,182, which amount represented the largest amount outstanding thereunder up to that date.


                     DESCRIPTION OF THE NEW PREFERRED STOCK

The New Preferred Stock

     The summary contained herein of certain provisions of the New Preferred Stock to be issued by the Company in exchange for the Old Preferred Stock in the Exchange Offer does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations relating thereto, which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part and a copy of which may be obtained upon request from the Company. The definitions of certain capitalized terms used in the following summary are set forth under "Description of the Exchange Debentures - Certain Definitions" below. Other capitalized terms used herein and not otherwise defined under "Description of the Exchange Debentures - Certain Definitions" below are defined in the Certificate of Designations. See "Description of the Exchange Debentures - Form, Denomination and Book-Entry Procedures" for further information regarding the New Preferred Stock.

General

     The Old Preferred Stock was issued, and the New Preferred Stock will be issued, pursuant to the terms of the Certificate of Designations. The shares of New Preferred Stock will be issued solely in exchange for an equal liquidation preference of the outstanding shares of Old Preferred Stock pursuant to the Exchange Offer. The terms of the New Preferred Stock will be identical in all material respects to the form and terms of the Old Preferred Stock except that:
(i) the shares of New Preferred Stock will have been registered under the Securities Act and will generally be freely transferable by holders thereof who are not a Restricted Holder; and (ii) the registration rights and contingent interest rate provisions applicable to the shares of Old Preferred Stock are generally not applicable to the New Preferred Stock.

     The Company is authorized to issue 3,000,000 shares of Convertible Preferred Stock. As of the date of this Prospectus, 1,819,500 shares of Convertible Preferred Stock are outstanding. The Certificate of Incorporation of the Company authorizes the Board of Directors, without stockholder approval, to issue up to 2,376,000 shares of preferred stock in addition to the Convertible Preferred Stock from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as determined by the Board of Directors. The Board of Directors of the Company adopted resolutions creating a maximum of 400,000 shares of Preferred Stock and the Company has filed the Certificate of Designations with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. Of the 400,000 authorized shares of Preferred Stock, 153,241 shares will be issued in the Exchange Offer. Subject to certain conditions, the New Preferred Stock is exchangeable for Exchange Debentures, in whole or in part, at the option of the Company on any Dividend Payment Date. The New Preferred Stock, when issued in accordance with the terms and conditions of the Exchange Offer, will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights.

Ranking

     The New Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock established after the Offer Date by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the New Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with the Convertible Preferred Stock, the Old Preferred Stock, if any is not exchanged in the Exchange Offer, and, subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Company established after the Offer Date by the Board of Directors of the Company the terms of which expressly provide that such class will rank on a parity with the New Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock issued by the Company established after the Offer Date by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank senior to the New Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Senior Securities"). The New Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities; provided that the Company may not issue any new class of Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Senior Securities) without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

Dividends

     Holders of the New Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the New Preferred Stock at a rate per annum equal to 12 3/4% of the liquidation preference per share of the New Preferred Stock, payable semi-annually. All dividends will be cumulative, whether or not declared, on a daily basis from April 1, 1997, the most recent dividend payment date on the Old Preferred Stock, and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1997, to holders of record on the March 15 and September 15 immediately preceding the relevant Dividend Payment Date. Holders of shares of Old Preferred Stock whose shares of Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any dividend payment in respect of Old Preferred Stock accrued from April 1, 1997 to the date of the issuance of the New Preferred Stock. Dividends may be paid, at the Company's option, on any Dividend Payment Date occurring on or prior to April 1, 2002 either in cash or by the issuance of additional shares of New Preferred Stock (and, at the Company's option, payment of a whole share (after rounding up) or cash in lieu of a fractional share) having an aggregate liquidation preference equal to the amount of such dividends. The liquidation preference of the New Preferred Stock is $1,000 per share. In the event that, on or prior to April 1, 2002, dividends are declared and paid through the issuance of additional shares of New Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. The Credit Agreement, the 9 3/8% Note Indenture, the 10 3/8% Note Indenture, the 12.75% Debenture Indenture and the Convertible Preferred Stock restrict the Company's ability to pay cash dividends on its Capital Stock and will prohibit such payments in certain instances, and other future agreements may provide the same. See "Description of Certain Debt Instruments" and "Description of Preferred Stock - Convertible Preferred Stock."

     Unpaid dividends accumulating after April 1, 2002 on the New Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

Optional Redemption

     The New Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after April 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date) if redeemed during the 12-month period beginning April 1 of each of the years set forth below:


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

             Year                                              Percentage
             ----                                              ----------
             2002.........................................      106.375%
             2003.........................................      104.250%
             2004.........................................      102.125%
             2005 and thereafter..........................      100.000%

     In addition, on or prior to April 1, 2000, the Company may, at its option, use the Net Available Proceeds of either or both of one or more Major Asset Dispositions or sales of Capital Stock to redeem for cash up to an aggregate of 35% of the shares of New Preferred Stock at a redemption price equal to 112.75% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date); provided, however, that after such redemption, there is at least $75 million in aggregate liquidation preference of the Preferred Stock outstanding. Any such redemption will be required to occur on or prior to 90 days after the receipt by the Company of the proceeds of each Major Asset Disposition or sale of Capital Stock.

     In the event of partial redemptions of New Preferred Stock, the shares to be redeemed will be determined pro rata, except that the Company may redeem all shares held by any holders of fewer than ten shares (or shares held by holders who would hold less than ten shares as a result of such redemption), as may be determined by the Company. No optional redemption may be authorized or made unless prior thereto all accumulated and unpaid dividends shall have been paid in cash or a sum set apart for such payment on the Preferred Stock.

     The Credit Agreement, the 9 3/8% Note Indenture, the 10 3/8% Note Indenture and the 12.75% Debenture Indenture and the terms of the Convertible Preferred Stock restrict the ability of the Company to redeem the Preferred Stock. See "Description of Certain Debt Instruments" and "Description of Preferred Stock -- Convertible Preferred Stock."

Mandatory Redemption

     The New Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on April 1, 2009 at a price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. The 9 3/8% Note Indenture, the 10 3/8% Note Indenture, the 12.75% Debenture Indenture and the Credit Agreement restrict the ability of the Company to redeem the Preferred Stock and will prohibit any such redemption in certain instances, and other future agreements or certificates of designations with respect to Senior Securities or Parity Securities may contain similar restrictions and/or prohibitions. See "Description of Certain Debt Instruments" and "Description of Preferred Stock Convertible -- Preferred Stock."

Procedure for Redemption

     On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of New Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. If a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first class mail to each holder of record


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

of shares of New Preferred Stock, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of New Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

Exchange

     The Company may at its option from time to time on any Dividend Payment Date exchange, in whole or in part, the then outstanding shares of New Preferred Stock for Exchange Debentures; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) such exchange would be permitted under the terms of the Convertible Preferred Stock, to the extent then outstanding, and immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, no default or event of default would exist under the Credit Agreement or the 9 3/8% Note Indenture, the 10 3/8% Note Indenture, the 12.75% Debenture Indenture and no default or event of default under any other material instrument governing Debt outstanding at the time would be caused thereby; (iv) the Exchange Indenture has been qualified under the TIA (as defined herein), if such qualification is required at the time of exchange; (v) immediately after giving effect to any partial exchange, there shall be outstanding shares of Preferred Stock with an aggregate liquidation preference of not less than $75 million and not less than $75 million in aggregate principal amount of Exchange Debentures; and (vi) the Company shall have delivered a written opinion to the effect that all conditions to be satisfied prior to such exchange have been satisfied. The provisions of the Certificate of Incorporation governing the Convertible Preferred Stock may restrict the Company's ability to exchange the New Preferred Stock for the Exchange Debentures. See "Description of Certain Debt Instruments" and "Description of Preferred Stock -- Convertible Preferred Stock."

     The holders of outstanding shares of New Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 of the liquidation preference of New Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for New Preferred Stock will be issued in principal amounts of $1.00 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1.00 so that each holder of New Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of New Preferred Stock entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000 and/or in a principal amount of less than $1.00. The Company will send a written notice of exchange by mail to each holder of record of shares of New Preferred Stock not less than 30 nor more than 60 days before the date fixed for such exchange. On and after the exchange date, dividends will cease to accrue on the outstanding shares of New Preferred Stock that are to be exchanged, and all rights of the holders of New Preferred Stock that is to be exchanged (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000 and/or $1.00) will terminate. The Person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "Description of the Exchange Debentures."

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the New Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, the liquidation preference per share of New Preferred Stock ($1,000 per share), plus any amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an


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

amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the New Preferred Stock and all other Parity Securities are not paid in full, the holders of the New Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of New Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of New Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed the par value and there will be no remedies available to holders of the New Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the New Preferred Stock and its par value.

Voting Rights

     Holders of the Preferred Stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or as set forth in the Certificate of Designations. The Certificate of Designations provides that if (i) after April 1, 2002, dividends on the Preferred Stock required to be paid in cash are in arrears and unpaid for three or more semi-annual dividend periods (whether or not consecutive) or (ii) the Company fails to redeem the Preferred Stock on or before April 1, 2009 or (iii) the Company fails to make a Change of Control Offer if such an offer is required by the provisions set forth under "-- Change of Control" below or fails to purchase shares of Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer or (iv) a breach or violation of any of the provisions described under the captions "--Certain Covenants -- Limitation on Debt," "--Limitation on Restricted Payments" and "--Limitations Concerning Distributions By and Transfers to Subsidiaries" below occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Preferred Stock then outstanding or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Company or any Subsidiary of the Company, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the then outstanding Preferred Stock, voting separately and as a class with the holders of shares of any Parity Securities issued after the Issue Date upon which like voting rights have been conferred and are then exercisable, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors of the Company. Such voting rights with respect to the Preferred Stock will continue until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the Preferred Stock required to be paid in cash are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the shares of Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be the holder's exclusive remedy at law or in equity.

     In addition, the Certificate of Designations provides that except as stated above under "-- Ranking," the Company will not authorize any additional shares of any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Preferred Stock then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that the Company may not amend its Certificate of Incorporation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that, notwithstanding the foregoing, (a) the creation, authorization or issuance of any shares of Junior Securities or Parity Securities or (b) the increase or decrease in the amount of authorized Junior Securities or Parity Securities, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

     Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation of the Company, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of any other class of preferred stock, or any increase in the amount of authorized shares of such class or of any other class of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, will not be deemed to affect adversely such rights, preferences or voting powers.

Certain Covenants

     The Certificate of Designations contains, among others, the following covenants:

   Limitation on Debt

     The Company may not, and may not permit any Subsidiary to, Incur any Debt unless the ratio of (a) the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (b) Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Debt and any other Debt Incurred since such balance sheet date had been Incurred and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1.

     Notwithstanding the foregoing, the Company or any Subsidiary may Incur the following without regard to the foregoing limitation: (i) Debt under the Credit Agreement not to exceed $300 million aggregate principal amount at any one time outstanding, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Credit Agreement, does not exceed $300 million; (ii) Debt evidenced by the 12.75% Debentures, the 10 3/8% Notes, the 9 3/8% Notes and the Exchange Debentures; (iii) Debt owed by the Company to any Wholly Owned Subsidiary of the Company or Debt owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company; provided, however, that upon either (1) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Debt


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

so permitted to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (2) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the provisions of this Clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been incurred at the time of such transfer or other disposition; (iv) Debt Incurred or Incurrable in respect of letters of credit, bankers' acceptances or similar facilities not to exceed $2,000,000 at any one time outstanding; (v) Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 at any one time outstanding; (vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its Incurrence; (vii) Debt Incurred by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company, (C) another Subsidiary of the Company merges into or consolidates with such Person (in each case in a transaction in which such Person becomes a Subsidiary of the Company) or (D) such Person sells any of its property consisting of operating assets to a Subsidiary of the Company subject to such Debt (whether such Debt is recourse or non-recourse to such Subsidiary), provided that in any such case such Debt was not Incurred in anticipation of such transaction; (viii) Debt evidenced by the 7.75% Exchange Debentures if the 7.75% Exchange Debentures are issued in exchange for the Convertible Preferred Stock; (ix) renewals, refundings, replacements, or extensions (collectively, "refinancings") of the Credit Agreement, the 12.75% Debentures, the 10 3/8% Notes, the 9 3/8% Notes, the 7.75% Exchange Debentures, the Exchange Debentures or any other outstanding Debt that is Incurred in compliance with the provisions of the Certificate of Designations (other than Debt referred to in Clauses (i) through (vi) above) in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company Incurred in connection with such refinancing, provided that, (A) to the extent such refinancing Debt is not Senior Debt, such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and (B) if such Debt is subordinated in right of payment to the Exchange Debentures such refinancing Debt is subordinated in right of payment to the Exchange Debentures at least to the extent that the Debt to be refinanced is subordinated to the Exchange Debentures; and (x) Debt not otherwise permitted to be Incurred pursuant to Clauses (i) through (ix) above, which, together with any other outstanding Debt Incurred pursuant to this Clause (x), has an aggregate principal amount not in excess of $15,000,000 at any one time outstanding.

     Other than the limitations on incurrence of indebtedness contained in this covenant, there are no provisions in the Certificate of Designations that would protect the holders of the New Preferred Stock in the event of a highly leveraged transaction.

   Limitation on Certain Debt

     The Company may not Incur or permit to exist any Debt that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Debentures, if issued, in each case other than by reason of its maturity. The Company may not Incur or permit to exist any Debt that is by its terms subordinate in right of payment to the Exchange Debentures unless such Debt constitutes Subordinated Debt.

   Limitation on Restricted Payments

     The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Company, but excluding (a) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and (b) dividends in accordance with the terms of the Convertible Preferred Stock or the Preferred Stock), (ii) may


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

not, and may not permit any Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or (b) any options, warrants, or rights to purchase or acquire shares of Capital Stock of the Company (in the case of either (a) or (b) other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)), (iii) may not make, or permit any Subsidiary of the Company to make, any loan, advance, capital contribution to or Investment in, or payment on a guarantee of any obligation of, any Affiliate, other than the Company or a Wholly Owned Subsidiary of the Company, (iv) may not, and may not permit any Subsidiary of the Company to, redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinated in right of payment to the Preferred Stock (other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)) and (v) may not make any Investment in any Subsidiary which is subject to an encumbrance or restriction described under "--Limitations Concerning Distributions By and Transfers to Subsidiaries" or any Investments in any Unrestricted Subsidiary (each of Clauses (i) through (v) being a "Restricted Payment"), if at the time thereof (1) a Voting Rights Triggering Event shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from December 31, 1996 exceeds the sum of: (a) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) from December 31, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment minus (y) the product of 1.4 times the cumulative Consolidated Interest Expense from December 31, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment; plus (b) 100% of the aggregate net proceeds received by the Company, including the fair market value of property other than cash (as determined in good faith by the Board of Directors), since December 31, 1996 from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and options, warrants or other rights to purchase or acquire Capital Stock of the Company (other than Disqualified Stock) and the principal amount of Debt of the Company that has been converted into Capital Stock of the Company (other than Disqualified Stock and other than by a Subsidiary) since December 31, 1996; plus
(c) an amount equal to the net reduction in Investments made by the Company and its Subsidiaries subsequent to the Issue Date pursuant to Clauses (iii) and (v) above in any Affiliate, Unrestricted Subsidiary or Subsidiary subject to an encumbrance or restriction upon the disposition, liquidation or repayment (including by way of dividends) thereof, from redesignations of Unrestricted Subsidiaries as Subsidiaries or from the removal of such encumbrance or restriction, but only to the extent such amounts are not included in Consolidated Net Income and not to exceed in the case of any Person the amount of Investments previously made by the Company and its Subsidiaries in such Persons; plus (d) $15,000,000.

     Notwithstanding the foregoing, so long as no Voting Rights Triggering Event, or event that with the passing of time or the giving of notice, or both, would constitute a Voting Rights Triggering Event, shall have occurred and is continuing or would result therefrom, the Company and any Subsidiary of the Company may (i) pay any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) make any payment in redemption of Capital Stock of the Company or options to purchase such Capital Stock granted to officers or employees of the Company pursuant to the Company's Stock Option Plan (or any successor plan) in connection with the severance or termination of officers or employees (other than W. Don Cornwell and Stuart J. Beck) not to exceed $1,000,000 in the aggregate; (iii) make Investments, not to exceed $10,000,000 in the aggregate at any one time, in (A) any Subsidiary which is subject to any encumbrance or restriction described under "--Limitations Concerning Distributions By and Transfers to Subsidiaries" or (B) any Unrestricted Subsidiary; (iv) exchange the Convertible Preferred Stock or the New Preferred Stock, in accordance with their respective terms, for the 7.75% Exchange Debentures or the Exchange Debentures, as the case may be, and make payments of principal (premium, if any), and interest thereon in accordance with the 7.75% Exchange Debenture Indenture or the Exchange Indenture, as the case may be; (v) refinance any Debt otherwise permitted by Clause (ix) of the second paragraph under "--Limitation on Debt" above or solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital Stock of the Company, other than Disqualified Stock; (vi) purchase, redeem, acquire or retire any shares of Capital Stock of the Company solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to

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

a Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of the Company; (vii) purchase or redeem any Debt from Net Available Proceeds; and
(viii) make Permitted Television Investments in an aggregate amount at any one time outstanding not to exceed $25,000,000. Any payment or Investment made pursuant to Clauses (i), (ii) and (iii) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under the first paragraph of "--Limitation on Restricted Payments."

   Limitations Concerning Distributions By and Transfers to Subsidiaries

     The Company may not, and may not permit any Subsidiary of the Company to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company; (ii) to make loans or advances to the Company or any Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company. Notwithstanding the foregoing limitation, the Company may permit a Subsidiary to suffer to exist any such encumbrance or restriction (A) included in any instrument governing Debt Incurred by such Subsidiary pursuant to the first paragraph of "--Limitation on Debt" for the purpose of financing all or part of the purchase price or cost of construction or improvements of property; provided, however, that the principal amount of the Debt so Incurred does not exceed the purchase price or cost of construction or improvements of such property; (B) included in the Credit Agreement; (C) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders;
(D) pursuant to an agreement relating to any Debt Incurred by a Person prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary; (E) with respect to restrictions of the nature described in Clause (iii) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract; (F) pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in Clause (A), (B) or (D) above; provided, however, that the provisions contained in such refinancing agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors; or (G) included in any instrument governing Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 in the aggregate at any one time outstanding or included in any instrument governing a Sale and Leaseback Transaction whose Attributable Value does not exceed $2,000,000 and the Attributable Value of all such Sale and Leaseback Transactions entered into since the date of the Certificate of Designations does not exceed $5,000,000 in the aggregate; provided that in each case, after giving effect to the Incurrence of such Capital Lease Obligation or Sale and Leaseback Transaction and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Capital Lease Obligation had been Incurred, or such Sale and Leaseback Transaction had taken place, and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1.

   Limitation on Transactions with Affiliates

     The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, enter into any transaction after the Issue Date with any Affiliate (other than the Company or a Wholly Owned Subsidiary of the Company), unless a majority of the disinterested members of the Board of Directors determines in its reasonable good faith judgment that: (1) such transaction is in the best interests of the Company or such Subsidiary; and (2) such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate.


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

   Limitation on Issuances and Sale of Capital Stock of Wholly Owned
Subsidiaries

     The Company (i) may not, and may not permit any Wholly Owned Subsidiary to, transfer, convey, sell or otherwise dispose of any Capital Stock of such or any other Wholly Owned Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary) and (ii) may not permit any Wholly Owned Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary unless in the case of either Clause (i) or (ii) above
(A) after giving effect to any such sale, disposition or issuance, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four fiscal quarters, determined on a pro forma basis as if such sale, disposition or issuance had taken place and the Net Available Proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1; (B) immediately after giving effect to such sale, disposition or issuance (including any acquisition of assets with Net Available Proceeds) no Voting Rights Triggering Event or event that, with the passing of time or the giving of notice, or both, would constitute a Voting Rights Triggering Event, shall have occurred or be continuing; (C) the assets acquired pursuant to such sale, disposition or issuance, are either (x) at least 85% cash or readily marketable cash equivalents or (y) all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting or cable television business or franchise (whether existing as a separate entity, subsidiary, division, unit or otherwise); (D) after giving effect to any such sale, disposition or issuance, such Wholly Owned Subsidiary shall be a Subsidiary of the Company; and (E) the consideration for such sale, disposition or issuance of Capital Stock will be at least equal to the fair market value thereof as determined by the Board of Directors.

   Provision of Financial Information

     So long as any of the New Preferred Stock is outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company were subject to such Sections, and the Company will provide to all Holders copies of such reports and documents.

   Mergers, Consolidations and Certain Sales of Assets

     The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); and (ii) may not, directly or indirectly, transfer, sell, convey, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; unless: (1) immediately before and after giving effect to such transaction and treating any Debt that becomes an obligation of the Company or a Subsidiary of the Company, as a result of such transaction, as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Voting Rights Triggering Event or event that, with the passing of time or the giving of notice, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing; (2) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person, the same powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereon that the Preferred Stock had immediately prior to such transaction; and (3) immediately after giving effect to such transaction, the Company or the successor entity to the Company would have a ratio of aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such transaction had taken place and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, of less than 6.5 to 1. Upon any such sale of all or substantially all of the assets of the Company to another Person or any merger or consolidation where the Company is not the surviving entity, such Person or survivor shall become the obligor in respect of the Preferred Stock and the Company will be relieved of all further obligations and covenants under the Certificate of Designations.

Change of Control

     Provided no 12.75% Debentures are outstanding, within 30 days following the date of the consummation of a transaction that will result in a Change of Control, the Company will commence an Offer to Purchase all outstanding Preferred Stock, subject to the consummation of the Change of Control, at a purchase price equal to 101% of the aggregate liquidation preference thereof plus, without duplication, accumulated and unpaid dividends thereon to the date of purchase. A Change of Control will be deemed to have occurred at such time as any Person or any Persons (other than one or more Permitted Holders) acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act becomes the beneficial owner of 50% or more of the total voting power of all classes of Voting Stock of the Company or at such time as such Person or Group succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of such Group, will constitute a majority of the Board of Directors of the Company. "Permitted Holder" means (i)
W. Don Cornwell and Stuart J. Beck, (ii) the members of the immediate family of either of the persons referred to in Clause (i) above, (iii) any trust created for the benefit of the Persons described in Clause (i) or (ii) above or any of their estates or (iv) any corporation that is controlled by any Person described in Clause (i), (ii) or (iii) above.

     Upon the occurrence of a Change of Control and regardless of whether or not the 12.75% Debentures are then outstanding, the Company will also be required to offer to purchase all of the Existing Notes and any outstanding Exchange Debentures at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, of which $310.1 million principal amount were outstanding as of March 31, 1997. Also a Change of Control is an Event of Default under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to repay all borrowings under the Credit Agreement and pay the Change of Control purchase price for all the Preferred Stock, Existing Notes and Exchange Debentures tendered by the holders thereof. The New Preferred Stock will be subordinated in right of payment to the prior payment in full of all Debt, including the Debt outstanding under the Credit Agreement.


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

                      REGISTRATION COVENANT; EXCHANGE OFFER

     The Company has entered into the Registration Rights Agreement pursuant to which the Company has agreed, for the benefit of the Holders of the Old Preferred Stock, (i) to use its reasonable best efforts to file with the Commission, within 75 days following the Closing, a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to an exchange offer pursuant to which shares which are substantially identical to the Old Preferred Stock would be offered in exchange for the then outstanding Old Preferred Stock tendered at the option of the holders thereof and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to become effective as soon as practicable thereafter. The form and terms of the shares of New Preferred Stock are identical in all material respects to the form and terms of the shares of Old Preferred Stock except (i) that the shares of New Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Preferred Stock under the Registration Rights Agreement, and (iii) certain contingent interest rate provisions applicable to the shares of Old Preferred Stock are generally not applicable to the shares of New Preferred Stock. The Company further agreed to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for at least 30 days, and exchange shares of New Preferred Stock for all shares of Old Preferred Stock validly tendered and not withdrawn before the expiration of the Exchange Offer. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement.

     Based upon existing interpretations set forth in SEC staff no-action letters issued to unrelated third parties, the Company believes that the New Preferred Stock would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving New Preferred Stock in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of New Preferred Stock. Broker-dealers may not rely upon such interpretations to resell New Preferred Stock received in exchange for Old Preferred Stock that represented an unsold allotment from the original sale of Old Preferred Stock by the Company, nor may affiliates of the Company rely on such interpretations. The SEC staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Preferred Stock (other than a resale of an unsold allotment from the original sale of the Old Preferred Stock) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Preferred Stock. The Exchange Offer Registration Statement will be kept effective for a period of up to 180 days after the Exchange Offer has been consummated in order to permit resales of New Preferred Stock acquired by broker-dealers in after-market transactions. Each Holder of New Preferred Stock (other than certain specified Holders) who wishes to exchange such shares of Old Preferred Stock for shares of New Preferred Stock in the Exchange Offer will be required to represent that any shares of New Preferred Stock to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of the shares of New Preferred Stock and that it is not an affiliate of the Company.

     However, if on or before the date of consummation of the Exchange Offer, the existing Commission interpretations are changed such that the New Preferred Stock would not in general be freely transferable in such manner on such date, the Company will, in lieu of effecting registration of New Preferred Stock, use its reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the Old Preferred Stock for resale by Holders (the "Resale Registration") to become effective and to remain effective for a period of up to three years after the effective date of such registration statement. The Company will, in the event of the Resale Registration, provide to the Holders of the Old Preferred Stock copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such Holders when the Resale Registration for the Old Preferred Stock has become effective and take certain other actions as are required to permit unrestricted resales of the Old Preferred Stock. A Holder of Old Preferred Stock that sells such Old Preferred Stock pursuant to the Resale Registration generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     Although the Company intends to file the registration statement previously described, there can be no assurance that the registration statement will be filed, or if filed, that it will become effective. In the event that (i) the Company has not filed the registration statement relating to the Exchange Offer within 75 days following the Closing, or (ii) such registration statement (or, if applicable, the Resale Registration) has not become effective within 150 days following the Closing, or (iii) the Exchange Offer has not been consummated within 30 business days after the effective date of the Exchange Offer Registration Statement, or (iv) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in Clauses (i) through (iv), the "Registration Default"), then the per annum dividend rate on the Old Preferred Stock will increase by 0.5% for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the dividend rate will be reduced to its initial rate). If the Company has not consummated the Exchange Offer (or, if applicable, the Resale Registration has not become effective), within 270 days following the Closing, then the per annum dividend rate on the Old Preferred Stock will increase by an additional 0.5% for so long as the Company has not consummated the Exchange Offer (or until such Resale Registration becomes effective).

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued under an Exchange Indenture (the "Exchange Indenture"), between the Company and The Bank of New York, as trustee (together with any successor trustee, the "Trustee"). A copy of the Exchange Indenture is an exhibit to the Registration Statement of which this Prospectus is a part and may be obtained upon request from the Company. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, as in effect on the date of the Exchange Indenture (the "TIA"), and to all of the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Indenture by reference to the TIA as in effect on the date of the Exchange Indenture. The definitions of certain capitalized terms used in the following summary are set forth under " Certain Definitions" below. The Credit Agreement, the 9 3/8% Note Indenture, the 10 3/8% Note Indenture, the 12.75% Debenture Indenture and the Company's Certificate of Incorporation restrict the Company's ability to issue the Exchange Debentures. See "Description of Certain Debt Instruments" and "Description of Preferred Stock - Convertible Preferred Stock."

     The Exchange Debentures will be general unsecured senior subordinated obligations of the Company and will be limited in aggregate principal amount to the liquidation preference of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the date or dates on which it is exchanged for Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company and will rank pari passu with the Company's 12.75% Debentures, 10 3/8% Notes and 9 3/8% Notes.

     The Exchange Debentures will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof (other than as described in "Description of the New Preferred Stock --

Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). No service charge will be made for any registration of transfer or exchange of Exchange Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Exchange Debentures will not have the benefit of any sinking fund.

     Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At the Company's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

     The Exchange Debentures will mature on April 1, 2009. Each Exchange Debenture will bear interest at the rate of 12 3/4% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, on or prior to April 1, 2002, in additional Exchange Debentures, at the option of the Company) in arrears on each April 1 and October 1 commencing with the first such date after the Exchange Date to the person in whose name the Exchange Debenture is registered at the close of business on the March 15 or September 15 next preceding such interest payment date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

     Payments by the Company in respect of the Exchange Debentures (including principal, premium, if any, and interest) will be made in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Debentures are expected to trade in Depository's Same-Day Funds Settlement System, and any permitted secondary trading activity in the Exchange Debentures will therefore be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on the trading activity in the Exchange Debentures.

Optional Redemption

     The Exchange Debentures will be redeemable, at the Company's option, in whole or in part, at any time on or after April 1, 2002, upon not less than 30 nor more than 60 days' notice mailed to each holder of Exchange Debentures to be redeemed at such holder's address appearing in the Company's Security Register, in principal amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on April 1 of each of the years set forth below, plus, in each case, accrued interest thereon to, but excluding, the date of redemption:

             Year                                               Percentage
             ----                                               ----------
             2002..........................................      106.375%
             2003..........................................      104.250%
             2004..........................................      102.125%
             2005 and thereafter...........................      100.000%

     In addition, on or prior to April 1, 2000, the Company may, at its option, use the Net Available Proceeds of either or both of one or more Major Asset Dispositions or sales of Capital Stock to redeem for cash up to an aggregate of 35% of the aggregate principal amount of the Exchange Debentures, whether initially issued or issued in payment of interest obligations thereon, at a redemption price equal to 112.75% of the aggregate principal amount so redeemed, plus accrued interest to the redemption date; provided, however, that after any such redemption, the aggregate principal amount of Exchange Debentures outstanding must equal at least $75 million. Any such redemption will be required to occur on or prior to 90 days after the receipt by the Company of the Net Available Proceeds of each Major Asset Disposition or sale of Capital Stock and upon not less than 30 nor more than 60 days' notice mailed to each holder of Exchange Debentures to be redeemed at such holder's address appearing in the Company's Security Register, in principal amounts of $1,000 or an integral multiple of $1,000.

     If less than all of the Exchange Debentures are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Exchange Debentures to be redeemed or any portion thereof that is an integral multiple of $1,000.

     The Credit Agreement restricts the Company's ability to optionally redeem the Exchange Debentures. See "Description of Certain Debt Instruments."

Subordination

     The Exchange Debentures will, to the extent set forth in the Exchange Indenture, be subordinate in right of payment to the prior payment of all Senior Debt. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (premium, if any) and interest on, such Senior Debt before the holders of Exchange Debentures are entitled to receive any payment of principal of (premium, if any) or interest on, or any obligation to purchase, the Exchange Debentures. In the event that notwithstanding the foregoing, the Trustee or the holder of any Exchange Debenture receives any payment or distribution of assets of the Company of any kind or character (including any such payment or distribution which may be payable or deliverable by the reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Exchange Debentures), before all the Senior Debt is so paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full in cash or cash equivalents. However, notwithstanding the foregoing, holders of the Exchange Debentures may receive shares of stock of the Company or securities of the Company which are subordinate in right of payment to all Senior Debt to substantially the same extent as the Exchange Debentures are so subordinated ("subordinated consideration").

     The Company may not make any payments on account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures (except for subordinated consideration) if there shall have occurred and be continuing a default in the payment of principal of (premium, if any) or interest on the Senior Debt (a "Senior Payment Default"). If there shall have occurred and be continuing any default (other than a Senior Payment Default) with respect to any Senior Debt permitting the holders thereof (or a trustee on behalf thereof) then to accelerate the maturity thereof (a "Senior Nonmonetary Default"), and the Company and the Trustee have received written notice thereof from the Agent Bank under the Credit Agreement (or any successor credit facility) or any other holder of Senior Debt designated by the Company, then the Company may not make any payments on account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures (except for subordinated consideration) for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each 360-day period when no blockage period is in effect. No Senior Nonmonetary Default with respect to Senior Debt that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a second blockage


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

period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the holder of any Exchange Debentures prohibited by the subordination provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

     By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Debt or of the Exchange Debentures may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Exchange Debentures.

     "Senior Debt" means (a) the principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Company for reimbursement, indemnities and fees relating to, Debt outstanding pursuant to the Credit Agreement, (b) payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements entered into to hedge Debt Incurred under the Credit Agreement or any renewal, refunding, refinancing or extension thereof, (c) all other Debt for money borrowed of the Company referred to in the definition of Debt other than Clause (vi), and (d) all renewals, extensions, modifications, refinancings, refundings and amendments of any Debt referred to in Clause (a), (b) or (c) above, unless but only to the extent, in the case of any particular Debt referred to in Clause (a), (b) or (c) above, (A) such Debt is owed to a Subsidiary of the Company, (B) the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt is not superior in right of payment to the Exchange Debentures, (C) such Debt is Incurred in violation of the Exchange Indenture, or (D) such Debt is subordinate in right of payment in respect to any other Debt of the Company.

     The subordination provisions described above will cease to be applicable to the Exchange Debentures upon any defeasance or covenant defeasance of the Exchange Debentures as described under "-- Defeasance."

     If the Company fails to make any payment on the Exchange Debentures, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Exchange Indenture and would enable the holders of the Exchange Debentures to accelerate the maturity thereof. See "-- Events of Default."

     A holder of Exchange Debentures by his acceptance of Exchange Debentures agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Exchange Indenture and appoints the Trustee his attorney-in-fact for such purpose.

Certain Covenants

     The Exchange Indenture contains, among others, the following covenants:

   Limitation on Debt

     The Company may not, and may not permit any Subsidiary to, Incur any Debt unless the ratio of (a) the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (b) Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Debt and any other Debt Incurred since such balance sheet date had been Incurred and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1.


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

     Notwithstanding the foregoing paragraph, the Company or any Subsidiary may Incur the following without regard to the foregoing limitation: (i) Debt under the Credit Agreement not to exceed $300 million aggregate principal amount at any one time outstanding, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Credit Agreement, does not exceed $300 million; (ii) Debt evidenced by the 12.75% Debentures, the 10 3/8% Notes, the 9 3/8% Notes and the Exchange Debentures; (iii) Debt owed by the Company to any Wholly Owned Subsidiary of the Company or Debt owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company; provided, however, that upon either (1) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (2) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the provisions of this Clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition; (iv) Debt Incurred or Incurrable in respect of letters of credit, bankers' acceptances or similar facilities not to exceed $2,000,000 at any one time outstanding; (v) Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 at any one time outstanding; (vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its Incurrence; (vii) Debt Incurred by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company, (C) another Subsidiary of the Company merges into or consolidates with such Person (in each case in a transaction in which such Person becomes a Subsidiary of the Company) or (D) such Person sells any of its property consisting of operating assets to a Subsidiary of the Company subject to such Debt (whether such Debt is recourse or non-recourse to such Subsidiary), provided that in any such case such Debt was not Incurred in anticipation of such transaction; (viii) Debt evidenced by the 7.75% Exchange Debentures if the 7.75% Exchange Debentures are issued in exchange for the Convertible Preferred Stock; (ix) renewals, refundings, refinancings or extensions (collectively, "refinancings") of the Credit Agreement, the 12.75% Debentures, the 10 3/8% Notes, the 9 3/8% Notes, the 7.75% Exchange Debentures, the Exchange Debentures or any other outstanding Debt that is Incurred in compliance with the provisions of the Exchange Indenture (other than Debt referred to in Clauses (i) through (vi) above) in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company Incurred in connection with such refinancing, provided that, (A) to the extent such refinancing Debt is not Senior Debt, such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and (B) if such Debt is subordinated in right of payment to the Exchange Debentures such refinancing Debt is subordinated in right of payment to the Exchange Debentures at least to the extent that the Debt to be refinanced is subordinated to the Exchange Debentures; and (x) Debt not otherwise permitted to be Incurred pursuant to Clauses (i) through (ix) above, which, together with any other outstanding Debt Incurred pursuant to this Clause (x), has an aggregate principal amount not in excess of $15,000,000 at any one time outstanding.

     Other than the limitations on incurrence of indebtedness contained in this covenant, there are no provisions in the Exchange Indenture that would protect the holders of the Exchange Debentures in the event of a highly leveraged transaction.

   Limitation on Certain Debt

     The Company may not Incur or permit to exist any Debt that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Debentures, if issued, in each case other than by reason of its maturity. The Company may not Incur or permit to exist any Debt that is by its terms subordinate in right of payment to the Exchange Debentures unless such Debt constitutes Subordinated Debt.


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

   Limitation on Restricted Payments

      The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Company, but excluding (a) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and (b) dividends in accordance with the terms of the Convertible Preferred Stock or the New Preferred Stock), (ii) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or (b) any options, warrants, or rights to purchase or acquire shares of Capital Stock of the Company (in the case of either (a) or (b) other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)), (iii) may not make, or permit any Subsidiary of the Company to make, any loan, advance, capital contribution to or Investment in, or payment on a Guarantee of any obligation of, any Affiliate, other than the Company or a Wholly Owned Subsidiary of the Company, (iv) may not, and may not permit any Subsidiary of the Company to, redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinated in right of payment to the Exchange Debentures (other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)) and (v) may not make any Investment in any Subsidiary which is subject to an encumbrance or restriction described under "-- Limitations Concerning Distributions By and Transfers to Subsidiaries" below or any Investments in any Unrestricted Subsidiary (each of Clauses (i) through (v) being a "Restricted Payment"), if at the time thereof: (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from December 31, 1996 exceeds the sum of: (a) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) from December 31, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment minus (y) the product of 1.4 times the cumulative Consolidated Interest Expense from December 31, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment; plus (b) 100% of the aggregate net proceeds received by the Company, including the fair value of property other than cash (as determined in good faith by the Board of Directors and evidenced by a resolution filed with the Trustee), since December 31, 1996 from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and options, warrants or other rights to purchase or acquire Capital Stock of the Company (other than Disqualified Stock and other than by a Subsidiary) and the principal amount of Debt of the Company that has been converted into Capital Stock of the Company (other than Disqualified Stock and other than by a Subsidiary) since December 31, 1996; plus
(c) an amount equal to the net reduction in Investments made by the Company and its Subsidiaries subsequent to the date of original issue of the Exchange Debentures pursuant to Clauses (iii) and (v) above in any Affiliate or Unrestricted Subsidiary or Subsidiary subject to an encumbrance or restriction upon the disposition, liquidation or repayment (including by way of dividends) thereof, from redesignations of Unrestricted Subsidiaries as Subsidiaries or from the removal of such encumbrance or restriction, but only to the extent such amounts are not included in Consolidated Net Income and not to exceed in the case of any Person the amount of Investments previously made by the Company and its Subsidiaries in such Persons; plus (d) $15,000,000.

      Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom, the Company and any Subsidiary of the Company may (i) pay any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) make any payment in redemption of Capital Stock of the Company or options to purchase such Capital Stock granted to officers or employees of the Company pursuant to the Company's Stock Option Plan (or any successor plan) in connection with the severance or termination of officers or employees (other than W. Don Cornwell and Stuart J. Beck) not to exceed $1,000,000 in the aggregate at any one time outstanding; (iii) make Investments, not to exceed

$10,000,000 in the aggregate at any one time, in (A) any Subsidiary which is subject to any encumbrance or restriction described under "-- Limitations Concerning Distributions By and Transfers to Subsidiaries" or (B) any Unrestricted Subsidiary; (iv) exchange the Convertible Preferred Stock or the New Preferred Stock, in accordance with their respective terms, for the 7.75% Exchange Debentures or the Exchange Debentures, as the case may be, and make payments of principal (premium, if any) and interest thereon in accordance with the 7.75% Exchange Debenture Indenture or the Exchange Indenture, as the case may be; (v) refinance any Debt otherwise permitted by Clause (ix) of the second paragraph under "-- Limitation on Debt" above or solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital Stock of the Company, other than Disqualified Stock; (vi) purchase, redeem, acquire or retire any shares of Capital Stock of the Company solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of the Company; (vii) purchase or redeem any Debt from Net Available Proceeds to the extent permitted under "-- Limitation on Certain Asset Dispositions" below; and (viii) make Permitted Television Investments in an aggregate amount at any one time outstanding not to exceed $25,000,000. Any payment or Investment made pursuant to Clauses (i), (ii) and
(iii) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under the first paragraph of "-- Limitation on Restricted Payments" above.

   Limitations Concerning Distributions By and Transfers to Subsidiaries

      The Company may not, and may not permit any Subsidiary of the Company to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company; (ii) to make loans or advances to the Company or any Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company. Notwithstanding the foregoing limitation, the Company may permit a Subsidiary to suffer to exist any such encumbrance or restriction (A) included in any instrument governing Debt Incurred by such Subsidiary pursuant to the first paragraph of "-- Limitation on Debt" above for the purpose of financing all or part of the purchase price or cost of construction or improvements of property; provided, however, that the principal amount of the Debt so Incurred does not exceed the purchase price or cost of construction or improvements of such property; (B) included in the Credit Agreement; (C) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders; (D) pursuant to an agreement relating to any Debt Incurred by a Person prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary; (E) with respect to restrictions of the nature described in Clause
(iii) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract; (F) pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in Clause (A),
(B) or (D) above; provided, however, that the provisions contained in such refinancing agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors filed with the Trustee; or (G) included in any instrument governing Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 in the aggregate at any one time outstanding or included in any instrument governing a Sale and Leaseback Transaction whose Attributable Value does not exceed $2,000,000 and the Attributable Value of all such Sale and Leaseback Transactions entered into since the date of the Exchange Indenture does not exceed $5,000,000 in the aggregate; provided that in each case, after giving effect to the Incurrence of such Capital Lease Obligation or Sale and Leaseback Transaction and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Capital Lease Obligation had been Incurred, or such Sale and Leaseback Transaction had taken place, and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1.


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

   Limitation on Transactions with Affiliates

      The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, enter into any transaction after the date of the Exchange Indenture with any Affiliate (other than the Company or a Wholly Owned Subsidiary of the Company), unless a majority of the disinterested members of the Board of Directors determines in its reasonable good faith judgment evidenced by a resolution filed with the Trustee that: (1) such transaction is in the best interests of the Company or such Subsidiary; and (2) such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate. Notwithstanding the foregoing, the Company shall not be required to file any resolution of its Board of Directors referred to in the preceding sentence with respect to matters solely concerning the compensation of employees.

   Limitation on Certain Asset Dispositions

      The Company may not, and may not permit any Subsidiary to, make an Asset Disposition in one or more transactions in any fiscal year unless: (i) the consideration for such disposition is at least equal to the fair market value thereof as determined by the Board of Directors; (ii) at least 85% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt of the Company or a Subsidiary or other obligations relating to such assets and a release from all liability on the Debt or other obligations assumed; and (iii) all Net Available Proceeds of such disposition and from the sale of any marketable cash equivalents received thereby, less any amounts invested as described in the second sentence of the following paragraph, are applied (A) first, within 120 days of such disposition, to the reduction of any obligations then outstanding under the Credit Agreement (or any successor credit facility) to the extent the terms of such Credit Agreement (or successor credit facility) require such application or prohibit prepayment of the Exchange Debentures; (B) second, within 120 days of such disposition, to the repayment of any other Senior Debt to the extent the terms of such Senior Debt require such application or prohibit prepayment of the Exchange Debentures; (C) third, to the extent of any remaining Net Available Proceeds and so long as any 12.75% Debentures are outstanding, to make an offer to purchase the 12.75% Debentures in accordance with the requirements of the 12.75% Debenture Indenture; (D) fourth, to the extent of any remaining Net Available Proceeds and so long as any 10 3/8% Notes are outstanding, to make an offer to purchase the 10 3/8% Notes in accordance with the requirements of the 10 3/8% Note Indenture; (E) fifth, to the extent of any remaining Net Available Proceeds and so long as any 9 3/8% Notes are outstanding, to make an offer to purchase the 9 3/8% Notes in accordance with the requirements of the 9 3/8% Note Indenture; (F) sixth, to the extent more than $5,000,000 of Net Available Proceeds are not required to be applied to the repayments as specified in Clauses (A), (B), (C), (D) and (E), to purchases of outstanding Exchange Debentures pursuant to an Offer to Purchase commenced within 120 days of such disposition, at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase; (G) seventh, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase required by Clause (F); to the repayment of other Debt of the Company or Debt of a Subsidiary of the Company, to the extent permitted under the terms thereof; and (H) eighth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Exchange Indenture.

      Notwithstanding Clause (ii) above, all or a portion of the consideration for any such disposition may consist of all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting or cable television business or franchise (whether existing as a separate entity, subsidiary, division, unit or otherwise) if after giving effect to any such disposition and related acquisition of assets, (x) the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four fiscal quarters, determined on a pro forma basis as if such transaction had taken place and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1; (y) no Event of Default or event that, with the passing of time or the giving of notice, or both, will constitute an Event of Default shall have occurred or be continuing; and (z) the Net Available Proceeds, if any, are invested in accordance with the next sentence of this paragraph.

Notwithstanding Clause (iii) above, the Company shall not be required to repurchase or redeem any Debt to the extent that the Net Available Proceeds from any Asset Disposition are invested within 120 days of such disposition in television or radio broadcasting or cable television assets or franchises or the Company shall have entered into a definitive agreement to acquire such assets subject only to customary conditions, including, without limitation, the approval of the FCC (but excluding any conditions with respect to the financing of such acquisition or due diligence) and such acquisition shall have been consummated within 240 days of such disposition. Notwithstanding the foregoing two sentences, the Company shall not be entitled to take as consideration for an Asset Disposition, or invest Net Available Proceeds in lieu of repurchasing or redeeming Debt in, any television or radio broadcasting or cable television assets, business or franchise unless the majority of the assets (including intangibles) so acquired or the majority of the assets (including intangibles) of such business or franchise so acquired are related to television or radio broadcasting. The Company will not be entitled to any credit against its obligation to purchase outstanding Exchange Debentures pursuant to this covenant for Exchange Debentures previously acquired by reason of a redemption, tender offer or other repurchase.

   Limitation on Liens Securing Company Subordinated Debt

      The Company may not, and may not permit any Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Debt of the Company without making, or causing such Subsidiary to make, effective provision for securing the Exchange Debentures (x) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (y) in the event such Debt is subordinate in right of payment (other than by reason of maturity) to the Exchange Debentures, prior to such Debt as to such property or assets for so long as such Debt will be so secured.

   Limitation on Guarantees of Company Subordinated Debt

      The Company may not permit any Subsidiary, directly or indirectly, to assume, Guarantee or in any other manner become liable with respect to any Debt of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Debt of the Company.

   Limitation on Issuances and Sale of Capital Stock of Wholly Owned
Subsidiaries

      The Company (i) may not, and may not permit any Wholly Owned Subsidiary to, transfer, convey, sell or otherwise dispose of any Capital Stock of such or any other Wholly Owned Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary) unless such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and the Net Available Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with "-- Limitation on Certain Asset Dispositions" above (including the provisions thereof relating to the application of the Net Available Proceeds therefrom) and (ii) may not permit any Wholly Owned Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary unless in the case of either Clause (i) or (ii) above (A) after giving effect to any such sale, disposition or issuance, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four fiscal quarters, determined on a pro forma basis as if such sale, disposition or issuance had taken place and the Net Available Proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1; (B) immediately after giving effect to such sale, disposition or issuance (including any acquisition of assets with Net Available Proceeds) no Event of Default or event that, with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred or be continuing;
(C) the assets acquired pursuant to such sale, disposition or issuance, are either (x) at least 85% cash or readily marketable cash equivalents and the Net Available Proceeds from such sale, disposition or issuance are applied in accordance with "-- Limitation on Certain Asset Dispositions" above (including the provisions thereof relating to the application of Net Available Proceeds therefrom) or (y) all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting or cable television business or franchise (whether existing as a separate entity, subsidiary, division, unit or otherwise) (subject to the restrictions described in the penultimate sentence of the second paragraph under "-- Limitation on Certain Asset Dispositions" above); (D) after giving effect to any such sale, disposition or issuance, such Wholly Owned Subsidiary shall be a Subsidiary of the Company; and (E) the consideration for such sale, disposition or issuance of Capital Stock will be at least equal to the fair market value thereof as determined in good faith by the Board of Directors.

   Provision of Financial Information

      So long as any of the Exchange Debentures are outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company were subject to such Sections, and the Company will provide to all Holders and file with the Trustee copies of such reports and documents.

   Mergers, Consolidations and Certain Sales of Assets

      The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); and (ii) may not, directly or indirectly, transfer, sell, convey, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; unless: (1) immediately before and after giving effect to such transaction and treating any Debt that becomes an obligation of the Company or a Subsidiary of the Company, as a result of such transaction, as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that, with the passing of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing; (2) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and will expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Exchange Indenture; (3) immediately after giving effect to such transaction, the Company or the successor entity to the Company would have a ratio of aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such transaction had taken place and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, of less than 6.5 to 1; (4) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Exchange Indenture described under "-- Limitation on Liens Securing Company Subordinated Debt" above, the Company or the successor entity to the Company shall have secured the Exchange Debentures as required by such covenant; and (5) certain other conditions are met. Upon any such sale of all or substantially all of the assets of the Company to another Person or any merger or consolidation where the Company is not the surviving entity, such Person or survivor shall become the obligor in respect of the Exchange Debentures and the Company will be relieved of all further obligations and covenants, including the "-- Limitation on Certain Asset Dispositions" above under the Exchange Indenture and the Exchange Debentures.

Change of Control

      Within 30 days following the date of the consummation of a transaction that will result in a Change of Control, the Company will commence an Offer to Purchase all outstanding Exchange Debentures, subject to the consummation of the Change of Control, at a purchase price equal to 101% of their aggregate principal amount plus


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accrued interest to the date of purchase. A Change of Control will be deemed to have occurred at such time as any Person or any Persons (other than one or more Permitted Holders) acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act becomes the beneficial owner of 50% or more of the total voting power of all classes of Voting Stock of the Company or at such time as such Person or Group succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of such Group, will constitute a majority of the Board of Directors of the Company. "Permitted Holder" means (i) W. Don Cornwell and Stuart J. Beck, (ii) the members of the immediate family of either of the persons referred to in Clause
(i) above, (iii) any trust created for the benefit of the persons described in Clause (i) or (ii) above or any of their estates or (iv) any corporation that is controlled by any Person described in Clause (i), (ii) or (iii) above.


      Upon the occurrence of a Change of Control, the Company will also be required to offer to purchase all of the Existing Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, of which $309.7 million principal amount was outstanding as of March 31, 1997. Upon the occurrence of a Change of Control, the Company would also be required to offer to purchase all outstanding Preferred Stock (provided there are no 12.75% Debentures outstanding) at a price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends thereon. Also a Change of Control is an Event of Default under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to repay all borrowings under the Credit Agreement and pay the Change of Control purchase price for all Exchange Debentures, Existing Notes and, in the event there are no 12.75% Debentures outstanding, Preferred Stock tendered by the holders thereof. The Exchange Debentures will be subordinated in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt outstanding under the Credit Agreement.


Events of Default

      The following will be Events of Default under the Exchange Indenture: (a) failure to pay any interest on any Exchange Debenture when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Exchange Debenture when due; (c) failure to purchase Exchange Debentures required to be purchased pursuant to an Offer to Purchase as described under the "-- Certain Covenants -- Limitation on Certain Asset Dispositions" and the "-- Change of Control" covenants in accordance with the terms of such Offer to Purchase; (d) failure to perform or comply with the provisions described in Clause (a) or (b) under "-- Change of Control"; (e) failure to perform or comply with the provisions described under "-- Certain Covenants -- Mergers, Consolidations and Certain Sales of Assets"; (f) failure to perform any other covenant or warranty of the Company in the Exchange Indenture, continued for 60 days after written notice as provided in the Exchange Indenture; (g) failure to pay, at final maturity, in excess of $4,000,000 principal amount of any indebtedness of the Company or any Subsidiary of the Company, or acceleration of any indebtedness of the Company or any Subsidiary of the Company in an aggregate principal amount in excess of $4,000,000; (h) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate principal amount in excess of $1,000,000 which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (i) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company.

      Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.


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

      If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures may accelerate the maturity of all Exchange Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Exchange Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Exchange Indenture. For information as to waiver of defaults, see "-- Modification and Waiver."

      No Holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Exchange Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of an Exchange Debenture for enforcement of payment of the principal of (and premium, if any) or, interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture.

      The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Exchange Indenture and as to any default in such performance.

Defeasance

      The Exchange Indenture provides that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Exchange Debentures or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Exchange Indenture and the Exchange Debentures, and that the Exchange Debentures shall no longer be subject to the subordination provisions in the case of either (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Exchange Debentures. With respect to Clause (B), the obligations under the Exchange Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things
(i) with respect to Clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Exchange Debentures will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to Clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Exchange Debentures will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent.


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

Modification and Waiver

      Modifications and amendments of the Exchange Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Exchange Debenture affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (b) reduce the principal amount of (or the premium), or interest on, any Exchange Debentures, (c) change the place or currency of payment of principal of (or premium), or interest on, any Exchange Debentures,
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any Exchange Debentures, (e) reduce the above-stated percentage of outstanding Exchange Debentures necessary to modify or amend the Exchange Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Exchange Debentures necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults, (g) modify any provisions of the Exchange Indenture relating to the modification and amendment of the Exchange Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) modify any Offer to Purchase for the Exchange Debentures required under the "--Certain Covenants -- Limitation on Certain Asset Dispositions" and the "Change of Control" covenant thereof.

      The Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures may waive compliance by the Company with certain restrictive provisions of the Exchange Indenture. The Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures may waive any past default under the Exchange Indenture, except a default in the payment of principal, premium, if any, or interest or a default arising from failure to purchase any Exchange Debenture tendered required to be purchased pursuant to an Offer to Purchase.

The Trustee

      The Exchange Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

      The Exchange Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Exchange Indenture or in the TIA), it must eliminate such conflict or resign.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Certificate of Designations for the New Preferred Stock and the Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger of any such Subsidiaries with or into another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person,
(ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business. For purposes of the Exchange Indenture, the definition of "Asset Disposition" shall not include a Sale and Leaseback Transaction to the extent that the Attributable Value of such Sale and Leaseback Transaction does not exceed $2,000,000 and the aggregate Attributable Value of all such Sale and Leaseback Transactions entered into since the date of the Exchange Indenture and then outstanding does not exceed $5,000,000.

      "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

      "Average Life" means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payments of such Debt, multiplied by the amount of such principal payments by (ii) the sum of all such principal payments.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

      "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

      "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.


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

      "Consolidated Cash Flow" of any Person means for any period, the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person and its Consolidated Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of such Person and its Consolidated Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Subsidiaries for such period, plus (iv) other non-cash charges deducted from consolidated revenues of such Person and its Consolidated Subsidiaries (other than amortization of film and program assets) in determining Consolidated Net Income for such period, minus (v) non-cash items added to consolidated revenues of such Person and its Consolidated Subsidiaries in determining Consolidated Net Income for such period; provided, however, Consolidated Cash Flow shall not include Consolidated Net Income and the items specified in Clauses (i) through (iv) above to the extent attributable to a Consolidated Subsidiary of such Person that is subject to restrictions preventing the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person, but shall include such payments and distributions as could be made in accordance with such restrictions.

      "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period.

      "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles,
(ii) the amortization of Debt discounts, (iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities, (iv) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with generally accepted accounting principles, (v) preferred stock dividends declared and payable in cash and (vi) accrued Disqualified Stock dividends, whether or not declared or paid.

      "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (i) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person, (iii) gains or losses on Asset Dispositions by such Person or its Consolidated Subsidiaries and (iv) all extraordinary gains and extraordinary losses; and provided, further, that there shall be added thereto, to the extent not otherwise included in Consolidated Net Income, the amount of any dividends or other distributions actually paid to such Person during such period by a Person that is not a Consolidated Subsidiary of such Person.

      "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as Consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles, provided, however, Consolidated Subsidiaries shall not include any Unrestricted Subsidiary created in accordance with the definition of Unrestricted Subsidiary.

      "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable, film contract rights or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination,


                                      103
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and (vii) every obligation of the type referred to in Clauses (i) through (vi)
of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

      "Disqualified Stock" means any Capital Stock of the Company or any Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of an event), matures or is required to be redeemed (pursuant to a sinking fund obligation or otherwise) or is redeemable at the option of the holder thereof, in whole or in part (other than a redemption which is conditioned upon a change of control of the Company), on or prior to the final scheduled maturity of the Exchange Debentures, excluding however, the Preferred Stock and the Convertible Preferred Stock, unless the issuer's obligation to pay, purchase or redeem such security is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption "-- Certain Covenants -- Limitation on Restricted Payments."

      "generally accepted accounting principles" means, with respect to any computation, such accounting principles as are generally accepted in the United States as consistently applied by the Company at the date of such computation.

      "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

      "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person including any payment on a guarantee of any obligation of such other Person.

      "Local Marketing Agreement" means any agreement pursuant to which the Company or any of its Subsidiaries agrees to provide television management services, television broadcasting or assets related to the provision of television broadcasting in exchange for cash payments and/or the right to charge others for the provision of advertising or other services or products.

      "Major Asset Disposition" means any Asset Disposition or series of related Asset Dispositions involving assets with a fair market value in excess of $2 million.

      "Net Available Proceeds" from any Asset Disposition or issuance of Capital Stock by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition or issuance, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or issuance or by applicable law be repaid out of the proceeds from such Asset Disposition or issuance, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures


                                      104
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as a result of such Asset Disposition, and (iv) reserves established in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors (filed with the Trustee in the case of the Exchange Debentures); provided, however, that any reduction in such reserve following the consummation of such Asset Disposition will be treated for all purposes of the Exchange Indenture and the New Preferred Stock and the Exchange Debentures as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

      "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Security Register on the date of the Offer, offering to purchase up to the securities specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for the purchase of securities within five Business Days after the Expiration Date. In the case of an Offer being made to the holders of Exchange Debentures, the Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the "-- Certain Covenants -- Provision of Financial Information" covenant described above (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase),
(iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase, and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holder to tender securities pursuant to the Offer to Purchase. The Offer shall also state:

      (1) the Section of the operative document pursuant to which the Offer to Purchase is being made;

      (2) the Expiration Date and the Purchase Date;

      (3) the aggregate amount of the outstanding securities offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

      (4) the purchase price to be paid by the Company for securities accepted for payment (as specified pursuant to the operative document);

      (5) that the holder may tender all or any portion of the securities registered in the name of such holder and that any portion of a security tendered must be tendered in an integral multiple of $1,000;

      (6) the place or places where securities are to be surrendered for tender pursuant to the Offer to Purchase;


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

      (7) that dividends or interest on any security not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

      (8) that on the Purchase Date the purchase price will become due and payable upon each security accepted for payment pursuant to the Offer to Purchase and that interest or dividends thereon shall cease to accrue or accumulate, as the case may be, on and after the Purchase Date;

      (9) that each holder electing to tender a security pursuant to the Offer to Purchase will be required to surrender such security at the place or places specified in the Offer prior to the close of business on the Expiration Date (if such security is an Exchange Debenture and, if the Company or the Trustee so requires, such Exchange Debenture being duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

      (10) that holders will be entitled to withdraw all or any portion of securities tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the amount of the securities the holder tendered, the certificate number of the security the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

      (11) that (i) if securities in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such securities and (ii) if Exchange Debentures in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase securities equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only securities in denominations of $1,000 or integral multiples thereof shall be purchased); and

      (12) that in the case of any holder whose securities are purchased only in part, the Company shall execute, and in the case of Exchange Debentures the Trustee shall authenticate and deliver to the holder of such securities without service charge, a new certificate or certificates, of any authorized denomination as requested by such holder, in an aggregate amount equal to and in exchange for the unpurchased portion of the securities so tendered.

      In the event that the Company is required to make an Offer to Purchase, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act.

      "Permitted Television Investment" means an Investment in any Person which is a Restricted Payment within the meaning of either Clause (iii) or (v) of the definition of Restricted Payment (i) with which the Company has entered into a Local Marketing Agreement or (ii) (a) for the purpose of facilitating the delivery by the Company or any of its Subsidiaries of advanced television service, including high definition television, or interactive television or (b) to otherwise permit the Company or any of its Subsidiaries to exploit any other emerging technologies relating to television broadcasting. For purposes of calculating the aggregate amount of outstanding Permitted Television Investments, any Investment (a) in a Person which, subsequent to such Investment, becomes a Wholly Owned Subsidiary of the Company, or (b) that otherwise, due to a change in the status of such person, would not, if then made, be deemed a Restricted Payment, shall no longer be deemed outstanding as of the date such Person becomes a Wholly Owned Subsidiary or otherwise changes its status, as the case may be.

      "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.


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

      "Pro Forma Consolidated Cash Flow" of any Person means for any period the Consolidated Cash Flow for such period; provided, that, in the event such Person or its Subsidiaries has made Asset Dispositions or acquisitions of assets, properties or franchises not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) or has permitted an encumbrance or restriction pursuant to the provisions described under "-- Certain Covenants -- Limitations Concerning Distributions By and Transfers to Subsidiaries" during or after such period, such computation shall be made on a pro forma basis (whether the acquisition is treated as a purchase or a pooling under generally accepted accounting principles) as if the Asset Dispositions or acquisitions or restrictions or encumbrances had taken place on the first day of such period. If, during or after the period for which such calculation is made, the Person or any of its Subsidiaries has acquired or disposed of a television or radio broadcasting or cable television franchise that does not constitute an existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise), the pro forma effect of such acquisition or disposition shall be deemed to be the Consolidated Cash Flow attributable to such franchise (or a reasonable estimate thereof) for the period for which such calculation is made prior to such acquisition or disposition, provided that such estimated Consolidated Cash Flow shall be determined on the basis of comparable franchises, evidenced by a resolution of the Board of Directors of the Company and reported on by a nationally recognized accounting firm.

      "readily marketable cash equivalents" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than 180 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $100,000,000.

      "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

      "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Exchange Debentures to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Exchange Debentures exists; and (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Exchange Debentures, upon notice by 25% or more in principal amount of the Exchange Debentures to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice. Notwithstanding the foregoing, the 7.75% Exchange Debentures shall constitute Subordinated Debt unless and until the terms thereof shall be amended or modified after the date of the Exchange Indenture.


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

      "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. "Subsidiary" shall not include an Unrestricted Subsidiary created in accordance with the definition of Unrestricted Subsidiary.

      "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or
(ii) is directly or indirectly liable for any Debt of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, (2) any Subsidiary of the Company (other than a Subsidiary existing as of the date of the Exchange Indenture or successor to any such Subsidiary) which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (3) any Subsidiary of an Unrestricted Subsidiary where Clauses (a) and (b) are true with respect to such Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided, that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Subsidiary had been an Unrestricted Subsidiary at the beginning of such four fiscal quarters, would be less than 6.5 to 1. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that, immediately after giving effect to such designation, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Unrestricted Subsidiary had been a Subsidiary at the beginning of such four fiscal quarters, would be less than 6.5 to 1. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

      "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Form, Denomination and Book-Entry Procedures

      The Old Preferred Stock initially sold to qualified institutional buyers was represented by one fully-registered global certificate (the "Global Certificate"). The Global Certificate was deposited upon issuance with The Depository Trust Company (the "Depository") and registered in the name of the Depository or a nominee of the Depository (the "Global Certificate Registered Owner"). The Global Certificate, to the extent directed by holders


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

thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one or more definitive fully-registered global certificates without coupons representing the New Preferred Stock (collectively, the "New Global Certificate") registered in the name of a nominee of the Depository (the "New Global Certificate Registered Owner"). No service charge will be made for any registration of transfer or exchange of Preferred Stock, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Shares of New Preferred Stock issued to non-qualified institutional buyers in exchange for shares of Old Preferred Stock held by such investors, if any, will be issued only in certificated, fully registered, definitive form. The New Global Certificate will, upon request, be exchangeable for other shares of New Preferred Stock in definitive, fully registered form in whole shares, but only in accordance with the Depository's customary procedures. The New Global Certificate will also be exchangeable in certain other limited circumstances. The Company, the Trustee and any other agent thereof will be entitled to treat the Depository's nominee as the sole owner and holder of the unexchanged portion of the New Global Certificate for all purposes.

      The Depository has advised the Company that the Depository is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

      The Depository has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the New Global Certificate, the Depository will credit the accounts of Participants designated by the Participants with portions of the liquidation preference of the Global Certificate and (ii) ownership of such interests in the New Global Certificate will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the New Global Certificate). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Old Preferred Stock, New Preferred Stock and Exchange Debentures will be limited to that extent.

      Except as described below, owners of interests in the Global Certificate will not have New Preferred Stock registered in their names, will not receive physical delivery of New Preferred Stock in definitive form and will not be considered the registered owners or holders thereof for any purpose.

      Payments in respect of the liquidation preference, principal of and premium, if any, and dividends and interest on any New Preferred Stock or Exchange Debentures registered in the name of the New Global Certificate Registered Owner will be payable by the Company or the Trustee, as the case may be, to the New Global Certificate Registered Owner in its capacity as the registered holder. The Company and the Trustee will treat the persons in whose names the New Preferred Stock or Exchange Debentures, including the New Global Certificate, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the New Global Certificate, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the New Global Certificate or (ii) any other matter relating to the actions and practices of the


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

Depository or any of its Participants. The Depository has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Preferred Stock or Exchange Debentures (including dividends, principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Preferred Stock or Exchange Debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants in identifying the beneficial owners of the New Preferred Stock or Exchange Debentures, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the New Global Certificate Registered Owner for all purposes.

      The New Global Certificate is exchangeable for definitive New Preferred Stock or Exchange Debentures if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the New Global Certificate and the Company thereupon fails to appoint a successor Depository, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Preferred Stock or Exchange Debentures in definitive registered form, (iii) there shall have occurred and be continuing a Voting Rights Triggering Event or an Event of Default or any event which after notice or lapse of time or both would be a Voting Rights Triggering Event or an Event of Default with respect to New Preferred Stock or the Exchange Debentures, or
(iv) as provided in the following paragraph. Such definitive New Preferred Stock or Exchange Debentures shall be registered in the names of the owners of the beneficial interests in the New Global Certificate as provided by the Participants. Exchange Debentures issued in definitive form will be in fully registered form, without coupons, in minimum denominations of $100,000 and integral multiples of $1,000 above that amount. Upon issuance of New Preferred Stock or Exchange Debentures in definitive form, the Company or Trustee, as the case may be, is required to register the New Preferred Stock or Exchange Debentures in the name of, and cause the New Preferred Stock or Exchange Debentures to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as the Depository shall direct.

      Subject to certain restrictions on the transferability of the New Preferred Stock, New Preferred Stock in definitive form will be issued upon the resale, pledge or other transfer of any New Preferred Stock or interest therein to any person or entity that is not a qualified institutional buyer or that does not participate in the Depository.

      The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


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

                     DESCRIPTION OF CERTAIN DEBT INSTRUMENTS

      Set forth below is a summary of certain debt instruments to which the Company is a party. The summary does not purport to be complete, and where reference is made to particular provisions of a debt instrument, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Copies of such agreements have been filed as Exhibits to the Registration Statement as to which this Prospectus is a part.

Credit Agreement

      On September 4, 1996, the Company amended and restated its existing credit agreement to permit revolving loan borrowings of up to $200,000,000 (the "Revolving Loans"), all of which is committed, and to permit borrowings of up to an additional $100,000,000 (the "Additional Loans"), in each instance, the proceeds of which may be used for working capital and other general corporate purposes, the repurchase of senior subordinated notes and acquisitions.

      Borrowings under the Credit Agreement are (i) secured by a lien on substantially all of the current and future assets of the Company, other than broadcast licenses (except to the extent permitted by law) and (ii) guaranteed by all present and future subsidiaries of the Company, which guarantees are secured by the pledge of all issued and outstanding shares of capital stock of, and liens on substantially all of the current and future assets of, the Company's current and future subsidiaries. The Credit Agreement contains a negative pledge covenant with respect to the Company's broadcast licenses.

      Outstanding principal balances under the Credit Agreement bear interest at floating rates equal to the LIBOR Rate plus marginal rates between 1.125% and 2.375% (currently 2.125%) or the agent bank's prime rate plus marginal rates between 0% and 1.125% (currently .875%). The marginal rates are subject to adjustment under the Credit Agreement, based upon changes in the Company's ratio of total funded debt to broadcast cash flow after corporate overhead. The principal amount of the Revolving Loans is payable quarterly, and the Revolving Loan commitments are subject to reduction in installments, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1998, through December 31, 2003 when the final payment is due on Revolving Loans. The principal amounts of any Additional Loans are payable quarterly, and the Additional Loan commitments are subject to reduction, in installments, on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2001 through December 31, 2003 when the final payment is due on the Additional Loans. The Credit Agreement contains representations and warranties, funding and yield protection provisions, borrowing conditions precedent, financial and other covenants and restrictions, events of default and other provisions customary for bank credit agreements of this type. The Credit Agreement requires that not less than 50% of the Company's aggregate debt have fixed interest rates.

      Covenants and provisions contained in the Credit Agreement restrict (with certain exceptions), among other things, the Company's and its subsidiaries' ability: (i) to incur additional indebtedness, (ii) to create or incur liens,
(iii) to create or become or remain liable with respect to certain contingent liabilities, (iv) to make certain payments with respect to capital stock and subordinated indebtedness; provided that (a) the Company may pay cash dividends on the Convertible Preferred Stock if no default exists or would be caused by such payment and (b) the Company may repurchase the Existing Notes and debentures described in this section if no default exists or would be caused by such repurchase, (v) to engage in mergers, acquisitions, divestitures, sales and leasebacks or changes of business, (vi) to engage in asset sales that exceed, in the aggregate during a 12-month period, 10% of consolidated broadcast cash flow for such 12-month period or if such asset sales would account for greater than 25% of consolidated broadcast cash flow for the period from the date of entering into the Credit Agreement to such date of determination, (vii) to become liable under any capital lease, if the total rental payments for all capital leases for any period of 12 consecutive months would be in excess of $4,500,000, (viii) to sell with recourse or discount any of its notes or accounts receivable, (ix) to dispose of any shares of capital stock of a subsidiary, (x) to engage in certain transactions with affiliates and holders of equity interests, (xi) to amend, modify or terminate certain material agreements, (xii) to invest in, or make loans or advances to, other persons or entities in excess of $10,000,000 or
(xiii) to enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or distribute assets to the Company. The Credit Agreement also requires the Company to maintain specified financial ratios.

      Events of default under the Credit Agreement include, among other things:
(i) any failure of the Company to pay principal thereunder when due, or to pay interest or any other amount due within three days after the date due; (ii) default or breach on any indebtedness in an individual principal amount of $1,000,000 or more on any items of indebtedness with an aggregate principal amount of $2,000,000 or more; (iii) breach by the Company of certain covenants contained therein; (iv) material inaccuracy of any representation or warranty given by the Company therein; (v) the continuance of a default by the Company in the performance of or the compliance with other covenants and agreements for 30 days after the occurrence thereof; (vi) certain changes of control and acts of bankruptcy, insolvency or dissolution; (vii) certain judgments, writs or warrants of attachment of similar process remaining undischarged, unvacated, unbonded, or unstayed for a period of 60 days; (viii) the occurrence of certain reportable events under ERISA; (ix) certain changes in the executive officers of the Company; and (x) any FCC License of the Company or its subsidiaries being terminated, denied renewal or modified in any material adverse respect.

12.75% Senior Subordinated Debentures

      In September 1992, the Company completed an offering of $60,000,000 aggregate principal amount of its 12.75% Rule 144A Senior Subordinated Debentures due September 1, 2002. All of these debentures were exchanged for a like principal amount of the publicly-registered 12.75% Senior Subordinated Debentures due September 1, 2002, pursuant to an exchange offer completed in January 1993 (the "12.75% Debentures"). The 12.75% Debentures are governed by an indenture, dated as of September 1, 1992, between the Company and United States Trust Company of New York, as trustee (the "12.75% Debenture Indenture"). The 12.75% Debenture Indenture is by its terms subject to and governed by the TIA.

      Interest on the 12.75% Debentures is payable in cash semi-annually on March 1 and September 1 of each year. The 12.75% Debentures do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

      The 12.75% Debentures are subordinated in right of payment to the indebtedness under the Credit Agreement and to any other existing or future Senior Debt (as defined in the 12.75% Debenture Indenture, which definition is substantially identical to that contained in the Exchange Indenture, except that clause (iv) of the definition Debt is not Senior Debt under the 12.75% Debenture Indenture), are pari passu in right of payment, to the extent set forth in the 12.75% Debenture Indenture, with all senior subordinated debt of the Company, including the Exchange Debentures, and are senior in right of payment to all subordinated debt of the Company, including the 7.75% Exchange Debentures, if issued.

      The 12.75% Debentures are redeemable on or after September 1, 1997, at the option of the Company, in whole or in part from time to time, at 106.375% of principal amount thereof, plus accrued interest, reducing to 100% of the principal amount thereof, plus accrued interest, on or after September 1, 1999.

      The Company is required to offer to purchase all outstanding 12.75% Debentures at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 12.75% Debenture Indenture, which definition is substantially identical to that contained in the Exchange Indenture).

      The Company is required to make an offer to purchase the 12.75% Debentures at 100% of their principal amount if the Company makes an Asset Disposition (as defined in the 12.75% Debenture Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition and is subject to (i) the prior claims of holders of Senior Debt and (ii) there being net proceeds in excess of $5,000,000 that are not required to be applied to Senior Debt.

      The 12.75% Debenture Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

      Other than the restrictions contained in the 12.75% Debenture Indenture relating to the incurrence of debt, there are no provisions in the 12.75% Debenture Indenture that would protect the holders of the New Preferred Stock or the Exchange Debentures in the event of a highly leveraged transaction.

      Events of Default under the 12.75% Debenture Indenture include: (i) failure to pay principal of or premium, if any, on the 12.75% Debentures when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the 12.75% Debentures upon a Change of Control or in connection with an Asset Disposition (whether or not such payment shall be prohibited by the subordination provisions of the 12.75% Debenture Indenture); (ii) failure to pay any interest on any 12.75% Debentures when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the 12.75% Debenture Indenture); (iii) failure to perform any other covenant or agreement of the Company in the 12.75% Debentures or the 12.75% Debenture Indenture, continued for 60 days after written notice as provided in the 12.75% Debenture Indenture; (iv) failure to pay at final maturity in excess of $2,000,000 principal amount of any indebtedness of the Company or any subsidiary of the Company, or acceleration of any indebtedness of the Company or any subsidiary of the Company in an aggregate principal amount in excess of $2,000,000; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

10 3/8% Senior Subordinated Notes

      In May 1995, the Company completed an offering of $175,000,000 aggregate principal amount of its 10 3/8% Rule 144A Senior Subordinated Notes due May 15, 2005. All of these notes were exchanged for a like principal amount of the publicly-registered 10 3/8% Senior Subordinated Notes due May 15, 2005, pursuant to an exchange offer completed in November 1995 (the "10 3/8% Notes"). The 10 3/8% Notes are governed by an indenture, dated as of May 15, 1995, between the Company and United States Trust Company of New York, as trustee (the "10 3/8%
Note Indenture"). The 10 3/8% Note Indenture is by its terms subject to and governed by the TIA.

      Interest on the 10 3/8% Notes is payable in cash semi-annually on May 15 and November 15 of each year. The 10 3/8% Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

      The 10 3/8% Notes are subordinated in right of payment to the indebtedness under the Credit Agreement and to any other existing or future Senior Debt (as defined in the 10 3/8% Note Indenture, which definition is substantially identical to that contained in the Exchange Indenture), are pari passu in right of payment, to the extent set forth in the 10 3/8% Note Indenture, with all senior subordinated debt of the Company, including the Exchange Debentures, and are senior in right of payment to all subordinated debt of the Company, including the 7.75% Exchange Debentures, if issued.

      The 10 3/8% Notes are redeemable on or after May 15, 2000, at the option of the Company, in whole or in part from time to time, at 105.188% of principal amount thereof, plus accrued interest, reducing to 100% of the principal amount thereof, plus accrued interest, on or after May 15, 2002.

      The Company is required to offer to purchase all outstanding 10 3/8% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 10 3/8% Note Indenture, which definition is substantially identical to that contained in the Exchange Indenture).

      The Company is required to make an offer to purchase the 10 3/8% Notes at 100% of their principal amount if the Company makes an Asset Disposition (as defined in the 10 3/8% Note Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition and is subject to: (i) the prior claims of holders of Senior Debt and (ii) there being net proceeds in excess of $5,000,000 that are not required to be applied to Senior Debt; and (iii) so long as any of the 12.75% Debentures are outstanding, the Company making an offer to purchase the 12.75% Debentures in accordance with the 12.75% Debenture Indenture.

      The 10 3/8% Note Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

      Other than the restrictions contained in the 10 3/8% Note Indenture relating to the incurrence of debt, there are no provisions in the 10 3/8% Note Indenture that would protect the holders of the Exchange Debentures or the New Preferred Stock in the event of a highly leveraged transaction.

      Events of Default under the 10 3/8% Note Indenture include: (i) failure to pay principal of or premium, if any, on the 10 3/8% Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the 10 3/8% Notes upon a Change of Control or in connection with an Asset Disposition (whether or not such payment shall be prohibited by the subordination provisions of the 10 3/8% Note Indenture); (ii) failure to pay any interest on any 10 3/8% Notes when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the 10 3/8%
Note Indenture); (iii) failure to perform any other covenant or agreement of the Company in the 10 3/8% Notes or the 10 3/8% Note Indenture, continued for 60 days after written notice as provided in the 10 3/8% Note Indenture; (iv) failure to pay at final maturity in excess of $4,000,000 principal amount of any indebtedness of the Company or any subsidiary of the Company, or acceleration of any indebtedness of the Company or any subsidiary of the Company in an aggregate principal amount in excess of $4,000,000; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

9 3/8% Senior Subordinated Notes

      In February 1996, the Company completed an offering of $110,000,000 aggregate principal amount of its 9 3/8% Rule 144A Senior Subordinated Notes due December 1, 2005. All of these notes were exchanged for a like principal amount of the publicly-registered 9 3/8% Senior Subordinated Notes due December 1, 2005, pursuant to an exchange offer completed in July 1996 (the "9 3/8% Notes"). The 9 3/8% Notes are governed by an indenture, dated as of February 22, 1996, between the Company and The Bank of New York, as trustee (the "9 3/8% Note Indenture"). The 9 3/8% Note Indenture is by its terms subject to and governed by the TIA.

      Interest on the 9 3/8% Notes is payable in cash semi-annually on June 1 and December 1 of each year. The 9 3/8% Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

      The 9 3/8% Notes are subordinated in right of payment to the indebtedness under the Credit Agreement and to any other existing or future Senior Debt (as defined in the 9 3/8% Note Indenture, which definition is substantially identical to that contained in the Exchange Indenture), are pari passu in right of payment, to the extent set forth in the 9 3/8% Note Indenture, with all senior subordinated debt of the Company, including the Exchange Debentures,


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

and are senior in right of payment to all subordinated debt of the Company, including the 7.75% Exchange Debentures, if issued.

      The 9 3/8% Notes are redeemable on or after December 1, 2000, at the option of the Company, in whole or in part from time to time, at 104.687% of principal amount thereof, plus accrued interest, reducing to 100% of the principal amount thereof, plus accrued interest, on or after December 1, 2002.

      The Company is required to offer to purchase all outstanding 9 3/8% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 9 3/8% Note Indenture, which definition is substantially identical to that contained in the Exchange Indenture).

      The 9 3/8% Notes are redeemable before December 1, 2000 only in the event that on or before February 22, 1999 the Company receives proceeds from any sale of its Capital Stock other than Disqualified Stock (each as defined in the 9 3/8% Note Indenture) in one or more offerings, in which case the Company may, at its option, use all or a portion of any such proceeds within 75 days of receipt to redeem 9 3/8% Notes in a principal amount of at least $5,000,000 and up to an aggregate of 33% of the original principal amount of the 9 3/8% Notes at a redemption price of 109.375% of the principal amount thereof plus accrued interest to the date of redemption; provided, however, that at least 67% of the original principal amount of the 9 3/8% Notes remains outstanding.

      The 9 3/8% Note Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

      Other than the restrictions contained in the 9 3/8% Note Indenture relating to the incurrence of debt, there are no provisions in the 9 3/8% Note Indenture that would protect the holders of the 9 3/8% Notes in the event of a highly leveraged transaction.

      Events of Default under the 9 3/8% Note Indenture include: (i) failure to pay principal of or premium, if any, on the 9 3/8% Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the 9 3/8% Notes upon a Change of Control or in connection with an Asset Disposition (whether or not such payment shall be prohibited by the subordination provisions of the 9 3/8% Note Indenture); (ii) failure to pay any interest on any 9 3/8% Notes when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the 9 3/8% Note Indenture); (iii) failure to perform any other covenant or agreement of the Company in the 9 3/8% Notes or the 9 3/8% Note Indenture, continued for 30 days after written notice as provided in the 9 3/8% Note Indenture; (iv) failure to pay at final maturity in excess of $4,000,000 principal amount of any indebtedness of the Company or any subsidiary of the Company, or acceleration of any indebtedness of the Company or any subsidiary of the Company in an aggregate principal amount in excess of $4,000,000; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

7.75% Exchange Debentures


      If the Company elects to exchange the Convertible Preferred Stock for the Company's 7.75% Junior Subordinated Convertible Exchange Debentures due 2005 (the "7.75% Exchange Debentures"), the Company will issue the Exchange Debentures under an Indenture (the "7.75% Debenture Indenture") to be entered into between the Company and a trustee to be designated by the Company prior to such exchange that would qualify at the time of such designation as a trustee under the Trust Indenture Act of 1939, as amended. The 7.75% Exchange Debentures will be issued at a rate of $25.00 principal amount of the 7.75% Exchange Debentures for each share of Convertible Preferred Stock so exchanged. The Company may only effect such exchange if accrued and unpaid dividends on the Convertible Preferred Stock have been paid in full.

      The 7.75% Exchange Debentures will be general, unsecured, subordinated obligations of the Company, limited to an aggregate principal amount equal to the aggregate liquidation value of the Convertible Preferred Stock (excluding accrued and unpaid dividends payable upon liquidation) and will mature on December 15, 2005. The 7.75% Exchange Debentures will bear interest at the rate of 7.75% per annum from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year.

      The 7.75% Exchange Debentures will be convertible into Common Stock (Nonvoting) of the Company at the option of the holder at any time at the conversion price for the Convertible Preferred Stock then in effect.

      The payment of the principal of, premium, if any, and interest on 7.75% Exchange Debentures will, to the extent set forth in the 7.75% Debenture Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the 7.75% Debenture Indenture), which generally includes all indebtedness not expressly pari passu with or subordinated in right of payment to the 7.75% Exchange Debentures.

      The 7.75% Exchange Debentures will be redeemable, at the option of the Company at any time on or after December 26, 1998, in whole or in part, at 103.875% of the principal amount thereof, plus accrued interest, to the date fixed for redemption, reducing to 100% of the principal amount thereof, plus accrued interest to the date fixed for redemption on or after December 15, 2003.

      The Company is required to offer to purchase all outstanding 7.75% Exchange Debentures at 100% of their principal amount plus accrued interest in the event of a Change of Control (as defined in the 7.75% Exchange Debenture Indenture, which definition is identical to that contained in the Exchange Indenture). The Company may, at its option, pay all or a portion of the purchase price upon a Change of Control in shares of its Common Stock (Nonvoting) or, if the Company is not the survivor, common stock of the successor corporation ("Successor Stock"). Payment may not be made in shares of Common Stock (Nonvoting) or Successor Stock unless such shares have been, or will be no later than the Purchase Date, registered under the Securities Act or are freely tradeable pursuant to an exemption thereunder and are listed on a United States national securities exchange or quoted on the Nasdaq National Market at the time of payment.

      There are no provisions in the 7.75% Exchange Debenture Indenture that would operate to protect the holders of the Exchange Debentures or the New Preferred Stock in the event of a highly leveraged transaction.

      The following will be Events of Default under the 7.75% Debenture
Indenture: (a) failure to pay principal of or premium, if any, on the 7.75% Exchange Debentures when due at maturity, upon redemption or otherwise, including failure by the Company to redeem the 7.75% Exchange Debentures upon a Change of Control (whether or not such payment shall be prohibited by the subordination provisions of the 7.75% Debenture Indenture); (b) failure to pay any interest on any 7.75% Exchange Debentures when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the 7.75% Debenture Indenture); (c) failure to perform any other covenant or agreement of the Company in the 7.75% Exchange Debentures or the 7.75% Debenture Indenture, continued for 30 days after written notice as provided in the Exchange Debenture Indenture; (d) failure to pay at final maturity in excess of $2,000,000 principal amount of any indebtedness of the Company or any subsidiary of the Company, or acceleration of any indebtedness of the Company or any subsidiary of the Company in an aggregate principal amount in excess of $2,000,000; and (e) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

                         DESCRIPTION OF PREFERRED STOCK

      The following is a summary of the terms of the Company's preferred stock. This summary is not intended to be complete and is subject to and qualified in its entirety by reference to the Company's Third Amended and

Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"). A copy of the Certificate of Incorporation has been filed as an Exhibit to the Registration Statement as to which this prospectus is a part.

Convertible Preferred Stock

      Holders of the Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, cash dividends at the annual rate of $1.9375 per share, payable quarterly on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Company's Board of Directors). Dividends on the Convertible Preferred Stock are cumulative and accrue without interest from December 23, 1993, the date of original issuance. Payment of dividends is subject to limitations under the Existing Note Indentures and the Credit Agreement. See "Description of Certain Debt Instruments."


      Each share of Convertible Preferred Stock may be converted at any time at the option of the holder into fully paid, nonassessable shares of Common Stock (Nonvoting). As of June 2, 1997, the conversion price was $5.00 per share of Common Stock (Nonvoting), subject to adjustment from time to time as provided in the Certificate of Incorporation. On June 2, 1997, the last reported sale price per share of the Common Stock (Nonvoting), as reported by Nasdaq, was $10.125.


      All of the then outstanding shares of Convertible Preferred Stock are required to be redeemed by the Company, out of funds legally available therefor, at $25.00 per share plus accrued but unpaid dividends thereon, if any, to (and including) the redemption date, whether or not earned or declared, on December 15, 2005. In the event the Company does not fulfill its mandatory redemption obligation, holders of Convertible Preferred Stock will have the voting rights described below. The Company's ability to redeem or repurchase its capital stock may be subject to certain limitations under the agreements relating to the Company's indebtedness existing at that time. See "Description of Certain Debt Instruments."

      Shares of Convertible Preferred Stock will be redeemable at the option of the Company at any time on or after December 26, 1998, in whole or in part, at any time out of funds legally available therefor, at a per share redemption price of $25.97, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared and reducing to $25.00 per share, plus accrued and unpaid dividends, after December 15, 2003.

      The Convertible Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for 7.75% Exchange Debentures on any dividend payment date at the rate of $25.00 principal amount of Exchange Debentures for each share of Convertible Preferred Stock outstanding at the time of exchange. See "Description of Certain Debt Instruments -- 7.75% Exchange Debentures." The Company may only effect such exchange if accrued and unpaid dividends on the Convertible Preferred Stock have been paid in full.

      The Company's exchange of the Convertible Preferred Stock for the 7.75% Exchange Debentures would constitute an incurrence of indebtedness, and would therefore be subject to certain restrictions under the Existing Note Indentures, and would require the consent of a majority in interest of the lenders under the Credit Agreement. See "Description of Certain Debt Instruments."

      If (i) at any time the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are accrued and unpaid or (ii) the Company fails to make any payment upon mandatory redemption of the Convertible Preferred Stock, the number of directors of the Company will be increased by two and the holders of all outstanding shares of Convertible Preferred Stock, voting separately as a class, will be entitled to elect the additional two directors to serve until all dividends accrued and unpaid have been paid or declared and funds set aside to provide for payment in full or the Company fulfills its mandatory redemption obligation, as the case may be.

      If a Change of Control (as defined below) occurs, each holder of Convertible Preferred Stock shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Convertible Preferred Stock at a price per share equal to $25.00, plus accrued and unpaid dividends to the date of repurchase. The Company may, at its option, pay all or any portion of the repurchase price upon a Change of Control in shares of Common Stock (Nonvoting) of the Company or, if the Company is not the survivor, Successor Stock. Payment may not be made in shares of Common Stock (Nonvoting) or Successor Stock unless such shares have been, or will be, no later than the repurchase date, registered under the Securities Act or are freely tradeable pursuant to an exemption thereunder and are listed on a United States national securities exchange or quoted on the Nasdaq National Market at the time of payment. The Company may not complete any Change of Control unless it makes proper provision to satisfy the foregoing obligations under the Certificate of Incorporation.

      A Change of Control will be deemed to have occurred at such time as any Person or any Persons (other than one or more Permitted Holders) acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act becomes the beneficial owner of 50 percent or more of the total voting power of all classes of voting stock of the Company or at such time as such Person or Group succeeds in having sufficient of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate of such Group, will constitute a majority of the Board of Directors of the Company. "Permitted Holder" means W. Don Cornwell, Stuart J. Beck, or the members of the immediate family of either of them or any trustee for either of their estates. Notwithstanding the foregoing, a Change of Control shall not occur if either (i) for any five trading days during the 10 trading days immediately preceding either the public announcement by the Company of such transaction or the consummation of such transaction, the last sale price of the Common Stock (Nonvoting) is equal to at least 105 percent of the conversion price in effect on such trading days, or (ii) at least 90 percent of the consideration (excluding cash payments for fractional shares) in such transaction or transactions to the holders of Common Stock (Nonvoting) consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction or transactions, the Convertible Preferred Stock or 7.75% Exchange Debentures, as the case may be, become convertible into such common stock.

Series Preferred Stock

      Prior to August 4, 1995 there were three series of the Company's Series Preferred Stock outstanding: the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. On August 4, 1995, all of the shares of Series A Preferred Stock were converted into Common Stock (Nonvoting) and on September 15, 1995, all of the shares of Series B and Series C Preferred Stock were converted into Common Stock (Nonvoting).


      Dividends on the Series A Preferred Stock accrued on October 31 of each year at an annual rate of $0.40 per share until such shares were converted, whether or not any funds were legally available therefor. Such dividends were payable only as and when declared by the Board of Directors out of funds legally available therefor, and accumulated, if not paid, without payment of interest on such accumulations. Dividends that accrued and were unpaid prior to conversion remain an obligation of the Company and are payable on the later of (i) December 31, 1999 and (ii) such date as they may be paid under loan agreements or indentures of the Company, the obligations of which are senior in priority to the Series A Preferred Stock. Dividends have never been paid on the Series A Preferred Stock, and the aggregate amount of accrued but unpaid dividends thereon was approximately $263,000 as of March 31, 1997. No dividends or other distributions in respect of shares ranking junior in priority to the Series A Preferred Stock may be declared, paid or made so long as there are any accrued but unpaid dividends of Series A Preferred Stock.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


      Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, has opined that, subject to the qualifications set forth below, the following discussion accurately sets forth the material federal income tax consequences applicable to the acquisition of the New Preferred Stock in the Exchange Offer; the ownership and disposition of the New Preferred Stock by holders who acquire the New Preferred Stock pursuant to the Exchange Offer; the acquisition of Exchange Debentures in exchange for New Preferred Stock; and the ownership and disposition of the Exchange Debentures by holders who acquired the Exchange Debentures in exchange for the New Preferred Stock. This discussion does not purport to be a complete analysis of all potential tax considerations to prospective purchasers. The discussion is limited solely to U.S. federal income tax matters. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. In particular, potential investors should be aware that certain relevant provisions of the Code have not been subject to definitive interpretation by the IRS or the courts.


      This discussion is limited to those potential investors who would hold the New Preferred Stock as a "capital asset" for federal income tax purposes. This discussion does not purport to address federal income tax consequences that may be applicable to particular categories of stockholders, including insurance companies, tax-exempt persons, financial institutions, dealers in securities, persons that own in excess of 10 percent of the Company's stock, persons that hold New Preferred Stock or Exchange Debentures as part of a straddle or conversion transaction, persons that have a functional currency other than the U.S. dollar, holders subject to the alternative minimum tax, and non-United States persons, including foreign corporations and nonresident alien individuals, some of which may be subject to special rules. This discussion does not address any tax considerations under the laws of any state, locality or jurisdiction, or foreign country.

      The Company has not sought, nor does it intend to seek, a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion. BECAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON U.S. FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT), PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF AN INVESTMENT IN THE NEW PREFERRED STOCK.

Exchange

      An exchange of New Preferred Stock for Old Preferred Stock pursuant to the Exchange Offer will not result in a taxable disposition to a holder of Old Preferred Stock. Accordingly, there should be no material federal income tax consequences to holders receiving New Preferred Stock for Old Preferred Stock under the Exchange Offer, and a holder should have the same adjusted tax basis and holding period in the New Preferred Stock as it had in the Old Preferred Stock immediately before the exchange.

Distributions on New Preferred Stock

      Based on current information and projections, it is likely that the Company will not have current or accumulated earnings and profits ("earnings and profits") as determined for U.S. federal income tax purposes during at least some of the period in which the New Preferred Stock will be outstanding. The availability of earnings and profits in future years will depend on future profits and losses which cannot be accurately predicted. As a result, during such time as the Company does not have earnings and profits, distributions on the New Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the New

Preferred Stock in the hands of each holder (but not below zero), thereby increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon a taxable disposition of such New Preferred Stock. The amount of any such distribution which exceeds the adjusted tax basis of the New Preferred Stock in the hands of the holder will be treated as capital gain and will be long-term capital gain if the holder's holding period for such New Preferred Stock exceeds one year. Accordingly, distributions on the New Preferred Stock which are not out of earnings and profits will not be characterized as a dividend for U.S. federal income tax purposes with the additional result that corporate stockholders will not be entitled to claim the dividends received deduction with respect to such distributions. See the discussion below under "-- Dividends Received Deduction." The amount of any distribution will be equal to the amount of cash or the fair market valve of the New Preferred Stock distributed. A holder's initial tax basis for the additional shares of New Preferred Stock will be equal to the fair market value of such shares on the date of distribution; the holding period for such shares will commence on the date of their distribution and will not include such holder's holding period for the New Preferred Stock with respect to which the additional shares were distributed.

Treatment of Distributions Out of Earnings and Profits

      In the event that the Company does have earnings and profits, distributions by the Company with respect to the New Preferred Stock (whether paid in cash or by distribution of additional shares of New Preferred Stock) will be characterized as dividends that are taxable as ordinary income to the extent of the Company's earnings and profits.

Dividends Received Deduction

      Subject to important restrictions, dividends received out of earnings and profits by a corporate holder of New Preferred Stock generally will qualify for the 70 percent dividends received deduction provided by Section 243(a)(1) of the Code. Under Section 246(b) of the Code, the aggregate dividends received deduction permitted a corporate holder may not exceed 70 percent of such holder's "taxable income," as specially computed under that section. Under
Section 246(c) of the Code, the 70 percent dividends received deduction will not be available with respect to shares of New Preferred Stock which are not held for at least 46 days (at least 91 days in the case of a dividend attributable to a period or periods aggregating in excess of 366 days), including the day of disposition, but excluding the day of acquisition or any day which is at least 46 days (at least 91 days in the case of the more than 366 day period) after the date on which the New Preferred Stock becomes ex-dividend. The length of time that a holder is deemed to have held shares for these purposes is reduced for periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales and other similar transactions. Section 246(c) also denies the dividends received deduction to the extent that a corporate holder is under an obligation with respect to substantially similar or related property to make payments corresponding to the dividend received. Moreover, under Section 246A of the Code, to the extent that a corporate holder incurs indebtedness "directly attributable" to investment in the New Preferred Stock and the New Preferred Stock constitutes "debt-financed portfolio stock" as defined in Section 246A(c)(1) of the Code, the percentage of the dividends received deduction available to such holder is proportionately reduced.

      In addition, for purposes of computing alternative minimum tax liability, a corporate holder claiming a 70 percent dividends received deduction will be required to include in its alternative minimum taxable income a portion of any dividends received deduction allowed in computing its regular taxable income. Thus, a corporate holder's liability for alternative minimum tax may fail to be reduced as a result of any dividend received deduction.

      On February 6, 1997, President Clinton proposed certain tax law changes (the "Proposed Legislation") which, among other things, would reduce the dividends received deduction under Section 243 of the Code from 70 percent to 50 percent, and would alter other limitations contained in Section 246 of the Code. Based on the language of similar proposals by President Clinton in 1996, it is believed that the Proposed Legislation would provide that the dividends received deduction would not be available with respect to New Preferred Stock held for 45 days or less during the 90 day period beginning on the date which is 45 days before the date on which shares


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of New Preferred Stock become ex-dividend with respect to such dividend.
Moreover, in the case of dividends attributable to a period or periods aggregating more than 366 days, it is believed that under the Proposed Legislation, the dividends received deduction would not be available with respect to New Preferred Stock held for 90 days or less during the 180 day period beginning on the date which is 90 days before the date on which shares of New Preferred Stock become ex-dividend with respect to such dividend. Additionally, the Proposed Legislation would eliminate the dividends received deduction for preferred stock that is considered the equivalent of a bond, which may include the New Preferred Stock. It is not clear whether any of these proposals ultimately will be enacted or, if enacted, will be enacted in the form proposed. There can be no assurance that the Proposed Legislation, or other legislation enacted after the date hereof, will not adversely affect the tax treatment of the New Preferred Stock. Although the Proposed Legislation prescribes a prospective effective date for the foregoing proposed provisions, in its current form the Proposed Legislation provides no grandfather protection for stock issued prior to such effective date and, therefore, if enacted, could apply to dividends paid on the New Preferred Stock after such effective date.

      Section 1059 of the Code requires a corporate holder to reduce (but not below zero) its basis in the New Preferred Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held the New Preferred Stock, subject to a risk of loss, for more than two years before the date the Company declares, announces, or agrees to, the amount or payment of such dividend, whichever is earliest. In addition, upon a sale or disposition of such New Preferred Stock, a holder will recognize gain, in addition to any gain otherwise required to be recognized, in any amount equal to so much of the nontaxed portion of all extraordinary dividends as did not cause a reduction in stock basis due to the limitation on reducing basis below zero. Generally, the nontaxed portion of an extraordinary dividend is the amount effectively excluded from income by application of the dividends received deduction. An extraordinary dividend on preferred stock, such as the New Preferred Stock, is a dividend that
(i) equals or exceeds 5 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within the same 365-day period as one dividend. A stockholder may elect to determine whether a dividend on the New Preferred Stock is extraordinary by reference to the fair market value of the stock on the day before the ex-dividend date (rather than by reference to the stockholder's adjusted tax basis) for purposes of the 5 percent or 20 percent tests described above if the holder is able to establish the fair market value of the New Preferred Stock as of such date to the satisfaction of the IRS. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the Company, regardless of the relative size of the dividend and regardless of the corporate holder's holding period for the New Preferred Stock. The Proposed Legislation would require immediate recognition of gain under Section 1059 of the Code to the extent a corporate holder's tax basis would otherwise be reduced below zero, instead of deferring such gain until the sale or exchange of such stock; such changes are proposed to take effect retroactively. It is not clear whether such Proposed Legislation ultimately will be enacted in the form proposed. Thus, there can be no assurance that the Proposed Legislation, or other legislation enacted after the date hereof, will not adversely affect the tax treatment of the New Preferred Stock.

      Any dividend on "disqualified preferred stock" is treated as an extraordinary dividend, without regard to the holder's holding period. Preferred stock is so treated if, inter alia, such stock at issue has a dividend rate that declines (or reasonably can be expected to decline) or the issue price exceeds the liquidation rights or stated redemption price. If constructive stock dividends were considered paid on the New Preferred Stock under Section 305(c) (described below), the stock possibly could be considered by the IRS to satisfy the declining dividend rate test.

      The extraordinary dividend rules do not apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually, and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under
Section 1059(e)(3) of the Code, does not exceed 15 percent.


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Where a qualified preferred dividend exceeds the 5 percent (or 20 percent)
threshold for extraordinary dividend status described above, (a) the extraordinary dividend rules will not apply if the holder holds the stock for more than five years, and (b) if the holder disposed of the stock before it has been held for more than five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for this purpose is determined under principles similar to those contained in Section 246(c) of the Code (discussed above).

      CORPORATE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 OF THE CODE TO THEIR OWNERSHIP AND DISPOSITION OF THE NEW PREFERRED STOCK.

Redemption Premium

      If the redemption price of redeemable New Preferred Stock exceeds its issue price, all or a portion of such excess may, pursuant to Section 305(c) of the Code, constitute an excess premium (the "Preferred Stock Discount") that is treated as a series of constructive distributions of property (and thus as dividends to the extent of the Company's earnings and profits, and otherwise as distributions subject to the treatment described above) over the period during which the New Preferred Stock cannot be called for redemption under an economic accrual method similar to the method described under "-- Taxation of Stated Interest and Original Issue Discount on Exchange Debentures" below. For this purpose, Preferred Stock Discount will generally be treated as zero if it is less than 1/4 of 1 percent of the redemption price multiplied by the number of complete years from the date of issuance of the stock until the stock is to be redeemed.

      Under the Treasury regulations promulgated under Section 305 of the Code, Preferred Stock Discount will arise due to the optional redemption feature only if, based on all of the facts and circumstances as of the date the New Preferred Stock is issued, redemption pursuant to the optional redemption is more likely than not to occur. Constructive distribution treatment would not result, however, if the redemption treatment were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control, such as changes in prevailing dividend rates. The Treasury regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock, and (iii) exercise of the option to redeem would not reduce the yield of the stock. The Company believes that, under the foregoing criteria, the optional redemption feature does not give rise to Preferred Stock Discount, and accordingly the Company will not report redemption premium associated with the optional redemption feature as a constructive distribution. However, because of the factual nature of this determination, there can be no assurance that such treatment will be sustained.

      Under the Treasury regulations promulgated under Section 305 of the Code, Preferred Stock Discount will arise due to a change in control redemption feature only if, (i) under the same criteria discussed above with regard to the optional redemption feature, a change in control redemption is more likely than not to occur and in addition the redemption premium associated with such redemption is other than solely in the nature of a penalty for premature redemption, or (ii) triggering the Company's obligation to redeem under the change of control redemption feature is within the legal or practical control of the holders of the New Preferred Stock (or parties related thereto) and based on all the facts and circumstances on the issue date such possibility of redemption is more than remote. The Company believes that, under the foregoing criteria, the change of control redemption feature does not give rise to Preferred Stock Discount, and accordingly the Company will not report redemption premium associated with the change of control redemption feature as a constructive distribution. However, because of the factual nature of this determination, there can be no assurance that such treatment will be sustained.


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      The mandatory redemption and the debenture exchange features should result in no Preferred Stock Discount for the New Preferred Stock to the extent of the liquidation preference of $1,000 per share because the redemption price associated with the mandatory redemption and the debenture exchange is equal to the liquidation preference of the New Preferred Stock, and because the initial issue price for the New Preferred Stock is to be at or above its liquidation preference of $1,000 per share. However, shares of New Preferred Stock distributed to holders of New Preferred Stock in lieu of paying cash dividends may bear Preferred Stock Discount depending on the issue price of such shares (i.e., the fair market value of such shares on the date of their issuance).

Sale, Exchange or Redemption of New Preferred Stock

      A holder's sale of New Preferred Stock will generally result in taxable gain or loss equal to the difference between the amount of cash received and the holder's adjusted basis in the New Preferred Stock sold. Such gain or loss would be capital gain or loss and would be long-term gain or loss if the holding period for the shares of New Preferred Stock sold exceeded one year.

      Redemptions of New Preferred Stock for cash or in exchange for Exchange Debentures will be a taxable event to the redeemed stockholder. The amount received in the redemption will be treated as a distribution taxable as a dividend (to the extent of the Company's earnings and profits) to the redeemed stockholder under Section 302 of the Code (and may constitute an extraordinary dividend under Section 1059 of the Code) unless the redemption: (a) is treated as a distribution "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1); (b) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2); (c) "completely terminates" the stockholder's equity interest in the Company pursuant to Section 302(b)(3); or (d) is of stock held by a noncorporate stockholder and is in partial liquidation of the Company pursuant to Section 302(b)(4). In determining whether any of these tests has been met, there generally must be taken into account shares actually owned by the stockholder and shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. A distribution will be "not essentially equivalent to a dividend" as to a particular stockholder only if it results in a "meaningful reduction" in the stockholder's interest in the Company, but there cannot always be certainty as to when such "meaningful reduction" has occurred because the applicable test is not based on numerical criteria. Prospective holders of New Preferred Stock should consult their own tax advisors as to the application of this rule. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Sections 302(b)(3) and 302(b)(2) of the Code, respectively.

      If any of these tests is met as to a holder, the redemption of the New Preferred Stock (whether paid in cash or by an exchange of Exchange Debentures for the New Preferred Stock) generally would be treated as to that holder as an exchange under Section 302(a) of the Code giving rise to capital gain or loss (measured by the excess of the amount received (cash or the issue price of the Exchange Debentures) over the holder's tax basis in the redeemed stock). Such gain or loss would be long-term capital gain or loss if the holding period for such New Preferred Stock exceeded one year. In promulgating the regulations under Section 305 of the Code (discussed above in "Redemption Premium"), the Treasury Department considered, but declined for the present time, issuing regulations clarifying whether cumulative unpaid dividends would give rise to Preferred Stock Discount. Accordingly payments received upon redemption that represent an amount equal to the cumulative unpaid dividends generally should be treated in the same manner as other redemption payments if such amount is paid but no dividend is declared. Under limited circumstances, however, the extraordinary dividend and/or the redemption premium rules discussed above might nonetheless apply.

      If, however, these tests are not met and a redemption of the New Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures, as the case may be, received by the holder. The holder's adjusted tax basis in the redeemed New Preferred Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any actual stock holding in the Company (only holding shares constructively), the holder may


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lose such basis entirely. Under the "extraordinary dividend" provisions of
Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in the remaining shares of stock of the Company (and possibly recognize gain upon a disposition of such shares) to the extent the holder claims the dividends received deduction with respect to the dividend. See the discussion above under "-- Treatment of Distributions Out of Earnings and Profits."

      An exchange of the New Preferred Stock for the New Preferred Stock received pursuant to the Exchange Offer should not result in a taxable disposition to a holder of the New Preferred Stock.

      Depending upon a holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding New Preferred Stock. Interest payments and, potentially, original issue discount ("OID") (discussed below in "-- Original Issue Discount on Exchange Debentures") will be currently includible in the holder's income when paid or accrued. On the other hand, in the absence of earnings and profits, a holder will not be required to include in income distributions paid in respect of the New Preferred Stock until the aggregate amount of such distributions exceeds the holder's tax basis in such New Preferred Stock. Moreover, if the Company does have adequate earnings and profits, a corporate holder may be eligible for the dividends received deduction with respect to such dividend payments.

      PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE APPLICATION OF SECTION 302 OF THE CODE IN THE EVENT OF A REDEMPTION.

Original Issue Discount on Exchange Debentures

      In the event that the New Preferred Stock is exchanged for Exchange Debentures and the "stated redemption price at maturity" of the Exchange Debentures exceeds their "issue price" by more than a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity) the Exchange Debentures will be treated as having OID equal to the entire amount of such excess.

      If the Exchange Debentures are traded on an established securities market within the 60 day period ending 30 days after the exchange date, the issue price of the Exchange Debentures will be their fair market value as of their issue date. Subject to certain limitations described in the Treasury regulations, the Exchange Debentures will be deemed to be traded on an established securities market if, among other things, price quotations will be readily available from dealers, brokers or traders. If the New Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market within the 60 day period ending 30 days after the exchange, then the issue price of each Exchange Debenture should be the fair market value of the New Preferred Stock exchanged therefor at the time of the exchange. The New Preferred Stock generally will be deemed to be traded on an established securities market if, among other things, it appears on a system of general circulation that provides a reasonable basis to determine fair market value based on either recent price quotations or recent sales transactions. In the event that neither the New Preferred Stock nor the Exchange Debentures are traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount -- namely, their face value -- unless either (i) the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, which is unlikely, or (ii) also unlikely, the Exchange Debentures are issued in a so called "potentially abusive situation" as defined in the Treasury regulations under Section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of such Exchange Debentures generally will be the fair market value of the New Preferred Stock surrendered in exchange therefor.

      The "stated redemption price at maturity" of the Exchange Debentures will equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than an additional debt instrument of the issuer) at least annually at a single fixed rate. Exchange Debentures that are issued when the


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Company has the option to pay interest for certain periods in additional
Exchange Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Exchange Debentures over the entire term should be included (along with stated principal) in the stated redemption price at maturity of such Exchange Debentures. On the other hand, if the Exchange Debentures are issued after the period for paying interest in additional Exchange Debentures has passed, then stated interest would qualify as qualified stated interest and none of such stated interest would be included in the stated redemption price at maturity of the Exchange Debentures. Whether or not stated interest on the Exchange Debentures qualifies as qualified stated interest, the Exchange Debentures will have OID, subject to the de minimis exception, if their stated redemption price at maturity exceeds their issue price.

Taxation of Stated Interest and Original Issue Discount on Exchange Debentures

      Each holder of an Exchange Debenture with OID will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such holder holds the Exchange Debenture, even though the cash to which such income is attributable may not be received until sale, redemption or maturity of the Exchange Debenture. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds the Exchange Debenture a pro rata portion of the OID thereon which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Debenture (properly adjusted for the length of the accrual period). The adjusted issue price of an Exchange Debenture at the beginning of an accrual period is the original issue price of the Exchange Debenture plus the aggregate amount of OID that accrued in all prior accrual periods, and less any cash payments (other than qualified stated interest payments, which can only apply if the Exchange Debentures were issued after April 1, 2002) on the Exchange Debenture. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Exchange Debenture, produces an amount equal to the issue price of the Exchange Debenture. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period. In general, the foregoing constant yield method will result in the allocation of less OID to the early years of the term of the Exchange Debentures and more for later years.

      An additional Exchange Debenture (a "Secondary Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered as a payment made on the Initial Debenture and will instead be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the Secondary Debenture, the adjusted issue price of the Initial Debenture would be allocated between the Initial Debenture and the Secondary Debenture in proportion to their respective principal amounts. That is, upon the issuance of a Secondary Debenture with respect to an Initial Debenture, the Initial Debenture and the Secondary Debenture derived from the Initial Debenture are treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the Secondary Debenture derived therefrom also would be treated as having the same yield to maturity. Similar treatment would be applied when additional Secondary Debentures are issued in lieu of paying interest. The issue date of the Initial Debenture will also be the issue date of the Secondary Debenture.

      In the event that the Exchange Debentures are issued after April 1, 2002, when the Company no longer has the option to pay interest thereon in additional Exchange Debentures, stated interest would be included in income by a holder in accordance with such holder's usual method of accounting. In all other cases, all stated interest will be treated as payments on the Exchange Debentures under the rules discussed above.

      The Company will furnish annually to the IRS and to certain record holders of the Exchange Debentures information relating to the OID, if any, accruing during the calendar year. Such information will be based on the


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amount of OID that would have accrued to a holder who acquired the Exchange
Debenture on original issue. Accordingly, other holders will be required to determine for themselves whether they are eligible to report a reduced amount of OID for federal income tax purposes.

Bond Premium on Exchange Debentures

      If the holder's basis in the Exchange Debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate), such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, if an election by the holder under Section 171 of the Code is made or is already in effect. An election under Section 171 of the Code is available only if the Exchange Debentures are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year to which the election applies. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. Except as may otherwise be provided in future Treasury regulations, the amortizable bond premium will be treated as an offset to interest income on the Exchange Debentures rather than as a separate deduction item. Proposed regulations with a prospective effective date coordinate these amortizable bond premium rules with the acquisition premium rules in "-- Acquisition Premium on Exchange Debentures" below, and in general would defer to the operation of the acquisition premium rules in the case of Exchange Debentures issued on or before April 1, 2002, when the Company has the option to pay interest on Exchange Debentures in additional Exchange Debentures (thus precluding stated interest thereon from being qualified stated interest).

Acquisition Premium on Exchange Debentures

      A holder of an Exchange Debenture issued with OID who purchases such Exchange Debenture for an amount that is greater than its then adjusted issue price but equal to or less than the sum of all amounts payable on the Exchange Debenture after the purchase date (other than payments, if any, of qualified stated interest) will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

Market Discount on Exchange Debentures

      Purchasers of New Preferred Stock should be aware that the disposition of Exchange Debentures may be affected by the market discount provisions of the Code. The market discount rules generally provide that if a holder of a debt instrument purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the debt instrument, the lesser of such gain or the portion of the market discount that has accrued on a straight line basis (or on a constant interest rate basis, if such alternative rate of accrual has been elected by the holder under Section 1276(b) of the Code) while the debt instrument was held by such holder will be taxed as ordinary income at the time of such disposition. "Market discount" with respect to the Exchange Debentures will be the amount, if any, by which the "revised issue price" of an Exchange Debenture (or its stated redemption price at maturity if the Exchange Debenture has no OID) exceeds the holder's basis in the Exchange Debenture immediately after such holder's acquisition, subject to a de minimis exception. The "revised issue price" of an Exchange Debenture is its issue price increased by the portion of OID previously includible in the gross income of prior holders for periods prior to the acquisition of the Exchange Debenture by the holder (without regard to any acquisition premium exclusion) and reduced by prior payments other than payments of qualified stated interest.

      A holder who acquires an Exchange Debenture at a market discount also may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction. Moreover, to the extent of any accrued market discount on such Exchange Debenture, any partial principal payment


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with respect to the Exchange Debenture will be includible as ordinary income upon receipt. Similarly, to the extent of any accrued market discount on such Exchange Debenture, otherwise unrecognized gain in the Exchange Debenture will be includible as ordinary income upon disposition of such Exchange Debenture in certain otherwise non-taxable transfers (such as gifts).

      A holder of Exchange Debentures acquired at a market discount may elect for federal income tax purposes to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first date of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of Exchange Debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Election to Treat All Interest as Original Issue Discount

      A holder may elect to include in gross income all interest that accrues on an Exchange Debenture using the constant yield method described above under the heading "-- Taxation of Stated Interest and Original Issue Discount on Exchange Debentures." Holders should consult their own tax advisors regarding the manner and advisability of making this election.

Applicable High Yield Discount Obligation Consequences

      The Exchange Debentures will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such Exchange Debentures is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") for debt instruments at the time the Exchange Debentures are issued plus five percentage points and they have "significant" OID. A debt instrument is treated as having significant OID if the aggregate amount that would be included in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. It is currently impossible to determine whether the Exchange Debentures will be treated as AHYDOs because the amount of OID, if any, attributable to the Exchange Debentures cannot be determined until they are issued.

      If the Exchange Debentures are AHYDOs, a portion of the tax deductions that would otherwise be available to the Company in respect of the Exchange Debentures will be deferred or disallowed, which, in turn, might reduce the after-tax cash flows of the Company. More particularly, if the Exchange Debentures constitute AHYDOs, the Company will not be entitled to deduct OID that accrues with respect to such Exchange Debentures until amounts attributable to OID are paid in cash. In addition, if the yield to maturity of the Exchange Debentures exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the OID accruing on the Exchange Debenture will be characterized as a non-deductible dividend with respect to the Company and also may be treated as a dividend distribution solely for purposes of the dividends received deduction with respect to holders that are U.S. corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate holder will be entitled to a dividends received deduction (generally at a 70% rate) with respect to the disqualified portion of the accrued OID if the Company has sufficient earnings and profits. To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above in "-- Taxation of Stated Interest and Original Issue Discount on Exchange Debentures."


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Redemption or Sale of Exchange Debentures

      Generally, any redemption or sale of the Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of other property received (except to the extent attributable to accrued, but previously untaxed, interest, which portion of the consideration would be taxed as ordinary income) and the holder's adjusted basis in the Exchange Debentures. The adjusted tax basis of a holder who receives an Exchange Debenture in exchange for New Preferred Stock will generally be equal to the issue price of the Exchange Debenture increased by any OID with respect to the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Exchange Debenture and by any cash payments other than payments of qualified stated interest. Except to the extent that an intention to call the Exchange Debentures prior to their maturity existed at the time of their original issue as an agreement or understanding between the Company and the original holders of a substantial amount of the Exchange Debentures (which the Company believes is unlikely, but might nonetheless be asserted by the IRS under a theory that the optional redemption and the change in control redemption in respect of the Exchange Debentures manifests such an intention), and subject to the above discussion of market discount, such gain or loss would be capital gain or loss and would be long term capital gain or loss if the holder's holding period for the Exchange Debentures exceeded one year.

Backup Withholding

      Federal income tax backup withholding at a rate of 31 percent on dividends, interest payments (including accrued OID), and proceeds from a sale, exchange, or redemption of New Preferred Stock or Exchange Debentures, will apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

      THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE HOLDER'S SITUATION OR STATUS, AND ACCORDINGLY DOES NOT CONSTITUTE TAX ADVICE. EACH PURCHASER OF NEW PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THOSE UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND UNDER ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION


      Subject to the terms set forth in the Purchase Agreement between the Company and the Initial Purchasers, the Company sold to each of the Initial Purchasers named below, and each of such Initial Purchasers purchased from the Company, the aggregate number of shares of the Old Preferred Stock set forth opposite its name below:

                                                                  Number
                        Initial Purchaser                       of Shares
                        -----------------                       ---------

      Goldman, Sachs & Co.....................................    67,500
      BT Securities Corporation...............................    30,000
      Lazard Freres & Co. LLC.................................    30,000
      Salomon Brothers Inc....................................    22,500
            Total.............................................   150,000

      Under the terms and conditions of the Purchase Agreement, the Initial Purchasers were committed to take and pay for all of the shares of the Old Preferred Stock offered in the offering thereof, once any were taken.

      The purchase price for the Old Preferred Stock was $1,000 per share (the "Old Preferred Stock Offering Price") less the Initial Purchasers' discount of 3.5% per share of Old Preferred Stock. The Initial Purchasers sold the Old Preferred Stock at the Old Preferred Stock Offering Price to "Qualified Institutional Buyers" within the meaning of Rule 144A of the Securities Act. Shares of Old Preferred Stock are represented by a global certificate in fully registered form deposited with the Depository and registered in the name of the Depository or a nominee of the Depository.

      The Company reimbursed the Initial Purchasers for certain expenses and agreed to indemnify the several Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

      Goldman, Sachs & Co. is a co-agent under the Credit Agreement. Bankers Trust Company, an affiliate of BT Securities Corporation, is the administrative and documentation and syndication agent and a lender under the Credit Agreement.

      Each broker-dealer that receives shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) received in exchange for shares of Old Preferred Stock only where such shares of Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period until 180 days after the Registration Statement has been declared effective, or such shorter period as will terminate when all shares of Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of New Preferred Stock and such shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) have been resold by such broker-dealers.

      The Company will not receive any proceeds from any sale of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) by broker-dealers. New shares of Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor). Any broker-dealer that resells shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period until 180 days after the Registration Statement has been declared effective, or such shorter period as will terminate when all shares of Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of New Preferred Stock and such shares of New Preferred Stock (or any Exchange Debentures issued in exchange therefor) have been resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of the Preferred Stock, except as expressly set forth in the Registration Rights Agreement, and will indemnify the holders of the Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                     EXPERTS

      The consolidated financial statements and schedules of the Company for each of the three years in the period ended December 31, 1996, and the financial statements of WXON for each of the two years in the period ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports dated January 24, 1997 with respect to the Company and January 17, 1997 with respect to WXON and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the New Preferred Stock will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations, 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036, counsel to the Company, and for the Initial Purchasers by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Vernon E. Jordan, Jr., a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., holds, beneficially and of record, 8,264 shares of the Company's Common Stock (Nonvoting).

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                       Reference
                                                                       ---------


GRANITE BROADCASTING CORPORATION
Consolidated Statements of Operations for the Three Months Ended
  March 31, 1996 and 1997 (unaudited).................................    F-2
Consolidated Balance Sheets as of March 31, 1997 (unaudited) and
  December 31, 1996 ..................................................    F-3
Consolidated Statements of Stockholders' Deficit for the Three
  Months Ended March 31, 1997 (unaudited).............................    F-4
Consolidated Statements of Cash Flows for the Three Months Ended
  March 31, 1996 and 1997 (unaudited).................................    F-5
Notes to Consolidated Financial Statements............................    F-6
Report of Independent Auditors........................................    F-7
Consolidated Statements of Operations for the Years Ended
  December 31, 1994, 1995 and 1996....................................    F-8
Consolidated Balance Sheets as of December 31, 1995 and 1996..........    F-9
Consolidated Statements of Stockholders' Equity (Deficit) for the
  Years Ended December 31, 1994, 1995 and 1996........................   F-10
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1994, 1995 and 1996....................................   F-11
Notes to Consolidated Financial Statements............................   F-12

WXON-TV, INC.
Report of Independent Auditors........................................   F-27
Balance Sheets as of September 30, 1996 and 1995
  and January 30, 1997 (unaudited)....................................   F-28
Statements of Income and Retained Earnings for the Years Ended
  September 30, 1996, and 1995 and the four month period ended
  January 30, 1997 and January 31, 1996 (unaudited)...................   F-29
Statements of Cash Flows for the Years Ended September 30, 1996
  and 1995 and for the four month period ended January 30,
  1997 and January 31, 1996 (unaudited)...............................   F-30
Notes to Financial Statements ........................................   F-31

                        GRANITE BROADCASTING CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Three Months
                                                               Ended March 31,
                                                         -------------------------
                                                             1996          1997
                                                         -----------   -----------
                                                                 (unaudited)
Net revenue ...........................................  $28,629,635   $32,297,811
Station operating expenses ............................   17,517,927    19,796,761
Depreciation expense ..................................    1,473,380     1,375,476
Amortization expense ..................................    2,951,278     3,746,291
Corporate expense .....................................      990,014     1,473,754
Non-cash compensation expense .........................      114,537       192,336
                                                         -----------   -----------
  Operating income ....................................    5,582,499     5,713,193

Other expenses:
  Equity in net loss of investee ......................         --         400,000
  Interest expense, net ...............................    8,849,730     9,928,119
  Other ...............................................      125,633       191,696
                                                         -----------   -----------

Loss before income taxes and extraordinary item .......   (3,392,864)   (4,806,622)
Provision for income taxes ............................       61,089       150,150
                                                         -----------   -----------

Loss before extraordinary item ........................   (3,453,953)   (4,956,772)
Extraordinary loss on early extinguishment of debt ....   (3,510,152)     (320,804)
                                                         -----------   -----------

Net loss ..............................................  $(6,964,105)  $(5,277,576)
                                                         ===========   ===========

Net loss attributable to common stockholders ..........  $(7,845,424)  $(9,474,380)
                                                         ===========   ===========

Per common share:
  Loss before extraordinary item ......................  $     (0.51)  $     (1.05)
  Extraordinary loss on early extinguishment of debt ..        (0.42)        (0.04)
                                                         -----------   -----------
  Net loss ............................................  $     (0.93)  $     (1.09)

Weighted average common shares outstanding.............    8,464,012     8,735,879

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                    December 31,     March 31,
                                                                        1996           1997
                                                                    ------------   ------------
           ASSETS                                                           (unaudited)
Current assets:
  Cash and cash equivalents ......................................  $    555,753   $  1,379,969
  Accounts receivable, net .......................................    27,057,451     27,716,377
  Film contracts .................................................     6,276,660      7,411,219
  Other assets ...................................................     9,784,966      4,952,653
                                                                    ------------   ------------
           Total current assets ..................................    43,674,830     41,460,218

Property and equipment, net ......................................    33,562,019     34,644,844
Film contract rights and other noncurrent assets .................     4,284,578      3,956,218
Deferred financing fees, net .....................................    14,181,662     13,239,423
Intangible assets, net ...........................................   356,860,115    530,850,164
                                                                    ------------   ------------
                                                                    $452,563,204   $624,150,867
                                                                    ============   ============

           LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable ...............................................  $  4,016,964   $  3,228,490
  Accrued interest ...............................................     6,071,378     10,545,686
  Other accrued liabilities ......................................     4,497,534      5,440,423
  Film contract rights and other current liabilities .............     9,578,365     15,448,384
                                                                    ------------   ------------
           Total current liabilities .............................    24,164,241     34,662,983

Long-term debt ...................................................   351,560,900    373,745,995

Film contract rights payable .....................................     3,383,428      4,180,786

Deferred tax and other noncurrent liabilities ....................    31,102,272     30,837,953

Commitments
Redeemable preferred stock .......................................    45,487,500    193,140,326

Stockholders' deficit:
  Common Stock: 41,000,000 shares authorized consisting of
    1,000,000 shares of Voting Common Stock, $.01 par value,
    and 40,000,000 shares of Common Stock (Nonvoting), $.01
    par value; 178,500 shares of Voting Common Stock and
    8,582,091 shares of Common Stock (Nonvoting) (8,499,716 shares
    at December 31, 1996) issued and outstanding .................        86,782         87,605
  Additional paid-in capital .....................................    45,547,145     41,349,518
  Accumulated deficit ............................................   (45,375,910)   (50,653,486)
  Less: Unearned compensation ....................................    (2,506,279)    (2,313,938)
      Note receivable from officer ...............................      (886,875)      (886,875)
                                                                    ------------   ------------
           Total stockholders' deficit ...........................    (3,135,137)   (12,417,176)
                                                                    ------------   ------------
                                                                    $452,563,204   $624,150,867
                                                                    ============   ============

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                        Three Months Ended March 31, 1997
                                   (unaudited)

                                  Class A   Common     Additional                                  Note          Total
                                  Common     Stock      Paid-in      Accumulated   Unearned      Receivable   Stockholders'
                                   Stock  (Nonvoting)   Capital        Deficit    Compensation  from Officer     Deficit
                                  ------- -----------  ----------   ------------  ------------  ------------  -------------
Balance at December 31, 1996.      $1,785   $84,997   $45,547,145   $(45,375,910)  $(2,506,279)  $(886,875)  $(3,135,137)
Dividend on redeemable
  preferred stock .............                        (4,121,945)                                            (4,121,945)
Accretion of offering costs
  related to Cumulative
  Exchangeable Preferred Stock                            (74,859)                                               (74,859)
Issuance of Common Stock
  (Nonvoting) .................                823           (823)                                                  --
Stock expense related to
  Management Stock Plan .......                                                         192,341                  192,341
Net loss ......................                                        (5,277,576)                            (5,277,576)
                                   ------   -------    -----------   ------------   -----------  ---------  ------------
Balance at March 31, 1997....      $1,785   $85,820    $41,349,518   $(50,653,486)  $(2,313,938) $(886,875) $(12,417,176)
                                   ======   =======    ===========   ============   ===========  =========  ============

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                           Three Months Ended
                                                                                March 31,
                                                                          1996             1997
                                                                     --------------  --------------
                                                                                (unaudited)
Cash flows from operating activities:
  Net loss ........................................................  $  (6,964,105)  $  (5,277,576)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Amortization of intangible assets and deferred financing fees      2,951,278       3,746,291
      Depreciation ................................................      1,473,380       1,375,476
      Non-cash compensation expense ...............................        114,537         192,336
      Extraordinary loss ..........................................      3,510,152         320,804
      Equity in net loss of investee ..............................           --           400,000

Change in assets and liabilities net of effects from
  acquisitions of stations;
  (Increase) decrease in accounts receivable ......................      3,553,454        (658,886)
  Increase in accounts payable and accrued liabilities ............      1,073,716       4,497,915
  Decrease in film contract rights and other noncurrent assets ....        740,983       1,848,637
  Increase in film contract rights payable and other liabilities ..        734,423       3,311,182
  Increase in other assets ........................................       (823,238)     (1,058,641)
                                                                     -------------   -------------
      Net cash provided by operating activities ...................      6,364,580       8,697,538

Cash flows from investing activities:
  Payment for acquisitions of stations, net of cash acquired ......           --      (172,713,906)
  Investment in Datacast ..........................................           --          (250,000)
  Capital expenditures ............................................     (1,443,898)       (657,289)
                                                                     -------------   -------------
      Net cash used in investing activities .......................     (1,443,898)   (173,621,195)

Cash flows from financing activities:
  Proceeds from bank financing ....................................      1,000,000      41,500,000
  Proceeds from senior subordinated notes .........................    109,450,000            --
  Repayment of bank debt ..........................................   (107,000,000)           --
  Retirement of senior subordinated notes .........................           --       (19,405,000)
  Dividends paid ..................................................       (881,319)       (881,320)
  Payment of deferred financing fees ..............................     (3,230,056)       (208,307)
  Proceeds from issuance of preferred stock .......................           --       144,742,500
                                                                     -------------   -------------
      Net cash provided by (used in) financing activities .........       (661,375)    165,747,873
                                                                     -------------   -------------

Net increase in cash and cash equivalents .........................      4,259,307         824,216
Cash and cash equivalents, beginning of period ....................         95,123         555,753
                                                                     -------------   -------------

Cash and cash equivalents, end of period ..........................  $   4,354,430   $   1,379,969
                                                                     =============   =============

Supplemental information:
  Cash paid for interest ..........................................  $   5,967,996   $   5,444,816
  Income taxes paid ...............................................         12,500         166,594
  Non-cash capital expenditures ...................................        101,993         208,307
  Non-cash dividends ..............................................           --         3,240,625

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

Note 1 -- Basis of Presentation

     The accompanying unaudited consolidated financial statements include the accounts of Granite Broadcasting Corporation and its subsidiaries (the "Company"), have been prepared in accordance with the instructions of Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the Company's consolidated financial statements and notes thereto for the year ended December 31, 1996 which were included in the Company's Form 10-K dated March 21, 1997. All significant intercompany accounts and transactions have been eliminated. Data at and for the year ended December 31, 1996 are derived from the Company's audited consolidated financial statements.

     In the opinion of management, all adjustments of a normal recurring nature which are necessary for a fair presentation of the results for the interim periods have been made.

Note 2 -- Acquisitions

     On January 31, 1997, the Company acquired substantially all of the assets of WXON-TV, the WB affiliate serving Detroit, Michigan, for $175,000,000 and the assumption of certain liabilities. The Company financed the acquisition by borrowing approximately $27,500,000 under its credit agreement and issuing 150,000 shares of its 12 3/4% Cumulative Exchangeable Preferred Stock, par value $0.01 per share (the "New Preferred Stock"), at $1,000 per share. Dividends on the New Preferred Stock are payable semi-annually on April 1 and October 1 and may be paid, at the Company's option, either in cash or by the issuance of additional shares of New Preferred Stock.

Note 3 -- Long-term Debt

     In March 1997, the Company purchased $19,405,000 face amount of its 9 3/8% Senior Subordinated Notes due December 1, 2005 (the "9 3/8% Notes") at a discount. As a result, the Company recognized an extraordinary loss, after the write-off of a portion of related deferred financing fees, of $320,804.

Note 4 -- Net Loss per Common Share

     Net loss per common share for the three months ended March 31, 1997 and 1996 is calculated by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. The inclusion of additional shares assuming the exercise of outstanding stock options and the conversion of certain preferred stock into Common Stock (Nonvoting) would have been antidilutive for both periods presented.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share" (FAS 128), which establishes new standards for computing and presenting earnings per share. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management does not believe that the implementation of FAS 128 will have a material impact on the Company's per share amounts.

Report of Independent Auditors

The Board of Directors and Stockholders
  Granite Broadcasting Corporation

     We have audited the accompanying consolidated balance sheets of Granite Broadcasting Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at
Item 14(a) of the Granite Broadcasting Corporation Form 10-K for the fiscal year ended December 31, 1996. These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Granite Broadcasting Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                     ERNST & YOUNG LLP

New York, New York
January 24, 1997

                        GRANITE BROADCASTING CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the Years Ended December 31,
                                                      1994             1995             1996
                                                 --------------   --------------   -------------

Net revenue.....................................  $ 62,856,425     $ 99,894,627     $129,164,353
Station operating expenses......................    37,763,732       55,398,930       72,089,368
Depreciation....................................     3,420,850        4,513,919        6,144,193
Amortization....................................     4,714,721        9,329,444       11,823,775
Corporate expense...............................     2,162,621        3,131,943        4,799,984
Non-cash compensation expense...................       281,896          363,384          495,819
                                                  ------------     ------------     ------------

  Operating income..............................    14,512,605       27,157,007       33,811,214

Other (income) expenses:
  Equity in net (income) loss of investee.......             -         (439,033)         995,019
  Interest expense, net.........................    10,707,147       27,026,680       36,915,306
  Other.........................................       307,929          797,576        1,034,351
                                                  ------------     ------------     ------------
  Income (loss) before income taxes
    and extraordinary item......................     3,497,529         (228,216)      (5,133,462)
  Provision for income taxes....................       450,125          554,884          761,000
                                                  ------------     ------------     ------------

Income (loss) before extraordinary item.........     3,047,404         (783,100)      (5,894,462)
Extraordinary loss..............................             -                -       (2,891,250)
                                                  ------------     ------------     ------------

    Net income (loss)...........................  $  3,047,404     $   (783,100)    $ (8,785,712)
                                                  ============     ============     ============

Net loss attributable to
  common shareholders...........................  $   (687,730)    $ (4,333,381)    $(12,310,993)
                                                  ============     ============     ============

    Per common share:
      Loss before extraordinary item............  $      (0.15)    $      (0.73)    $      (1.09)
      Extraordinary loss........................            -                -             (0.34)
                                                  ------------     ------------     ------------

        Net loss................................  $      (0.15)    $      (0.73)    $      (1.43)
                                                  ============     ============     ============

Weighted average common shares outstanding......     4,497,758        5,920,294        8,611,606

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                 December 31,
         ASSETS                                                             1995            1996
         ------                                                        -------------   -------------
CURRENT ASSETS:
  Cash and cash equivalents .........................................  $      95,123   $     555,753
  Accounts receivable, less allowance for doubtful accounts
    ($505,759 in 1995 and $391,910 in 1996) .........................     26,186,579      27,057,451
  Film contract rights ..............................................      5,813,366       6,276,660
  Other current assets ..............................................      3,854,774       9,784,966
                                                                       -------------   -------------
          TOTAL CURRENT ASSETS ......................................     35,949,842      43,674,830

PROPERTY AND EQUIPMENT, NET .........................................     32,132,126      33,562,019
FILM CONTRACT RIGHTS AND OTHER NONCURRENT ASSETS ....................      3,725,612       4,284,578
DEFERRED FINANCING FEES, less accumulated amortization
  ($2,947,833 in 1995 and $4,049,724 in 1996) .......................     14,849,529      14,181,662
INTANGIBLE ASSETS, NET ..............................................    365,564,029     356,860,115
                                                                       -------------   -------------
                                                                       $ 452,221,138   $ 452,563,204
                                                                       =============   =============

         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
         ----------------------------------------------

CURRENT LIABILITIES:
  Accounts payable ..................................................  $   5,285,619   $   4,016,964
  Accrued interest ..................................................      5,595,610       6,071,378
  Other accrued liabilities .........................................      3,500,066       4,497,534
  Film contract rights payable and other current liabilities ........      6,946,068       9,578,365
                                                                       -------------   -------------
         TOTAL CURRENT LIABILITIES ..................................     21,327,363      24,164,241

LONG-TERM DEBT ......................................................    341,000,000     351,560,900
FILM CONTRACT RIGHTS PAYABLE ........................................      3,669,534       3,383,428
DEFERRED TAX LIABILITY AND OTHER
  NONCURRENT LIABILITIES ............................................     31,869,240      31,102,272

COMMITMENTS

REDEEMABLE PREFERRED STOCK ..........................................     45,487,500      45,487,500

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock: 41,000,000 shares authorized consisting of
    1,000,000 shares of Class A Common Stock, $.01 par
    value, and 40,000,000 shares of Common Stock
    (Nonvoting), $.01 par value; 178,500 shares of Voting
    Common Stock and 8,499,716 shares of Common Stock
    (Nonvoting) (8,218,240 shares at December 31, 1995)
    issued and outstanding ..........................................         83,967          86,782
  Additional paid-in capital ........................................     46,864,202      45,547,145
  Accumulated deficit ...............................................    (36,590,198)    (45,375,910)
  Less:  Unearned compensation ......................................     (1,490,470)     (2,506,279)
       Note receivable from officer .................................           --          (886,875)
                                                                       -------------   -------------
         TOTAL STOCKHOLDERS' EQUITY (DEFICIT) .......................      8,867,501      (3,135,137)
                                                                       -------------   -------------
                                                                       $ 452,221,138   $ 452,563,204
                                                                       =============   =============

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              For the Years Ended December 31, 1994, 1995 and 1996

                                              Class A     Common      Series B   Series C   Additional
                                               Common      Stock     Preferred  Preferred    Paid-in    (Accumulated     Unearned
                                               Stock    (Nonvoting)    Stock      Stock      Capital       Deficit)   Compensation
                                            ---------  -----------  ----------  ---------  -----------  ------------  ------------

Balance at December 31, 1993 .............. $   1,785  $    42,546  $   5,006   $ 10,181   $51,362,550  $(38,854,502) $  (493,000)

Accretion of and dividends on Series
  A Redeemable Preferred Stock ............                                                    (91,895)
Conversion of Redeemable Preferred
  Stock and Series B and Series C
  Preferred Stock into Common Stock
  (Nonvoting) .............................                  1,080       (373)      (102)       59,359
Dividend on Cumulative Convertible
  Exchangeable Preferred Stock and
  Adjustable Rate Preferred Stock .........                                                 (3,643,239)
Issuance of 34,000 shares of Common
  Stock (Nonvoting) .......................                    340                                (340)
Grant of Stock Award under
  Management Stock Plan ...................                                                  1,002,000                 (1,002,000)
Stock expense related to
  Management Stock Plan ...................                                                                               281,896
Net income ................................                                                                3,047,404
                                            ---------  -----------  ---------  ---------   -----------  ------------  -----------
Balance at December 31, 1994 ..............     1,785       43,966      4,633     10,079    48,688,435   (35,807,098)  (1,213,104)

Accretion of and dividends on Series
  A Redeemable Preferred Stock ............                                                    (35,116)
Conversion of Series A Redeemable
  Preferred Stock and Series B and
  C Preferred Stock into Common
  Stock (Nonvoting) .......................                 36,069     (4,633)   (10,079)    1,200,518
Dividend on Cumulative Convertible
  Exchangeable Preferred Stock and
  Adjustable Rate Preferred Stock .........                                                 (3,550,281)
Exercise of Stock Options .................                  1,574                              31,376
Issuance of Common Stock (Nonvoting) ......                    573                                (573)
Grant of Stock Award under
  Management Stock Plan ...................                                                    640,750                   (640,750)
Stock expense related to
  Management Stock Plan ...................                                                   (110,907)                   363,384
Net loss ..................................                                                                 (783,100)
                                            ---------  -----------  ---------  ---------   -----------  ------------  -----------
Balance at December 31, 1995 ..............     1,785       82,182        --          --    46,864,202   (36,590,198)  (1,490,470)

Dividend on Cumulative Convertible
  Exchangeable Preferred Stock ............                                                 (3,525,281)
Exercise of Stock Options .................                  2,008                             888,805
Issuance of Common Stock (Nonvoting) ......                    807                                (807)
Grant of Stock Award under
  Management Stock Plan ...................                                                  1,511,628                 (1,511,628)
Stock Expense Related to
  Management Stock Plan ...................                                                   (191,402)                   495,819
Net loss ..................................                                                               (8,785,712)
                                            ---------  -----------  ---------  --------    -----------  ------------  -----------
Balance at December 31, 1996 .............. $   1,785  $    84,997  $     --   $     --    $45,547,145  $(45,375,910) $(2,506,279)
                                            =========  ===========  =========  ========    ===========  ============  ===========

                                                 Note           Total
                                              Receivable     Stockholders'
                                             From Officer  Equity (Deficit)
                                             ------------  ----------------

Balance at December 31, 1993 ..............   $      --      $12,074,566

Accretion of and dividends on Series
  A Redeemable Preferred Stock ............                      (91,895)
Conversion of Redeemable Preferred
  Stock and Series B and Series C
  Preferred Stock into Common Stock
  (Nonvoting) .............................                       59,964
Dividend on Cumulative Convertible
  Exchangeable Preferred Stock and
  Adjustable Rate Preferred Stock .........                   (3,643,239)
Issuance of 34,000 shares of Common
  Stock (Nonvoting) .......................                           --
Grant of Stock Award under
  Management Stock Plan ...................
Stock expense related to
  Management Stock Plan ...................                      281,896
Net income ................................                    3,047,404
                                              ---------      -----------
Balance at December 31, 1994 ..............          --       11,728,696

Accretion of and dividends on Series
  A Redeemable Preferred Stock ............                      (35,116)
Conversion of Series A Redeemable
  Preferred Stock and Series B and
  C Preferred Stock into Common
  Stock (Nonvoting) .......................                    1,221,875
Dividend on Cumulative Convertible
  Exchangeable Preferred Stock and
  Adjustable Rate Preferred Stock .........                   (3,550,281)
Exercise of Stock Options .................                       32,950
Issuance of Common Stock (Nonvoting) ......                           --
Grant of Stock Award under
  Management Stock Plan ...................                           --
Stock expense related to
  Management Stock Plan ...................                      252,477
Net loss ..................................                     (783,100)
                                              ---------      -----------
Balance at December 31, 1995 ..............          --        8,867,501

Dividend on Cumulative Convertible
  Exchangeable Preferred Stock ............                   (3,525,281)
Exercise of Stock Options .................    (886,875)           3,938
Issuance of Common Stock (Nonvoting) ......                           --
Grant of Stock Award under
  Management Stock Plan ...................                           --
Stock Expense Related to
  Management Stock Plan ...................                      304,417
Net loss ..................................                   (8,785,712)
                                              ---------      -----------
Balance at December 31, 1996 ..............   $(886,875)     $(3,135,137)
                                              =========      ===========

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the Years Ended December 31,
                                                                       1994           1995           1996
                                                                  -------------  --------------  -------------

Cash flows from operating activities:
 Net income (loss) .............................................  $  3,047,404   $    (783,100)  $  (8,785,712)
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Amortization of intangible assets and deferred financing fees     4,714,721       9,329,444      11,823,775
   Extraordinary loss ..........................................          --              --         2,891,250
   Depreciation ................................................     3,420,850       4,513,919       6,144,193
   Non-cash compensation expense ...............................       281,896         363,384         495,819
   Non-cash deferred income taxes ..............................          --         1,115,000         975,000
   Deferred income taxes .......................................          --          (824,116)       (589,000)
   Equity in net (income) loss of investee .....................          --          (439,033)        995,019
Change in assets and liabilities net of effects from
  acquisitions of stations:
   Increase in accounts receivable .............................    (1,499,860)     (7,528,139)       (870,872)
   Increase in accrued liabilities .............................     1,496,559       2,307,778       1,473,236
   (Decrease) increase in accounts payable .....................      (420,205)      2,689,051      (1,268,655)
   Decrease (increase) in film contract rights and
    other noncurrent assets ....................................       640,968      (3,448,429)       (517,279)
   (Decrease) increase in film contract rights payable
    and other liabilities ......................................    (3,390,646)      3,222,796       1,193,223
   Increase in other assets ....................................    (2,484,068)     (1,712,859)       (668,776)
                                                                  ------------   -------------   -------------
Net cash provided by operating activities ......................     5,807,619       8,805,696      13,291,221
                                                                  ------------   -------------   -------------
Cash flows from investing activities:
  Deposit for station acquisition and other related costs ......          --              --        (5,957,000)
  Investment in Datacast, LLC ..................................          --              --        (1,500,000)
  Payment for acquisitions of stations, net of cash acquired ...          --      (228,660,507)           --
  Capital expenditures .........................................    (2,627,793)     (7,682,188)     (6,938,477)
                                                                  ------------   -------------   -------------
    Net cash used in investing activities ......................    (2,627,793)   (236,342,695)    (14,395,477)
                                                                  ------------   -------------   -------------
Cash flows from financing activities:
  Proceeds from bank loan ......................................     1,500,000     174,250,000      34,000,000
  Retirement of senior subordinated notes ......................          --              --       (15,500,000)
  Proceeds from exercise of stock options ......................          --            32,950           3,938
  Repayment of bank borrowings .................................    (1,250,000)   (107,500,000)   (117,500,000)
  Redemption of Adjustable Rate Preferred Stock ................          --        (2,000,000)           --
  Payment of deferred financing fees ...........................      (129,771)    (10,537,110)     (5,363,771)
  Proceeds from senior subordinated notes ......................          --       175,000,000     109,450,000
  Dividends paid ...............................................    (3,564,120)     (3,561,280)     (3,525,281)
  Other financing activities ...................................       663,894            --              --
                                                                  ------------   -------------   -------------
    Net cash provided by (used in) financing activities ........    (2,779,997)    225,684,560       1,564,886
                                                                  ------------   -------------   -------------
Net increase (decrease) in cash and cash equivalents ...........       399,829      (1,852,439)        460,630
Cash and cash equivalents, beginning of year ...................     1,547,733       1,947,562          95,123
                                                                  ------------   -------------   -------------
Cash and cash equivalents, end of year .........................  $  1,947,562   $      95,123   $     555,753
                                                                  ============   =============   =============
Supplemental information:
  Cash paid for interest .......................................  $ 10,176,398   $  24,699,248   $  36,451,009
  Cash paid for income taxes ...................................       251,512         149,751         112,532
  Non-cash investing and financing activities:
    Non-cash capital expenditures ..............................       350,409         459,786         635,609

                             See accompanying notes.

                        GRANITE BROADCASTING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Summary of Significant Accounting Policies

   FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the prior years have been reclassified to conform to the 1996 presentation. The Company accounts for its investment in Datacast, LLC under the equity method of accounting.

   REVENUE RECOGNITION

     The Company recognizes revenue from the sale of advertising at the time the advertisements are aired.

   INTANGIBLES

     Intangible assets at December 31 are summarized as follows:

                                                 1995                 1996
                                            -------------        -------------

     Goodwill                               $ 75,192,619         $ 76,202,853
     Network affiliations                    247,941,641          247,941,641
     Broadcast licenses                       67,896,861           67,896,861
                                            ------------          -----------
                                             391,031,121          392,041,355
     Accumulated amortization                (25,467,092)         (35,181,240)
                                             ------------         ------------

                                            $365,564,029         $356,860,115
                                            ============         ============

     The intangible assets are characterized as scarce assets with long and productive lives and are being amortized on a straight line basis over forty years.

     The Company continually reevaluates the propriety of the carrying amount of intangible assets as well as the related amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation is based on the Company's projections of the undiscounted cash flows over the remaining lives of the amortization period of the related intangible asset. To the extent such projections indicate that the undiscounted cash flows are not expected to be adequate to recover the carrying amounts of intangible assets, such carrying amounts will be written down to their fair market value. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

   DEFERRED FINANCING FEES

     The Company has incurred certain fees in connection with entering into a bank credit agreement, the sale of 12.75% Debentures (as defined), the sale of Cumulative Convertible Exchangeable Preferred Stock (as defined) the sale of
10 3/8% Notes (as defined) and the sale of 9 3/8% Notes (as defined). The deferred financing fees related to the bank credit agreement are being amortized over seven years, ten years for the 12.75% Debentures, the 10 3/8% Notes and the 9 3/8% Notes and twelve years for the Cumulative Convertible Exchangeable Preferred Stock.

                        GRANITE BROADCASTING CORPORATION

Note 1 -- Summary of Significant Accounting Policies -- (Continued)

   PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives ranging from three to 32 years.

   FILM CONTRACT RIGHTS

     Film contract rights are recorded as assets at gross value when the license period begins and the films are available for broadcasting, are amortized on an accelerated basis over the estimated usage of the films, and are classified as current or noncurrent on that basis. Film contract rights payable are classified as current or noncurrent in accordance with the payment terms of the various license agreements. Film contract rights are reflected in the consolidated balance sheet at the lower of unamortized cost or estimated net realizable value.

     At December 31, 1996, the obligation for programming that had not been recorded because the program rights were not available for broadcasting aggregated $16,965,469.

   BARTER TRANSACTIONS

     Revenue from barter transactions is recognized when advertisements are broadcast and merchandise or services received are charged to expense when received or used.

   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include funds invested overnight in Eurodollar deposits.

   NET LOSS PER COMMON SHARE

     Net loss per common share for each of the three years in the period ended December 31, 1996 is calculated by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. The inclusion of additional shares assuming the exercise of outstanding stock options and the conversion of convertible preferred stock would have been antidilutive in all three years.

                        GRANITE BROADCASTING CORPORATION

Note 2 -- Acquisitions

     On February 1, 1995, the Company acquired substantially all of the assets of KEYE-TV (formerly known as KBVO-TV), the CBS affiliate serving Austin, Texas from Austin Television for $54,000,000 in cash and the assumption of certain liabilities of KEYE-TV.

     On June 1, 1995, the Company acquired substantially all of the assets and certain liabilities of WWMT-TV, the CBS affiliate serving Grand Rapids, Michigan from Busse Broadcasting Corporation for $98,942,000 in cash (including $3,942,000 of working capital and other adjustments) and the assumption of certain liabilities of WWMT-TV.

     On June 29, 1995, the Company completed its acquisition of WKBW-TV, the ABC affiliate serving Buffalo, New York. The Company paid approximately $16,000,000 (including certain related expenses) for the equity interests it did not already own, assumed approximately $59,000,000 of debt and received working capital of approximately $6,760,000, of which $3,491,000 was cash.

     On January 31, 1997, the Company acquired substantially all the assets used in the operation of WXON-TV, the WB affiliate serving Detroit, Michigan for $175,000,000 in cash and the assumption of certain liabilities.

     The following table summarizes the unaudited consolidated pro forma results of operations for the years ended December 31, 1995 and 1996 assuming the acquisition of WXON-TV, KEYE-TV, WWMT-TV and WKBW-TV had occurred as of January 1, 1995:

                                                       1995            1996
                                                       ----            ----

     Net revenue                                   $145,532,000    $147,231,000
     Station operating expenses                      74,398,000      78,577,000
     Income (loss) before extraordinary item
       in 1996                                        5,187,000      (1,544,000)
     Loss before extraordinary item per
       common share                                $      (2.95)   $      (2.81)

   Time brokerage agreement

     The Company operates WLAJ-TV, the ABC affiliate serving Lansing, Michigan, pursuant to a time brokerage agreement. The terms of the agreement require the Company to pay a monthly fee in exchange for the right to provide station programming and sell related advertising time. The fee is expensed as incurred. The agreement terminates if the Company exercises its option to acquire WLAJ-TV. The agreement to acquire substantially all of the assets used in the operation of WLAJ-TV is for $19,400,000 in cash and the assumption of certain liabilities. The Company classifies the fee as interest expense to the extent interest is imputed based on the purchase price of the station. In connection with this agreement, the Company agreed to provide a loan guarantee of up to $12,000,000 in favor of the owner of WLAJ-TV. The guarantee is collateralized by all of the assets of WLAJ-TV.

                        GRANITE BROADCASTING CORPORATION

Note 3 -- Property and Equipment

     The major classifications of property and equipment are as follows:

                                                          December 31,
                                                  ---------------------------
                                                     1995            1996
                                                  ------------    -----------

     Land......................................   $ 2,527,708     $ 2,527,708
     Buildings and improvements................    14,729,378      16,607,496
     Furniture and fixtures....................     4,380,475       5,691,019
     Technical equipment and other.............    27,711,903      31,924,360
                                                  -----------     -----------
                                                   49,349,464      56,750,583
     Less:  Accumulated depreciation...........    17,217,338      23,188,564
                                                  -----------     -----------

     Net property and equipment................   $32,132,126     $33,562,019
                                                  ===========     ===========

Note 4 -- Other Accrued Liabilities

     Other accrued liabilities are summarized below:

                                                           December 31,
                                                  -----------------------------
                                                     1995              1996
                                                  -----------       -----------

     Compensation and benefits.................   $ 2,001,193       $ 2,367,808
     Other.....................................     1,498,873         2,129,726
                                                  -----------       -----------

     Total.....................................   $ 3,500,066       $ 4,497,534
                                                  ===========       ===========

Note 5 -- Other Current Assets

     Other current assets are summarized below:

                                                           December 31,
                                                   -----------------------------
                                                      1995              1996
                                                   -----------       -----------

     Barter and other receivables..............    $ 2,542,824       $ 2,400,386
     Escrow deposit related to station
       acquisition and other related costs.....              -         5,957,000
     Other.....................................      1,311,950         1,427,580
                                                   -----------         ---------

     Total.....................................    $ 3,854,774       $ 9,784,966
                                                   ===========       ===========

                        GRANITE BROADCASTING CORPORATION

Note 6 -- Long-term Debt

     The carrying amounts and fair values of the Company's long-term debt at December 31, are as follows:

                                            December 31, 1995            December 31, 1996
                                       ---------------------------   ---------------------------
                                      Carrying Amount  Fair Value   Carrying Amount  Fair Value

     Senior Bank Debt ...............  $106,000,000   $106,000,000   $ 22,500,000   $ 22,500,000
     9 3/8% Senior Subordinated Notes,
       net of unamortized discount ..          --             --       96,060,900     94,087,500
     10 3/8% Senior Subordinated
       Notes ........................   175,000,000    180,278,000    173,000,000    178,622,500
     12.75% Senior Subordinated
       Notes ........................    60,000,000     65,559,600     60,000,000     65,625,000
                                       ------------   ------------   ------------   ------------

     Total ..........................  $341,000,000   $351,837,600   $351,560,900   $360,835,000
                                       ============   ============   ============   ============

     The fair value of the Company's Senior Subordinated Notes is estimated based on quoted market prices. The carrying amount of the Company's borrowings under its credit facility approximates fair value.

   Senior bank debt

     The Company's existing bank credit agreement was amended and restated on February 1, 1995 (as amended and restated the "Amended and Restated Credit Agreement") to permit term borrowings of up to $100,000,000 plus a revolving working capital facility permitting borrowings of up to $15,000,000. The Amended and Restated Credit Agreement was amended and restated on May 19, 1995 (as amended and restated the "Second Amended and Restated Credit Agreement") to permit term borrowings of up to $102,000,000 plus a revolving working capital facility permitting borrowings of up to $60,000,000. Proceeds from the incremental borrowings under the Second Amended and Restated Credit Agreement along with the proceeds from the sale of $175,000,000 principal amount of the Company's 10 3/8% Senior Subordinated Notes due May 15, 2005 (the "10 3/8% Notes") were used to fund the acquisition of WWMT-TV and WKBW-TV and to pay fees and expenses incurred in connection with the offering of the 10 3/8% Notes and the Second Amended and Restated Credit Agreement.

     The Second Amended and Restated Credit Agreement was further amended and restated on September 4, 1996 (as amended and restated the "Third Amended and Restated Credit Agreement") to create a reducing revolving credit facility of up to $200,000,000 and permits borrowings of up to $300,000,000 in the aggregate. The proceeds from this facility are available for acquisitions and for general working capital purposes as defined in the agreement.

     Outstanding principal balances under the Third Amended and Restated Credit Agreement bear interest at floating rates equal to LIBOR (the "LIBOR Rate") plus marginal rates between 1.125% and 2.375% or the prime rate plus marginal rates between 0.0% and 1.125%. The LIBOR Rate was 5.6875% plus a marginal rate of 2.375% at December 31, 1996. The LIBOR Rate was 5.75% - 5.938% plus a marginal rate of 2.50% at December 31, 1995. The marginal rate is subject to change based upon changes in the ratio of outstanding principal balances to operating cash flow. The principal amount of the revolving loans are subject to reduction in installments commencing December 31, 1998 through December 31, 2003, when the final payment is due.

                        GRANITE BROADCASTING CORPORATION

Note 6 -- Long-term Debt -- (Continued)

     The Third Amended and Restated Credit Agreement is secured by substantially all of the assets of the Company, as well as a pledge of all issued and outstanding shares of capital stock of the Company's present and future subsidiaries and guaranteed by all present and future subsidiaries of the Company. The Third Amended and Restated Credit Agreement requires the Company to maintain compliance with certain financial ratios. Other provisions place limitations on the incurrence of additional debt, payments for capital expenditures, prepayment of subordinated debt, merger or consolidation with or acquisition of another entity, the declaration or payment of cash dividends other than on the Cumulative Convertible Exchangeable Preferred Stock and other transactions by the Company.

   Senior Subordinated Debentures

     The Company has outstanding $60,000,000 aggregate principal amount of its 12.75% Senior Subordinated Debentures (the "12.75% Debentures") due September 1, 2002.

     The 12.75% Debentures are redeemable after September 1, 1997, at the option of the Company, in whole or in part from time to time, at certain prices declining annually to 100% of the principal amount on or after September 1, 1999, plus accrued interest. The Company is required to offer to repurchase all outstanding 12.75% Debentures at 101% of the principal amount plus accrued interest in the event of a Change of Control (as defined in the Indenture governing the 12.75% Debentures).

     The 12.75% Debentures are subordinated in right of payment to the Third Amended and Restated Credit Agreement and to future Senior Debt (as defined in the Indenture governing the 12.75% Debentures) and rank pari passu with all senior subordinated debt and senior to all subordinated debt of the Company. The Indenture governing the 12.75% Debentures contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

   Senior Subordinated Notes

     The Company issued $175,000,000 aggregate principal amount of its 10 3/8% Senior Subordinated Notes (the "10 3/8% Notes") due May 15, 2005. On May 6, 1996, the Company purchased $2,000,000 face amount of its 10 3/8% Notes at a discount and recognized an extraordinary loss, after the write-off of a portion of related deferred financing fees, of $44,150.

     The 10 3/8% Notes will be redeemable in the event that on or before May 15, 1998 the Company receives net proceeds from the sale of its Capital Stock (other than Disqualified Stock (each as defined in the Indenture governing the 10 3/8% Notes), in which case the Company may, at its option and from time to time, use all or a portion of any such net proceeds to redeem certain amounts of the 10 3/8% Notes with certain limitations. In addition, the 10 3/8% Notes are redeemable at any time on or after May 15, 2000, at the option of the Company, in whole or in part from time to time, at certain prices declining annually to 100% of the principal amount on or after May 15, 2002, plus accrued interest. The Company is required to offer to purchase all outstanding 10 3/8% Notes

                        GRANITE BROADCASTING CORPORATION

Note 6 -- Long-term Debt -- (Continued)

at 101% of the principal amount plus accrued interest in the event of a Change of Control (as defined in the Indenture governing the 10 3/8% Notes).

     The 10 3/8% Notes are subordinated in right of payment to the Third Amended and Restated Credit Agreement and to future Senior Debt (as defined in the Indenture governing the 10 3/8% Notes) and rank pari passu with all senior subordinated debt and senior to all subordinated debt of the Company. The Indenture governing the 10 3/8% Notes contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

     On February 22, 1996, the Company completed an offering of $110,000,000 principal amount of its 9 3/8% Senior Subordinated Notes (the "9 3/8% Notes") due December 1, 2005. Proceeds from the sale of the 9 3/8% Notes were used to repay all outstanding term loan and revolving credit borrowings under the Company's then existing bank credit agreement and for general working capital purposes. In connection with the repayment of the term loan, the Company incurred an extraordinary loss on the early extinguishment of debt of $3,510,152 related to the write-off of deferred financing fees.

     The 9 3/8% Notes will be redeemable in the event that on or before February 22, 1999, the Company receives proceeds from any sale of its Capital Stock (other than Disqualified Stock) in one or more offerings, in which case the Company may, at its option and from time to time, use all or a portion of any such net proceeds within 75 days of receipt to redeem certain amounts of the 9 3/8% Notes with certain limitations. In addition, the 9 3/8% Notes are redeemable at any time on or after December 1, 2000, at the option of the Company, in whole or in part, at certain prices declining annually to 100% of the principal amount on or after December 1, 2002, plus accrued interest. The Company is required to offer to purchase all outstanding 9 3/8% Notes at 101% of the principal amount plus accrued interest in the event of a Change of Control (as defined in the Indenture governing the 9 3/8% Notes).

     The 9 3/8% Notes are subordinate in right of payment to all existing and future Senior Debt (as defined in the Indenture) and rank pari passu with all senior subordinated debt and senior to all subordinated debt. The provisions of the Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, make certain restricted payments, enter into certain transactions with their affiliates, dispose of certain assets, incur liens securing subordinated debt of the Company, engage in mergers and consolidations and restrict the ability of the subsidiaries of the Company to make distributions and transfers to the Company.

     On June 19, 1996, the Company purchased $13,500,000 face amount of its 9 3/8% Notes at a discount and recognized an extraordinary gain, after the write-off of a portion of related deferred financing fees, of $663,052.

     There are no scheduled principal maturities on all long-term debt for the five years subsequent to December 31, 1996.

                        GRANITE BROADCASTING CORPORATION

Note 7 -- Commitments

     Future minimum lease payments under long-term operating leases as of December 31, 1996 are as follows:

     1997........................................................   $   839,000
     1998........................................................       699,000
     1999........................................................       598,000
     2000........................................................       411,000
     2001 .......................................................       295,000
     2002 and thereafter.........................................     2,402,000
                                                                    -----------
                                                                    $ 5,244,000
                                                                    ===========

     Rent expense, including escalation charges, was $116,000, $559,000 and $929,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

Note 8 -- Redeemable Preferred Stock

   Series A Preferred Stock

     The Company authorized 100,000 shares of its Series A Convertible Preferred Stock ("Series A Stock"), par value $.01 per share, which were issued at an aggregate price of $1,210,000. All outstanding shares of the Series A Stock were converted into shares of the Company's Common Stock (Nonvoting), par value $.01 per share (the "Common Stock (Nonvoting)") in August 1995. Prior to conversion, dividends accrued on the Series A Stock at an annual rate of $.40 per share which accumulated, without interest, if unpaid. Accrued but unpaid dividends on the Series A Stock totaled $262,844 at December 31, 1995 and 1996. Accrued dividends are due and payable on the later of December 31, 1999 or the date on which such dividends may be paid under the Company's debt instruments.

   Cumulative Convertible Exchangeable Preferred Stock

     The Company has authorized 3,000,000 shares of its Cumulative Convertible Exchangeable Preferred Stock (the "Cumulative Convertible Exchangeable Preferred Stock"), par value $.01 per share, of which 1,520,000 shares were issued on December 23, 1993 at a price of $25.00 per share. The Company also issued on December 23, 1993 300,000 shares of its Cumulative Convertible Exchangeable Preferred Stock valued at $7,500,000 as consideration for acquiring certain outstanding securities of Queen City III Limited Partnership, the ultimate parent of WKBW-TV. Holders of the Cumulative Convertible Exchangeable Preferred Stock are entitled to receive cash dividends at an annual rate of $1.9375 per share, payable quarterly on each March 15, June 15, September 15 and December 15 in each year, when, as and if declared by the Company's Board of Directors. Dividends on the Cumulative Convertible Exchangeable Preferred Stock are cumulative and accrue without interest, if unpaid.

     Each share of Cumulative Convertible Exchangeable Preferred Stock is convertible, at the option of the holder, into shares of Common Stock (Nonvoting). The Cumulative Convertible Exchangeable Preferred Stock is convertible into Common Stock (Nonvoting) on a 5 for 1 share basis. The current conversion price of the Cumulative Convertible Exchangeable Preferred Stock is $5.00 per share, subject to adjustment upon the occurrence of certain events. The Cumulative Convertible Exchangeable Preferred Stock is entitled to a preference of $25.00

                        GRANITE BROADCASTING CORPORATION

Note 8 -- Redeemable Preferred Stock -- (Continued)

per share plus accrued and unpaid dividends in the event of liquidation, dissolution or winding up of the Company ($45,487,500 liquidation value at December 31, 1996). The Company is required, to the extent permitted by loan agreements or indentures to which the Company is then a party, the obligations of which are senior in priority to the Cumulative Convertible Exchangeable Preferred Stock, to redeem the Cumulative Convertible Exchangeable Preferred Stock at a price of $25.00 per share plus accrued and unpaid dividends on December 15, 2005.

     The Cumulative Convertible Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for the Company's 7.75% Junior Subordinated Convertible Exchange Debentures (the "Exchange Debentures") on any dividend payment date beginning on December 15, 1995 at the rate of $25.00 principal amount of Exchange Debentures for each share of Cumulative Convertible Exchangeable Preferred Stock outstanding at the time of the exchange. The Company may only effect such exchange if accrued and unpaid dividends on the Cumulative Convertible Exchangeable Preferred Stock have been paid in full.


     In January 1997, the Company authorized 400,000 shares of its 12 3/4% Cumulative Exchangeable Preferred Stock (the "New Preferred Stock"), par value $.01 per share. In connection with the Company's acquisition of WXON-TV, 150,000 shares of the New Preferred Stock were issued in January 1997 at a price of $1,000 per share. Holders of the New Preferred Stock are entitled to receive dividends at an annual rate of 12 3/4% per share payable semi-annually on April 1 and October 1 of each year. The Third Amended and Restated Credit Agreement currently prohibits the payment of cash dividends on the New Preferred Stock. The Company may elect to pay dividends prior to April 1, 2002 in additional shares of New Preferred Stock. Dividends on the New Preferred Stock are cumulative and accrue without interest, if unpaid.


     The New Preferred Stock is entitled to a preference of $1,000 per share initially, plus accumulated and unpaid dividends in the event of liquidation or winding up of the Company. The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on April 1, 2009, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

     Subject to certain conditions, each share of the New Preferred Stock is exchangeable, in whole or in part, at the option of the Company, for the Company's 12 3/4% Exchange Debentures (the "New Exchange Debentures") on any scheduled dividend payment date at the rate of $1,000 principal amount of New Exchange Debentures for each share of New Preferred Stock outstanding at the time of the exchange.

Note 9 -- Stockholders' Equity

   Stock option plans

     The Company has a stock option plan (the "Stock Option Plan") for officers, directors and certain key employees. On July 25, 1995, the Stock Option Plan was amended to increase the shares of Common Stock (Nonvoting) subject to options available for grant to 2,000,000 from 800,000. Options may be granted under the Stock Option Plan at an exercise price (for tax-qualified incentive stock options) of not less than 100% of the fair market value of the Common Stock (Nonvoting) on the date the option is granted, or 110% of such fair market value for option recipients who hold 10% or more of the Company's voting stock. The exercise price for non-

                        GRANITE BROADCASTING CORPORATION

Note 9 -- Stockholders' Equity -- (Continued)

qualified stock options may be less than, equal to or greater than the fair market value of the Common Stock (Nonvoting) on the date the option is granted. Options are normally exercisable at a rate of 20% per year beginning on the date of grant (or the next preceding January 1) and expire ten years after the date of grant, except for incentive stock options granted to recipients who also own 10% or more of the Company's voting stock. At December 31, 1994, 1995 and 1996, 204,700, 467,850 and 521,000, respectively, options were exercisable.

     On March 1, 1994, the Company adopted a Director Stock Option Plan (the "Director Option Plan") providing for the grant, from time to time, of non-qualified stock options to non-employee directors of the Company to purchase an aggregate of 300,000 shares of Common Stock (Nonvoting). As of December 31, 1995 and 1996, options granted under the Director Option Plan were outstanding for the purchase of 101,700 and 97,200 shares of Common Stock (Nonvoting), respectively. Under the Director Option Plan as amended in 1995, at the end of the current triennial option period and each third anniversary thereafter all directors will automatically receive an option to purchase 18,000 shares of Common Stock (Nonvoting) ("Automatic Director Service Awards") as compensation for attendance at each regular quarterly meeting ("Regular Quarterly Meeting") during the triennial option period subsequent to the grant in lieu of cash compensation. In addition, under the Director Option Plan, directors receive options ("Automatic Committee Awards") for service on certain of the committees of the Board of Directors (each a "Committee"). Options become exercisable one year (or immediately in the case of Automatic Director Service Awards, or Automatic Committee Awards granted after February 27, 1997) from the date of attendance by a director at a Regular Quarterly Meeting or a Committee meeting, as applicable.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"). Accordingly, no compensation expense has been recognized for the stock option plans. For purposes of FAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period, therefore, the impact on pro forma net loss in 1995 and 1996 may not be representative of the impact in future years. The Company's pro forma information for years ended December 31, follows:

                                                       1995           1996
                                                    ----------     ----------

      Pro forma net loss...........................  $969,498      $9,473,649
      Pro forma loss per share:
        Primary....................................    $(0.76)        $(1.51)
        Fully diluted..............................    $(0.76)        $(1.51)

     The fair value for each option grant was estimated at the date of grant using a binomial option pricing model with the following weighted-average assumptions for the various grants made during 1995 and 1996: risk-free interest rate of 5.77% and 5.92%; no dividend yield; expected volatility of 25%; and expected lives of two to three years.

     The binomial option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate.

                        GRANITE BROADCASTING CORPORATION

Note 9 -- Stockholders' Equity -- (Continued)

                                                    1995                            1996
                                         ------------------------------   -----------------------------
                                                      Weighted-Average                 Weighted-Average
                                          Options      Exercise Price      Options      Exercise Price
                                          -------     ----------------     -------     ----------------

Outstanding at beginning of year.......    714,850         $4.05          1,048,950          $5.22
Granted................................    348,400          7.57          1,029,000          14.19
Exercised..............................     (7,400)         4.25           (200,750)          4.44
Forfeited..............................     (6,900)         4.87             (4,500)          7.10
                                         ---------                        ---------
Outstanding at end of year.............  1,048,950          5.22          1,872,700          10.22
                                         =========                        =========
Exercisable at end of year.............    480,350          4.24            573,200           5.27
Weighted-average fair value of
  options granted during the year......      $1.86                            $5.23


     Exercise prices for options outstanding as of December 31, 1996 ranged from $3 to $16. The weighted average remaining contractual life of those options is
5.7 years.


   Management Stock Plan


     In April 1993, the Company adopted a Management Stock Plan providing for the grant from time to time of awards denominated in shares of Common Stock (Nonvoting) (the "Bonus Shares") to salaried executive employees of the Company. The Company has set aside a reserve of 750,000 shares of Common Stock (Nonvoting) for grant under the Management Stock Plan. Shares granted generally vest over a five year period. As of December 31, 1996, the Company has allocated a total of 610,875 Bonus Shares pursuant to the Management Stock Plan, 310,175 of which had vested through December 31, 1996.


     The total number of common shares outstanding at December 31, 1996 assuming conversion of all outstanding convertible preferred stock and exercise of all outstanding stock options is as follows:

     Class A Common Stock....................................       178,500
     Common Stock (Nonvoting)................................     8,499,716
     Conversion of Cumulative Convertible
       Exchangeable Preferred Stock..........................     9,097,500
     Stock option plans......................................     1,872,700
                                                                 ----------
                                                                 19,648,416
                                                                 ==========

Note 10 -- Income Taxes

     The Company files a consolidated federal income tax return for its entities with the exception of the subsidiary that holds the investment in WKBW-TV. For all periods presented, the Company provides for income taxes as required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, the Company records income taxes using a liability approach for financial accounting and reporting which results in the recognition and measurement of deferred tax assets based on the likelihood of realization of tax benefits in future years.

                        GRANITE BROADCASTING CORPORATION

Note 10 -- Income Taxes -- (Continued)

     The provision for income taxes for the years ended December 31 consists of the following:

                                               1994        1995        1996
                                             ---------   ---------   ---------
     Current taxes:
        Federal............................. $ 100,000   $    -      $    -
        State...............................   416,125     264,000     375,000
                                             ---------   ---------   ---------
                                               516,125     264,000     375,000

     Deferred taxes:
        Federal.............................  (101,000)    154,400     285,700
        State...............................    35,000     136,484     100,300
                                             ---------   ---------   ---------
                                               (66,000)    290,884     386,000
                                             ---------   ---------   ---------
     Provision for income taxes............. $ 450,125   $ 554,884   $ 761,000
                                             =========   =========   =========

     The provision for income taxes for the years ended December 31, 1995 and 1996 is comprised of a non-cash provision for income taxes, relating to WKBW-TV of $1,100,000 and $975,000, respectively, partially offset by the deferred tax benefit recorded on companies included in the Granite Broadcasting Corporation U.S. consolidated income tax return. Also included are the provisions for state and local taxes.

     During 1995, the Company utilized approximately $2,800,000 of net operating loss carryforwards relating to WKBW-TV to eliminate its income tax liability. This tax benefit of approximately $1,100,000 reduced goodwill. The Company has remaining net operating loss carryforwards relating to WKBW-TV of approximately $19,000,000, which expire no sooner than December 31, 2004. The net operating loss carryforwards are restricted to offsetting future years' U.S. federal income tax liabilities of that subsidiary. If realized, the benefit will be used to further reduce goodwill.

     The provision for income taxes for the year ended December 31, 1994 includes a provision for federal alternative minimum tax and state and local taxes.

                        GRANITE BROADCASTING CORPORATION

Note 10 -- Income Taxes -- (Continued)

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's deferred tax asset and liability as of December 31 are as follows:

                                                                    December 31,
                                                            ---------------------------
                                                                1995           1996
                                                            ------------   ------------

     Deferred tax liability from excess carrying value
       of non-goodwill intangible assets over tax basis...   $ 31,245,043   $ 39,648,565
     Deferred tax assets:
       Net operating loss carryforward ...................     15,168,786     24,293,786
       Other .............................................        400,134        304,862
                                                             ------------   ------------
     Total deferred tax assets ...........................     15,568,920     24,598,648
     Valuation allowance .................................     (6,542,673)    (7,554,878)
                                                             ------------   ------------
     Net deferred tax assets .............................      9,026,247     17,043,770
                                                             ------------   ------------

     Net deferred tax liability ..........................   $ 22,218,796   $ 22,604,795
                                                             ============   ============

     The difference between the U.S. federal statutory tax rate and the Company's effective tax rate for the years ended December 31 is as follows:

                                                     1994     1995    1996
                                                    ------   ------  ------

     U.S. statutory rate ........................    35.0%   (35.0%) (35.0%)
     Nondeductible amortization .................     7.4    201.4    22.2
     State and local taxes ......................    10.0    160.8     9.3
     Alternative minimum tax ....................     2.9      --      --
     Increase (decrease) in valuation allowance..   (42.4)   (84.1)   18.3
                                                    -----    -----    ----

     Effective tax rate .........................    12.9%   243.1%   14.8%
                                                    =====    =====    ====

     At December 31, 1996, the Company had a net operating loss carryforward for federal tax purposes of approximately $49,000,000 which will expire no sooner than December 31, 2004. The future utilization of the net operating losses may be subject to limitation under Section 382 of the Internal Revenue Code. This possible limitation has been reflected in the valuation allowance. The Company has provided a valuation allowance against a portion of the net deferred tax asset as the past history of the Company makes realization of taxable income uncertain. During 1994, 1995 and 1996, the change in valuation allowance relates to the utilization of or increase in net operating loss carryforwards.

                        GRANITE BROADCASTING CORPORATION

Note 11 -- Defined Contribution Plan

     The Company has a trusteed profit sharing and savings plan (the "Plan") covering substantially all of its employees. Contributions by the Company to the Plan are based on a percentage of the amount of employee contributions to the Plan and are made at the discretion of the Board of Directors. Company contributions, which are funded quarterly, amounted to $237,000, $499,000 and $642,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

Note 12 -- Related Party

     The Company paid a company, as to which a director of Granite was the Chairman and Chief Executive Officer until August 19, 1994, $518,257 for the year ended December 31, 1994, relating to services rendered as the exclusive representative and sales agent for three of the stations' national broadcasting revenue.

     In 1995, the Company lent two of its officers an aggregate of $570,000 to pay certain personal taxes. The terms of the loans provide for an annual interest rate of 9% payable semi-annually on December 29 and June 29 of each year, with all principal and remaining interest due on December 29, 2004.

     In 1996, the Company lent one of its officers $886,875 to pay the exercise price incurred in connection with exercising options and $409,000 to pay related personal income taxes. The loans are term loans which provide for an annual interest rate of 8%, payable annually on April 23 and December 31, respectively, of each year, with all principal and remaining interest due on April 23 and December 31, 2001, respectively. The amount of the loan made in connection with exercising options is shown in the balance sheet at December 31, 1996 as a reduction to stockholders' equity.

Note 13 -- Price Range of Common Stock (Nonvoting) and
           Cumulative Convertible Exchangeable Preferred Stock (unaudited)

     The Company's Common Stock (Nonvoting) is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "GBTVK". The following table sets forth the market price ranges per share of Common Stock (Nonvoting) during 1995 and 1996, as reported by Nasdaq:

     1995                                                  High         Low
     ----                                                  ----         ---

     First Quarter..................................      $7-3/8      $6-1/8
     Second Quarter.................................       8-3/8       6-3/4
     Third Quarter..................................      13-1/4       7-1/2
     Fourth Quarter.................................      11-3/4       8-5/8

     1996
     ----

     First Quarter..................................     $12-1/8      $9-1/4
     Second Quarter.................................      13-1/2      11-1/4
     Third Quarter..................................      15          11-1/2
     Fourth Quarter.................................      14           9-7/8

                        GRANITE BROADCASTING CORPORATION

Note 13 -- Price Range of Common Stock (Nonvoting) and
           Cumulative Convertible Exchangeable Preferred Stock (unaudited) -- (Continued)

     As of March 3, 1997, the closing price per share for the Company's Common Stock (Nonvoting), as reported by Nasdaq was $9-5/8 per share.

     The Cumulative Convertible Exchangeable Preferred Stock is traded over-the-counter and is quoted on the Nasdaq National Market under the symbol "GBTVP". The following table sets forth the market price ranges per share of Cumulative Convertible Exchangeable Preferred Stock during 1995 and 1996, as reported by Nasdaq:

     1995                                                  High         Low
     ----                                                  ----         ---

     First Quarter..................................      $40-3/8      $34
     Second Quarter.................................       45           38-1/4
     Third Quarter..................................       67-1/2       43-1/2
     Fourth Quarter.................................       58-3/8       48

     1996
     ----

     First Quarter..................................      $61-7/8      $48-1/8
     Second Quarter.................................       68-5/8       60
     Third Quarter..................................       75-1/2       60
     Fourth Quarter.................................       75-1/2       50

     As of March 3, 1997, the closing price for the Company's Cumulative Convertible Exchangeable Preferred Stock, as reported by Nasdaq, was $50-5/8 per share.

                         Report of Independent Auditors

The Board of Directors
WXON-TV, Inc.

We have audited the accompanying balance sheets of WXON-TV, Inc. as of September 30, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WXON-TV, Inc. at September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

New York, New York
January 17, 1997

                                  WXON-TV, Inc.

                                 Balance Sheets

                                                                       September 30,        January 30,
                                                                   1996           1995         1997
                                                                ------------   -----------  -----------
Assets                                                                                      (unaudited)
Current assets:
  Cash                                                         $    142,239   $   846,383  $   268,766
  Marketable securities                                             215,923       211,204    1,820,709
  Accounts receivable, net of allowance for doubtful accounts
    ($120,000 in 1996 and $128,000 in 1995)                       3,332,485     3,283,585    3,545,783
  Notes receivable from officers                                  7,665,615     4,703,359    7,614,894
  Prepaid expenses and other assets                                 204,556        52,626      103,380
  Program rights, including $3,413,758 and $3,178,875
    of barter in 1996 and 1995, respectively                      4,626,203     5,350,918    4,650,037
                                                               ------------   -----------  -----------
Total current assets                                             16,187,021    14,448,075   18,003,569

Property and equipment, net                                         290,609       381,254      267,117
Deposits (principally with IRS)                                   1,253,768       975,232    1,253,510
Program rights                                                      842,546     1,497,753       82,352
Goodwill                                                            260,612       260,612      260,612
                                                               ------------   -----------  -----------
Total assets                                                   $ 18,834,556   $17,562,926  $19,867,160
                                                               ============   ===========  ===========

Liabilities and shareholders' equity
Current liabilities:
  Note payable due bank                                        $  2,457,681   $   600,000  $        --
  Accounts payable                                                  163,150       185,216       80,506
  Accrued liabilities                                               408,472       341,343       80,144
  Deferred revenue                                                       --            --    5,000,000
  Obligations for program rights, including $3,413,758 and
    $3,178,875 of barter in 1996 and 1995, respectively           5,463,735     6,210,706    4,951,927
                                                               ------------   -----------  -----------
Total current liabilities                                         8,493,038     7,337,265   10,112,577

Obligations for program rights                                      697,490     1,626,934           --

Shareholders' equity:
  Common stock, $1 par value:
    300,000 shares authorized 58,000 shares
      issued and outstanding                                         58,000        58,000       58,000
  Capital in excess of par value                                    294,621       294,621      294,621
  Retained earnings                                               9,300,939     8,246,106    9,401,962
                                                               ------------   -----------  -----------
                                                                  9,653,560     8,598,727    9,754,583
Net unrealized loss on marketable securities                         (9,532)           --           --
                                                               ------------   -----------  -----------
Total shareholders' equity                                        9,644,028     8,598,727    9,754,583
                                                               ------------   -----------  -----------
Total liabilities and shareholders' equity                     $ 18,834,556   $17,562,926  $19,867,160
                                                               ============   ===========  ===========

                             See accompanying notes.

                                  WXON-TV, Inc.

                   Statements of Income and Retained Earnings

                                                                           Four Month     Four Month
                                                                          Period Ended    Period Ended
                                             Years ended September 30,     January 30,    January 31,
                                                1996            1995          1997           1996
                                            ------------   ------------   -----------   -----------
                                                                                 (unaudited)

Net revenues                                $ 19,636,708   $ 20,370,703   $ 5,613,841   $ 7,131,797
Barter revenue                                 5,434,729      5,637,872     1,553,707     1,973,822
                                            ------------   ------------   -----------   -----------
     Total revenue                            25,071,437     26,008,575     7,167,548     9,105,619

Station operating expense, including
  $273,000 in related party management
  fees in 1996 and 1995 and $650,000 and
  $825,000 in related party national sales
  representative fees in 1996 and 1995,
  respectively                                13,812,451     13,989,667     4,009,446     5,002,675
Depreciation expense                             121,386        168,134        23,492        30,020
                                            ------------   ------------   -----------   -----------
     Total operating expenses                 13,933,837     14,157,801     4,032,938     5,032,695

Operating income                              11,137,600     11,850,774     3,134,610     4,072,924

Other income (expense):
  Interest income including $565,337 in
    1996 and $178,442 in 1995 from related
    parties                                      596,738        313,179        96,977        86,759
  Interest expense                              (161,984)        (2,917)      (35,564)      (37,689)
  Realized loss on marketable securities              --       (117,698)           --            --
  Other income (loss)                             32,479         (2,391)           --            --
                                            ------------   ------------   -----------   -----------
                                                 467,233        190,173        61,413        49,070
                                            ------------   ------------   -----------   -----------

Net income                                    11,604,833     12,040,947     3,196,023     4,121,994

Retained earnings at beginning of period       8,246,106      7,850,159     9,300,939     8,246,106
S corporation distributions                  (10,550,000)   (11,645,000)   (3,095,000)   (3,550,000)
                                            ------------   ------------   -----------   -----------
Retained earnings at end of period          $  9,300,939   $  8,246,106   $ 9,401,962   $ 8,818,100
                                            ============   ============   ===========   ===========

                             See accompanying notes.

                                  WXON-TV, Inc.

                            Statements of Cash Flows

                                                                            Four Month     Four Month
                                                                           Period Ended   Period Ended
                                               Years ended September 30,    January 30,   January 31,
                                                 1996            1995         1997            1996
                                             ------------   ------------   ------------   ------------
                                                                                   (unaudited)
Cash flows from operating activities
Net income                                   $ 11,604,833   $ 12,040,947   $ 3,196,023   $ 4,121,994
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation expense                          121,386        168,134        23,492        30,020
    Loss on sale of marketable securities              --        117,698            --            --
    Loss on sale of fixed assets                      822          2,414            --            --

    Program rights assets and liabilities        (296,492)      (765,152)     (472,938)      (86,914)
    (Increase) decrease in assets:
      Accounts receivable                         (48,900)       411,353      (213,298)     (686,461)
      Deposits                                   (278,536)       (21,669)          258            --
      Prepaid expense and other assets           (151,930)       (13,173)      101,176        28,919
      Increase (decrease) in liabilities:
        Accounts payable                          (22,066)        56,583       (82,644)      (31,203)
        Accrued liabilities                        67,129        (17,852)     (328,328)     (250,384)
                                             ------------   ------------   -----------   -----------
Net cash provided by operating activities      10,996,246     11,979,283     2,223,741     3,125,921

Cash flows from investing activities
Net cash paid for marketable securities           (14,251)       (56,439)   (1,595,254)       (5,001)
Proceeds from sale of marketable securities            --      1,689,849            --            --
Purchase of fixed assets                          (31,564)       (84,696)           --            --
                                             ------------   ------------   -----------   -----------
Net cash provided by (used in)
  investing activities                            (45,815)     1,548,714    (1,595,254)       (5,001)

Cash flows from financing activities
(Increase) decrease in notes receivable due
  from related parties                         (2,962,256)    (4,356,449)       50,721    (1,370,285)
Deposit received on pending sale of station            --             --     5,000,000            --
Proceeds from note payable due bank             2,457,681        600,000            --     1,300,000
Repayment of note payable due bank               (600,000)            --    (2,457,681)           --
S corporation distributions                   (10,550,000)   (11,645,000)   (3,095,000)   (3,550,000)
                                             ------------   ------------   -----------   -----------
Net cash used in financing activities         (11,654,575)   (15,401,449)     (501,960)   (3,620,285)

Net increase (decrease)
  in cash                                        (704,144)    (1,873,452)      126,527      (499,315)
Cash at beginning of period                       846,383      2,719,835       142,239       846,383
                                             ------------   ------------   -----------   -----------
Cash at end of period                        $    142,239   $    846,383   $   268,766   $   347,068
                                             ============   ============   ===========   ===========

Supplemental disclosure of cash
  flow information
Cash paid during the year for:
  Interest                                   $    148,279   $         --   $        --   $        --

                             See accompanying notes.

                                  WXON-TV, Inc.

                          Notes to Financial Statements

1.   Summary of Significant Accounting Policies

a.   Nature of Business

     WXON-TV, Inc. (the "Company") broadcasts commercial television programming in the metropolitan Detroit television market. Commercial time is sold and credit is granted to customers who are predominately advertising agencies. Collateral is not required for credit granted. Consequently, the Company's ability to collect amounts due from customers is affected by economic fluctuations in the advertising industry and the metropolitan Detroit television market. The accompanying unaudited interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments of a normal recurring nature which are necessary for a fair presentation of the results for the interim period have been made.

b.   Cash

     Cash includes cash in checking and savings accounts and cash on hand.

c.   Program Rights

     Program rights represent the cost of broadcast license agreements for television programming. In accordance with the provisions of Financial Accounting Standards Board Statement No. 63, "Financial Reporting by Broadcasters," the Company records assets and liabilities for broadcast license agreements at the gross amount of the rights acquired and obligations incurred under these license agreements when the license period has begun, the cost of the program is known and the program has been accepted and is available for its first telecast.

     Barter programming transactions are accounted for at the fair market value of programming received. Accordingly, the fair value of the programming received is capitalized and amortized to expense as used. The related liability for these barter programming transactions is also recorded at the fair value of the programming received and is amortized to income as commercial time is aired.

     Amortization of program rights is computed for financial statement purposes using a sliding-scale method based upon the total available runs for a program and the number of times shown. The sliding-scale method results in a higher amortization expense for the first time a program is broadcast and a smaller amortization expense for each successive broadcast of the same title. Amortization expense for financial statement purposes for the years ended September 30, 1996 and 1995 amounted to $8,041,435 and $8,620,402, respectively. Management estimates that amounts included in current assets will be charged to operations in the next fiscal year. Program rights are valued at the lower of unamortized cost or net realizable value.

     Gains of $41,277 and $414,205 in 1996 and 1995, respectively, on the sale of program rights to third parties are recorded as a reduction in programming expense.

d.   Revenue Recognition

     Revenue from the sale of advertising is recognized at the time the advertisements are aired.

                                  WXON-TV, Inc.

                          Notes to Financial Statements

1.   Summary of Significant Accounting Policies (continued)

e.   Property and Equipment

     Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

            Buildings                                    10 years
            Leasehold improvements                       5 to 30 years
            Production and transmitting equipment        5 to 7 years
            Machinery and equipment                      5 years
            Furniture and fixtures                       7 years

f.   Goodwill

     The Company was acquired in 1969 in a business combination accounted for using the purchase method. Goodwill of $260,612 at September 30, 1996 and 1995 represents the excess of the purchase price over fair value of the net assets acquired. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," goodwill recognized from business combinations consummated prior to November 1, 1970 is not being amortized because it has not diminished in value.

g.   Advertising Costs

     The Company expenses advertising costs as incurred. Advertising expense for the years ended September 30, 1996 and 1995 was $185,116 and $304,587, respectively.

h.   Income Taxes

     The Company, with the consent of its shareholders, elected under the Internal Revenue Code to be an S corporation effective January 1, 1985. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

     An S corporation with a year end other than a calendar year is required by the Internal Revenue Service to make certain deposits based on projected income. The amounts on deposit at September 30, 1996 and 1995 are $1,253,095 and $974,817, respectively.

i.   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                  WXON-TV, Inc.

                          Notes to Financial Statements

2.   Marketable Securities

     Marketable securities consist primarily of shares of mutual funds that are considered available for sale securities and valued at fair value. Management estimates fair value based upon quoted market prices of the shares of mutual funds held at the balance sheet dates. An unrealized holding loss on marketable securities of $9,532 is included as a separate component of stockholders' equity at September 30, 1996. There is no unrealized gain or loss from marketable securities included as a separate component of stockholders' equity at September 30, 1995.

     There were no realized gains or losses from the sale of marketable securities during the year ended September 30, 1996. During the year ended September 30, 1995, the Company recognized a loss of $117,698 from the sale of marketable securities for $1,689,849 that had a cost of $1,807,547.

3.   Property and Equipment

     The major classifications of property and equipment are as follows:

                                                             September 30,
                                                         1996            1995
                                                      -----------     ----------

         Buildings                                    $   86,223      $   86,223
         Leasehold improvements                           80,971          80,971
         Production and transmitting equipment         1,788,376       1,824,705
         Machinery and equipment                         261,701         261,992
         Furniture and fixtures                          426,284         411,027
                                                      ----------      ----------
                                                       2,643,555       2,664,918
         Less accumulated depreciation                 2,352,946       2,283,664
                                                      ----------      ----------
         Net property and equipment                   $  290,609      $  381,254
                                                      ==========      ==========

4.   Note Payable

     The Company has a line of credit with a bank permitting borrowings of up to $3,000,000 with interest at the bank's prime rate (8.25% and 8.75% at September 30, 1996 and 1995, respectively). The note is secured by all items deposited in any account with the bank and accounts receivable. The note has restrictive covenants regarding the extension of credit to parties other than officers, sale of assets having an aggregate book value in excess of $1,000,000, purchase or ownership of certain securities, and change of control. The note was repaid subsequent to year-end.

     The carrying amount of the note payable approximates its fair value.

                                  WXON-TV, Inc.

                          Notes to Financial Statements

5.   Obligations for Program Rights

     The approximate obligations for recorded cash program rights for the years subsequent to September 30, 1996, are as follows:

                         1997                  $2,049,977
                         1998                     534,556
                         1999                     162,934
                                               ----------
                                               $2,747,467
                                               ==========

     In addition to the recorded obligations, the Company is committed for payments of approximately $988,000 at September 30, 1996, for the purchase of program rights which did not meet the criteria for recording such obligations at September 30, 1996.

6.   Commitments and Contingencies

     The Company leases office space under a long-term operating lease agreement expiring in May 1999. The Company also has several other operating lease agreements some of which may be terminated at the Company's option upon prior written notice. Rent expense for office operating leases during the years ended September 30, 1996 and 1995 was $244,470 and $240,906, respectively.

     The future operating lease commitments for the next five years are estimated as follows:

                           1997                $  266,118
                           1998                   262,586
                           1999                   205,264
                           2000                   102,000
                           2001                   102,000
                           Beyond 2001            510,000
                                               ----------
                                               $1,447,968
                                               ==========

     From October 1, 1995 through December 3, 1995, the Company violated an FCC requirement limiting the amount of commercial time in children's programming. The Company exceeded these commercial limits on children's programming during weekend broadcasts on 48 separate occasions.

     Violations of the commercial limits rule must be reported to the FCC at the time the station files its license renewal application, at which time the FCC will determine what penalty, if any, to issue against the station. The Company is currently unable to estimate the penalty, if any, to be assessed. However, the Company and its legal counsel do not believe that such violations will have a material effect on its financial position or on its ability to renew its FCC license. As such, no loss contingency has been accrued.

                                WXON - TV, Inc.

                         Notes to Financial Statements

7.   Related Party Transactions

     The majority shareholder and another shareholder formed a sales representative firm that entered into an exchange agreement to act as the Company's national sales representative. The agreement became effective July 24, 1989 and is effective until terminated by either party upon six months written notice to the other party. Commissions are to be paid by the Company to the related party at an amount equal to its expenses plus an agreed upon amount, which in total amounted to approximately $650,000 and $825,000 for the years ended September 30, 1996 and 1995, respectively.

     A related corporation, owned by a minority shareholder, performed management services for the Company during the years ended September 30, 1996 and 1995, which amounted to approximately $273,000, respectively.

     The Company has notes receivable due from officers totaling $7,665,615 and $4,703,359 at September 30, 1996 and 1995, respectively. The notes receivable are unsecured and due on demand with interest at 9% per annum. Interest income from related party notes receivable amounted to $565,337 and $178,442 for the years ended September 30, 1996 and 1995, respectively.

     The Company also purchases programs, production and other services from related parties. Payments for these related party transactions were approximately $96,000 and $85,000 for the years ended September 30, 1996 and 1995, respectively.

8.   Retirement Plan

     The Company has an employee 401(k) retirement plan (the "Plan") covering all eligible employees. The contributions to the Plan are based upon elective salary deferrals by Plan participants. An officer of the Company is the trustee of the Plan. The Company did not make any contributions to the Plan during the years ended September 30, 1996 and 1995.

9.   Financial Instruments

     The Company maintains its cash balances in one financial institution located in the metropolitan Detroit area. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At September 30, 1996 and 1995, the Company's uninsured cash balances total approximately $500,000 and $1,200,000, respectively.

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers comprising the company's customer base and their dispersion across different industries and geographical locations.

10.  Subsequent Event

     In January 1997, the Company sold its broadcast license and certain assets and liabilities to Granite Broadcasting Corporation for $175,000,000 in cash.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Third Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") (incorporated by reference as Exhibit 3.1 to this Registration Statement), eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.

     Article Eighth of the Certificate of Incorporation provides that the Company shall indemnify any current or former director or officer to the fullest extent permitted by the DGCL. Article Eighth further contemplates that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, contracts, agreements, or otherwise. Article VIII of the Company's Bylaws provides that the Company shall indemnify to the fullest extent permitted by DGCL its current and former directors and officers and persons serving as directors and officers of any corporation at the request of the Company. The Company also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

     Reference is made to the Granite Broadcasting Corporation Stock Option Plan (incorporated by reference as Exhibit 10.1 to this Registration Statement), which provides that the Company shall indemnify and hold harmless each member of the Stock Option Committee of the Plan against certain liabilities arising by reason of such person's membership on such committee and the board of directors of the Company, except liabilities arising from such person's gross negligence or willful misconduct.

     Reference is made to the Granite Broadcasting Corporation Directors' Stock Option Plan (the "Directors' Plan") (incorporated by reference as Exhibit 10.19 to this Registration Statement), which provides that the Company shall indemnify and hold harmless each member of the board of directors of the Company against certain liabilities arising out of any action, suit or proceeding regarding administration of the Directors' Plan in which such person may be involved by reason of his being or having been a member of the Board of Directors of the Company, except liabilities arising from such person's gross negligence or willful misconduct or in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Company on the advice of its legal counsel.

     Reference is made to the Exchange and Registration Rights Agreement filed as Exhibit 4.43 to this Registration Statement which provides for indemnification for the officers and directors of the Company signing a Registration Statement and certain control persons of the Company against certain liabilities, including those arising under the Securities Act in certain circumstances by selling holders.

Item 21.  Exhibits and Financial Statement Schedules

         (a)  Exhibits

         1.1(k) Purchase Agreement, dated January 27, 1997, among Granite Broadcasting Corporation and the Purchasers named therein.

         3.1(g) Third Amended and Restated Certificate of Incorporation of the Company, as amended.

         3.2(g)          Amended and Restated Bylaws of the Company, as amended.

         3.3(k) Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Company's 12 3/4% Cumulative Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

         4.27(2) Indenture dated as of September 1, 1992 between Granite Broadcasting Corporation and The United States Trust Company of New York, as Trustee, relating to the Company's $60,000,000 Principal Amount 12.75% Senior Subordinated Debentures due September 1, 2002.

         4.28(2) Form of 12.75% Senior Subordinated Debenture due September 1, 2002.

         4.30(3) Form of Indenture relating to the Company's Junior Subordinated Convertible Debentures issuable upon the exchange of the Company's Cumulative Convertible Exchangeable Preferred Stock.

         4.31(3)         Form of Junior Subordinated Convertible Debenture.

         4.35(i) Third Amended and Restated Credit Agreement, dated as of September 4, 1996, among Granite Broadcasting Corporation, the Lenders named therein, Bankers Trust Company, as Agent, and The Bank of New York, First Union National Bank of North Carolina, Goldman Sachs Credit Partners L.P., and Union Bank of California, as Co-Agents.

         4.37(4) Indenture, dated as of May 19, 1995, between Granite Broadcasting Corporation and United States Trust Company of New York for the Company's $175,000,000 Principal Amount 10 3/8% Senior Subordinated Notes due May 15, 2005.

         4.38(5)         Form of 10 3/8% Senior Subordinated Note due May 15,
                         2005.

         4.41(g) Indenture, dated as of February 22, 1996, between Granite Broadcasting Corporation and The Bank of New York relating to the Company's $110,000,000 Principal Amount 9 3/8% Series A Senior Subordinated Notes due December 1, 2005.

         4.42(6)         Form of 9 3/8% Senior Subordinated Note due December 1,
                         2005.

         4.43(k) Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and between Granite Broadcasting Corporation and Goldman, Sachs & Co., BT Securities Corporation, Lazard Freres & Co. LLC and Salomon Brothers Inc.

         4.44(k) Indenture, dated as of January 31, 1997, between Granite Broadcasting Corporation and The Bank of New York for the Company's 12 3/4% Series A Exchange Debentures and 12 3/4% Exchange Debentures due April 1, 2009.

         4.45(k)         Form of 12 3/4% Exchange Debenture due April 1, 2009.


         5.1* Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning the legality of the Preferred Stock.



         8.1* Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning certain tax matters.


         10.1(h) Granite Broadcasting Corporation Stock Option Plan, as amended on July 24, 1996.

         10.2(1) Target Cash Flow Option Plan and Agreement dated as of October 31, 1988 among Granite Broadcasting Corporation, W. Don Cornwell and Stuart J. Beck.

         10.9(5)         Network Affiliation Agreement (KBJR-TV).

         10.10(5)        Network Affiliation Agreement (WEEK-TV).

         10.11(g)        Network Affiliation Agreement (KNTV(TV)).

         10.12(g)        Network Affiliation Agreement (WPTA-TV).

         10.13(1) Employment Agreement dated as of September 20, 1991 between Granite Broadcasting Corporation and W. Don Cornwell.

         10.14(1) Employment Agreement dated as of September 20, 1991 between Granite Broadcasting Corporation and Stuart J. Beck.

         10.15(h) Granite Broadcasting Corporation Management Stock Plan, as amended July 24, 1996.

         10.16(a) Purchase and Sale Agreement between the Company and Meredith Corporation, dated June 15, 1993.

         10.17(b) Letter Agreement between the Company and the Sellers (as defined therein) to acquire certain securities of Queen City III Limited Partnership dated as of October 20, 1993.

         10.18(3) Letter Agreement, dated December 7, 1993, between Granite and Meredith Corporation, amending the Purchase and Sale Agreement dated June 15, 1993.

         10.19(k) Granite Broadcasting Corporation Director Stock Option Plan, as amended on February 25, 1997.

         10.20(4)        Network Affiliation Agreement (WTVH-TV).

         10.21(5)        Network Affiliation Agreement (KSEE-TV).

         10.22(c) Purchase and Sale Agreement among Granite Broadcasting Corporation, Austin Television, a Texas general partnership, Cannan Communications, Inc. and Beard Management, Inc. dated as of October 2, 1994.

         10.23(d) Purchase and Sale Agreement, dated as of February 20, 1995, among Granite Broadcasting Corporation, Busse Broadcasting Corporation and WWMT, Inc.

         10.24(4)        Network Affiliation Agreement (KEYE-TV).

         10.25(d) Granite Broadcasting Corporation Employee Stock Purchase Plan, dated February 28, 1995.

         10.26(4)        Network Affiliation Agreement (WWMT).

         10.27(e) Purchase Agreement, dated May 15, 1995, among Granite Broadcasting Corporation, Queen City III Limited Partnership, Queen City Broadcasting of New York, Inc. and the General Partners of Queen City III Limited Partnership.

         10.28(f)        Network Affiliation Agreement (WKBW).

         10.29(j) Purchase and Sale Agreement, dated as of December 2, 1996, by and between Granite Broadcasting Corporation and WXON-TV, Inc.

         10.30(k) Employment Agreement dated as of September 19, 1996, between Granite Broadcasting Corporation and Robert E. Selwyn, Jr.


         10.31* Non-Employee Directors Stock Plan of Granite Broadcasting Corporation dated April 29, 1997.


         11.*            Statement of Computation of Per Share Earnings.


         12.*            Statement of Computation of Financial Ratios.


         21.(k)          Subsidiaries of the Company.

         23.1*           Consent of Independent Auditors (Ernst & Young LLP).

         23.2*           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 5.1).


         24.(l) Power of Attorney for the Company (included as part of the signature page).



         25.(l)          Statement of Eligibility of Trustee.



         27.*            Financial Data Schedule.



         99.1*           Letter of Transmittal.



         99.2*           Notice of Guaranteed Delivery.


----------

(1) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement No. 33-43770 filed on November 5, 1991.

(2) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement No. 33-52988 filed on October 6, 1992.

(3) Incorporated by reference to the similarly numbered exhibits to Amendment No. 2 to Registration Statement No. 33-71172 filed December 16, 1993.

(4) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement No. 33-94862 filed on July 21, 1995.

(5) Incorporated by reference to the similarly numbered exhibits to Amendment No. 2 to Registration Statement No. 33-94862 filed on October 6, 1995.

(6) Incorporated by reference to Exhibit 4.43 to Amendment No. 1 to Registration Statement No. 333-3376 filed on June 3, 1996.

(a) Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on June 25, 1993.

(b) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, Commission File No. 0-19728, filed on November 15, 1993.

(c) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, Commission File No. 0-19728, filed on November 14, 1994.

(d) Incorporated by reference to the similarly numbered exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed on March 29, 1995.

(e) Incorporated by reference to Exhibit Number 3 to the Company's Report on Form 8-K filed on May 19, 1995.

(f) Incorporated by reference to the similarly numbered exhibit to the Company's Report on Form 8-K filed on July 14, 1995.

(g) Incorporated by reference to the similarly numbered exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed on March 28, 1996.

(h) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as filed on August 13, 1996.

(i) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed on November 14, 1996.

(j) Incorporated by reference to Exhibit Number 1 to the Company's Current Report on Form 8-K, filed on December 17, 1996.

(k) Incorporated by reference to the similarly numbered exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 21, 1997.


(l) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement on Form S-4 (Registration No. 333-24907) filed on April 10, 1997.



*                        Filed herewith.


             (b)         Financial Statement Schedule

                         Schedule II - Granite Broadcasting Corporation:
                         Valuation of Qualifying Assets.

Item 22.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of June, 1997.

                                         GRANITE BROADCASTING CORPORATION


                                         By: /s/ W. DON CORNWELL
                                             -----------------------------------
                                             W. Don Cornwell
                                             Chief Executive Officer and
                                             Chairman of the Board of Directors



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


      Signature                          Title                       Date
      ---------                          -----                       ----


/s/ W. DON CORNWELL         Chief Executive Officer (Principal   June 10, 1997
-------------------------   Executive Officer) and Chairman
W. Don Cornwell             of the Board of Directors


STUART J. BECK*             President, Secretary (Principal      June 10, 1997
-------------------------   Financial Officer) and Director
Stuart J. Beck

LAWRENCE I. WILLS*          Vice President Finance and           June 10, 1997
-------------------------   Controller (Principal Accounting
Lawrence I. Wills           Officer)


-------------------------   Director
Martin F. Beck

JAMES L. GREENWALD*         Director                             June 10, 1997
-------------------------
James L. Greenwald

VICKEE JORDAN ADAMS*        Director                             June 10, 1997
-------------------------
Vickee Jordan Adams

EDWARD DUGGER III*          Director                             June 10, 1997
-------------------------
Edward Dugger III

CHARLES J. HAMILTON, JR.*   Director                             June 10, 1997
-------------------------
Charles J. Hamilton, Jr.

THOMAS R. SETTLE*           Director                             June 10, 1997
-------------------------
Thomas R. Settle

MIKAEL SALOVAARA*           Director                             June 10, 1997
-------------------------
Mikael Salovaara


*By: /s/ W. DON CORNWELL
    ---------------------
    W. Don Cornwell
    Attorney-in-Fact

                                   SCHEDULE II
                        GRANITE BROADCASTING CORPORATION
                        VALUATION AND QUALIFYING ACCOUNTS

                                         Balance at        Acquired        Amount charged                     Balance
       Allowance for                      beginning      allowance for        to costs         Amount         at end
     Doubtful Accounts                    of year      doubtful accounts   and expenses    written off(1)     of year
     -----------------                   ----------    -----------------   --------------  --------------     -------
For the year ended December 31, 1994....  $227,365         $     --          $347,382        $318,920        $255,827

For the year ended December 31, 1995....   255,827          229,171           402,619         381,858         505,759

For the year ended December 31, 1996....   505,759               --           212,665         326,514         391,910

----------
(1)  Net of recoveries.

                                INDEX TO EXHIBITS

    Exhibit
     Number                                  Exhibit
    -------                                  -------

     1.1(k) Purchase Agreement, dated January 27, 1997, among Granite Broadcasting Corporation and the Purchasers named therein.

     3.1(g) Third Amended and Restated Certificate of Incorporation of the Company, as amended.

     3.2(g)              Amended and Restated Bylaws of the Company, as amended.

     3.3(k) Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Company's 12 3/4% Cumulative Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

     4.27(2) Indenture dated as of September 1, 1992 between Granite Broadcasting Corporation and The United States Trust Company of New York, as Trustee, relating to the Company's $60,000,000 Principal Amount 12.75% Senior Subordinated Debentures due September 1, 2002.

     4.28(2)             Form of 12.75% Senior Subordinated Debenture due
                         September 1, 2002.

     4.30(3) Form of Indenture relating to the Company's Junior Subordinated Convertible Debentures issuable upon the exchange of the Company's Cumulative Convertible Exchangeable Preferred Stock.

     4.31(3)             Form of Junior Subordinated Convertible Debenture.

     4.35(i) Third Amended and Restated Credit Agreement, dated as of September 4, 1996, among Granite Broadcasting Corporation, the Lenders named therein, Bankers Trust Company, as Agent, and The Bank of New York, First Union National Bank of North Carolina, Goldman Sachs Credit Partners L.P. and Union Bank of California, as Co-Agents.

     4.37(4) Indenture, dated as of May 19, 1995, between Granite Broadcasting Corporation and United States Trust Company of New York for the Company's $175,000,000 Principal Amount 10 3/8% Senior Subordinated Notes due May 15, 2005.

     4.38(5)             Form of 10 3/8% Senior Subordinated Note due May 15,
                         2005.

     4.41(g) Indenture, dated as of February 22, 1996, between Granite Broadcasting Corporation and The Bank of New York relating to the Company's $110,000,000 Principal Amount 9 3/8% Series A Senior Subordinated Notes due December 1, 2005.

     4.42(g)             Form of 9 3/8% Senior Subordinated Note due December 1,
                         2005.

     4.43(k) Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and between Granite Broadcasting Corporation and Goldman, Sachs & Co., BT Securities Corporation, Lazard Freres & Co. LLC and Salomon Brothers Inc.

    Exhibit
     Number                                  Exhibit
    -------                                  -------

     4.44(k) Indenture, dated as of January 31, 1997, between Granite Broadcasting Corporation and The Bank of New York for the Company's 12 3/4% Series A Exchange Debentures and 12 3/4% Exchange Debentures due April 1, 2009.

     4.45(k)             Form of 12 3/4% Exchange Debenture due April 1, 2009.


     5.1* Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning the legality of Preferred Stock.



     8.1* Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning certain tax matters.


     10.1(h) Granite Broadcasting Corporation Stock Option Plan, as amended on July 24, 1996.

     10.2(1) Target Cash Flow Option Plan and Agreement dated as of October 31, 1988 among Granite Broadcasting Corporation, W. Don Cornwell and Stuart J. Beck.

     10.9(5)             Network Affiliation Agreement (KBJR-TV).

     10.10(5)            Network Affiliation Agreement (WEEK-TV).

     10.11(g)            Network Affiliation Agreement (KNTV(TV)).

     10.12(g)            Network Affiliation Agreement (WPTA-TV).

     10.13(1) Employment Agreement dated as of September 20, 1991 between Granite Broadcasting Corporation and W. Don Cornwell.

     10.14(1) Employment Agreement dated as of September 20, 1991 between Granite Broadcasting Corporation and Stuart J. Beck.

     10.15(h) Granite Broadcasting Corporation Management Stock Plan, as amended July 24, 1996.

     10.16(a) Purchase and Sale Agreement between the Company and Meredith Corporation, dated June 15, 1993.

     10.17(b) Letter Agreement between the Company and the Sellers (as defined therein) to acquire certain securities of Queen City III Limited Partnership dated as of October 20, 1993.

     10.18(3) Letter Agreement, dated December 7, 1993, between Granite and Meredith Corporation, amending the Purchase and Sale Agreement dated June 15, 1993.

     10.19(k) Granite Broadcasting Corporation Director Stock Option Plan, as amended on February 25, 1997.

    Exhibit
     Number                                  Exhibit
    -------                                  -------

     10.20(4)            Network Affiliation Agreement (WTVH-TV).

     10.21(5)            Network Affiliation Agreement (KSEE-TV).

     10.22(c) Purchase and Sale Agreement among Granite Broadcasting Corporation, Austin Television, a Texas general partnership, Cannan Communications, Inc. and Beard Management, Inc. dated as of October 2, 1994.

     10.23(d) Purchase and Sale Agreement, dated as of February 20, 1995, among Granite Broadcasting Corporation, Busse Broadcasting Corporation and WWMT, Inc.

     10.24(4)            Network Affiliation Agreement (KEYE-TV).

     10.25(d) Granite Broadcasting Corporation Employee Stock Purchase Plan, dated February 28, 1995.

     10.26(4)            Network Affiliation Agreement (WWMT).

     10.27(e) Purchase Agreement, dated May 15, 1995, among Granite Broadcasting Corporation, Queen City III Limited Partnership, Queen City Broadcasting of New York, Inc. and the General Partners of Queen City III Limited Partnership.

     10.28(f)            Network Affiliation Agreement (WKBW).

     10.29(j) Purchase and Sale Agreement, dated as of December 2, 1996, by and between Granite Broadcasting Corporation and WXON-TV, Inc.

     10.30(k) Employment Agreement dated as of September 19, 1996 between Granite Broadcasting Corporation and Robert E. Selwyn, Jr.


     10.31* Non-Employee Directors Stock Plan of Granite Broadcasting Corporation dated April 29, 1997.


     11.*                Statement of Computation of Per Share Earnings.


     12.*                Statement of Computation of Financial Ratios.


     21.(k)              Subsidiaries of the Company.


     23.1*               Consent of Independent Auditors (Ernst & Young LLP).

     23.2*               Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 5.1).

     24.(l) Power of Attorney for the Company (included as part of the signature page).

     25.(l)              Statement of Eligibility of Trustee.

     27.*                Financial Data Schedule.

     99.1*               Letter of Transmittal.

    Exhibit
     Number                                  Exhibit
    -------                                  -------


     99.2*               Notice of Guaranteed Delivery.


----------
(1) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement No. 33-43770 filed on November 5, 1991.

(2) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement No. 33-52988 filed on October 6, 1992.

(3) Incorporated by reference to the similarly numbered exhibits to Amendment No. 2 to Registration Statement No. 33-71172 filed December 16, 1993.

(4) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement No. 33-94862 filed on July 21, 1995.

(5) Incorporated by reference to the similarly numbered exhibits to Amendment No. 2 to Registration Statement No. 33-94862 filed on October 6, 1995.

(6) Incorporated by reference to Exhibit 4.43 to Amendment No. 1 to Registration Statement No. 333-3376 filed on June 3, 1996.

(a) Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on June 25, 1993.

(b) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, Commission File No. 0-19728, filed on November 15, 1993.

(c) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, Commission File No. 0-19728, filed on November 14, 1994.

(d) Incorporated by reference to the similarly numbered exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed on March 29, 1995.

(e) Incorporated by reference to Exhibit Number 3 to the Company's Report on Form 8-K filed on May 19, 1995.

(f) Incorporated by reference to the similarly numbered exhibit to the Company's Report on Form 8-K filed on July 14, 1995.

(g) Incorporated by reference to the similarly numbered exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed on March 28, 1996.

(h) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as filed on August 13, 1996.

(i) Incorporated by reference to the similarly numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed on November 14, 1996.

(j) Incorporated by reference to Exhibit Number 1 to the Company's Current Report on Form 8-K, filed on December 17, 1996.

(k) Incorporated by reference to the similarly numbered exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 21, 1997.


(l) Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement on Form S-4 (Registration No. 333-24907) filed on April 10, 1997.

*                   Filed herewith.